Exhibit 10.1

EXECUTION VERSION

LOAN FINANCING AND SERVICING AGREEMENT

dated as of August 1, 2024

STELLUS PRIVATE CREDIT BDC SPV LLC,

as Borrower

STELLUS PRIVATE CREDIT BDC,

as Equityholder,

STELLUS PRIVATE CREDIT BDC,

as Servicer,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Facility Agent

THE OTHER AGENTS PARTIES HERETO,

CITIBANK, N.A.,

as Collateral Agent and as Collateral Custodian

and

ALTER DOMUS (US) LLC,

as Collateral Administrator

TABLE OF CONTENTS

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EXHIBIT A	Form of Note
EXHIBIT B	Audit Standards
EXHIBIT C-1	Form of Advance Request
EXHIBIT C-2	Form of Reinvestment Request
EXHIBIT C-3	Form of Electronic Asset Approval Request
EXHIBIT C-4	Form of Prepayment Notice
EXHIBIT C-5	Form of Electronic Asset Approval Notice
EXHIBIT D	Form of Monthly Report
EXHIBIT E	Form of Joinder Agreement
EXHIBIT F-1	Authorized Representatives of Servicer
EXHIBIT F-2	Request for Release and Receipt
EXHIBIT F-3	Request for Release of Request for Release and Receipt
EXHIBIT G-1	U.S. Tax Compliance Certificate (Foreign Lender - non-Partnerships)
EXHIBIT G-2	U.S. Tax Compliance Certificate (Foreign Participant - non-Partnerships)
EXHIBIT G-3	U.S. Tax Compliance Certificate (Foreign Participants - Partnerships)
EXHIBIT G-4	U.S. Tax Compliance Certificate (Foreign Lenders - Partnerships)
EXHIBIT H	Schedule of Collateral Obligations Certification
EXHIBIT I	Form of Collateral Custodian Certification

SCHEDULE 1	Diversity Score Calculation
SCHEDULE 2	Moody’s Industry Classification Group List
SCHEDULE 3	Collateral Obligations
SCHEDULE 4	Credit and Collection Policy
SCHEDULE 5	Initial Approved Collateral Obligations List

ANNEX A	Notice Information
ANNEX B	Commitments

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LOAN FINANCING AND SERVICING AGREEMENT

THIS LOAN FINANCING AND SERVICING AGREEMENT is made and entered into as of August 1, 2024, among STELLUS PRIVATE CREDIT BDC SPV LLC, a Delaware limited liability company (the “Borrower”), STELLUS PRIVATE CREDIT BDC, a Delaware statutory trust, as the equityholder (in such capacity, the “Equityholder”), the SERVICER (as hereinafter defined), each LENDER (as hereinafter defined) FROM TIME TO TIME PARTY HERETO, the AGENTS for each LENDER GROUP (as hereinafter defined) from time to time parties hereto (each such party, in such capacity, together with their respective successors and permitted assigns in such capacity, an “Agent”), CITIBANK, N.A., a national banking association, as Collateral Agent and Collateral Custodian (each as hereinafter defined), ALTER DOMUS (US) LLC, a Delaware limited liability company, as Collateral Administrator (as hereinafter defined) and DEUTSCHE BANK AG, NEW YORK BRANCH, as Facility Agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Facility Agent”).

RECITALS

WHEREAS, the Borrower desires that each Lender extend financing on the terms and conditions set forth herein and also desires to retain the Servicer to perform certain servicing functions related to the Collateral Obligations (as defined herein) on the terms and conditions set forth herein; and

WHEREAS, each Lender desires to extend financing on the terms and conditions set forth herein and the Servicer desires to perform certain servicing functions related to the Collateral Obligations on the terms and conditions set forth herein.

NOW, THEREFORE, based upon the foregoing Recitals, the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

Section 1.1              Defined Terms. As used in this Agreement, the following terms have the following meanings:

“1940 Act” means the Investment Company Act of 1940.

“Account” means the Unfunded Exposure Account, the Pass-Through Collection Account, the Principal Collection Account and the Interest Collection Account, together with any sub-accounts deemed appropriate or necessary by the Securities Intermediary, for convenience in administering such accounts.

“Account Collateral” has the meaning set forth in Section 12.1(d).

“Account Control Agreement” means the Securities Account Control Agreement, dated as of the Effective Date, by and among the Borrower, as pledgor, the Collateral Agent on behalf of the Secured Parties, as secured party, and the Securities Intermediary.

“Accrual Period” means, with respect to any Distribution Date, the period from and including the Determination Date for the immediately prior Distribution Date (or, in the case of the first Distribution Date occurring after the Effective Date, from and including the Effective Date) through and including the day preceding the Determination Date for such Distribution Date.

“Adjusted Aggregate Eligible Collateral Obligation Balance” means, as of any date, the Aggregate Eligible Collateral Obligation Amount minus the Excess Concentration Amount on such date.

“Advance” has the meaning set forth in Section 2.1(a).

“Advance Date” has the meaning set forth in Section 2.1(a).

“Advance Rate” means, with respect to any Eligible Collateral Obligation on any date of determination (a) that is a First Lien Loan, 67.5%, (b) that is a FILO Loan and the attaching Leverage Multiple as of the Cut-Off Date (i) is equal to 1.0x or exceeds 1.0x and is equal to or less than 1.5x, 60%, (ii) exceeds 1.5x and is equal to or less than 2.0x, 55%, or (iii) exceeds 2.0x and is equal to or less than 2.5x, 50%, (c) that is a Second Lien Loan, 35% or (d) that is an Unsecured Loan, 25%.

“Advance Repayment Percentage (Interest)” means, on any Distribution Date after the end of the Revolving Period, the applicable percentage set forth on the following table opposite the Diversity Score as of the Determination Date immediately prior to such Distribution Date:

Diversity Score	Advance Repayment Percentage (Interest)
Greater than or equal to 10	0%
Less than 10 and greater than or equal to 9	25%
Less than 9 and greater than or equal to 8	50%
Less than 8 and greater than or equal to 6	75%
Less than 6	100%

“Advance Repayment Amount (Principal)” means, on any Distribution Date after the end of the Revolving Period, the amount required to reduce the Effective Advance Rate to the applicable percentage set forth on the following table opposite the Diversity Score as of the Determination Date immediately prior to such Distribution Date:

Diversity Score	Effective Advance Rate
20 or higher	65.0% (or 57.5% if the First Lien Percentage is less than or equal to 70%)
Less than 20 and greater than or equal to 15	57.5% (or 50.0% if the First Lien Percentage is less than or equal to 70%)
Less than 15	0%

“Advance Request” has the meaning set forth in Section 2.2(a).

“Adverse Claim” means any claim of ownership or any Lien, title retention, trust or other charge or encumbrance, or other type of preferential arrangement having the effect or purpose of creating a Lien, other than Permitted Liens.

“Affected Person” has the meaning set forth in Section 5.1.

“Affiliate” of any Person means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person (excluding any trustee under, or any committee with responsibility for administering, any employee benefit plan). For the purposes of this definition, “Control” shall mean the possession, directly or indirectly (including through affiliated entities), of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, provision of management services, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto. For the avoidance of doubt and for all purposes hereunder, Stellus Capital Investment Corporation shall be considered an Affiliate of the Equityholder and the Servicer but shall not be considered an Affiliate of the Borrower.

“Agent” has the meaning set forth in the Preamble.

“Aggregate Eligible Collateral Obligation Amount” means, as of any date, the sum of the Collateral Obligation Amounts for all Eligible Collateral Obligations.

“Aggregate Funded Spread” means, as of any date of determination, the sum of: (a) in the case of each Eligible Collateral Obligation (including, for any Deferrable Collateral Obligation, only the required current cash pay interest thereon) that bears interest at a spread over an index, (i) the excess for each such Collateral Obligation of (x) the sum of (I) the sum of such spread (inclusive of any credit adjustment spread, if any) for each such Collateral Obligation and such index for each such Collateral Obligation plus (II) for each such Collateral Obligation that provides for a minimum index amount, the excess, if any, of such minimum index amount over such index on such date of determination, over (y) Term SOFR for such applicable period of time (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Collateral Obligation Amount of each such Collateral Obligation plus (b) in the case of each Eligible Collateral Obligation (including, for any Deferrable Collateral Obligation, only the required current cash pay interest thereon) that is a Fixed Rate Collateral Obligation, (i) the excess for each such Collateral Obligation of (x) the interest rate for such Collateral Obligation over (y) Term SOFR in effect for the Accrual Period that includes such date of determination multiplied by (ii) the Collateral Obligation Amount of each such Collateral Obligation plus (c) for each qualifying Hedging Agreement entered into pursuant to Section 10.6, (x) the amount, if any, by which Term SOFR exceeds the cap specified in such Hedging Agreement (net of any applicable fees or other charges) multiplied by (y) the notional amount of such Hedging Agreement. For purposes of this definition, the stated interest rate spread or interest rate with respect to any Variable Funding Asset shall be deemed to include any applicable commitment fees payable at regular intervals on any unfunded amounts with respect to such Variable Funding Asset.

“Aggregate Notional Amount” means, as of any date of determination, an amount equal to the sum of the notional amounts or equivalent amounts of all outstanding Hedging Agreements, Replacement Hedging Agreements and Qualified Substitute Arrangements, each as of such date.

“Aggregate Unfunded Amount” means, as of any date of determination, the sum of the unfunded commitments and all other standby or contingent commitments associated with each Variable Funding Asset included in the Collateral as of such date. The Aggregate Unfunded Amount shall not include any commitments under Variable Funding Assets that have expired, terminated or been reduced to zero, and shall be reduced concurrently (and upon notice thereof to the Collateral Agent and the Facility Agent) with each documented reduction in commitments of the Borrower under such Variable Funding Assets.

“Agreement” means this Loan Financing and Servicing Agreement (including each annex, exhibit and schedule hereto), as it may be amended, restated, supplemented or otherwise modified from time to time.

“AIF” has the meaning given to the term under the AIFMD and/or UK AIFM Regulations as relevant.

“AIFM” has the meaning given to the term under the AIFMD and/or UK AIFM Regulations as relevant.

“AIFMD” means (a) Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and amending Directives 2003/41/EC and 2009/65/EC and Regulations (EC) No. 1060/2009 and (EU) No. 1095/2010, as the same may be amended, supplemented, superseded or re-adopted from time to time (whether with or without qualification) and (b) any applicable law of a member state of the European Union implementing the AIFMD.

“Alternate Base Rate” means a fluctuating rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

(a)            the rate of interest quoted in The Wall Street Journal, Money Rates Section, as the “U.S. Prime Rate” (or its successor), as in effect from time to time;

(b)            ½ of one percent above the Federal Funds Rate; and

(c)            0.0%.

“Amount Available” means, with respect to any Distribution Date, the sum of (a) the amount of Collections with respect to the related Accrual Period (excluding any Collections necessary to settle the acquisition of Eligible Collateral Obligations), plus (b) any investment income earned on amounts on deposit in the Principal Collection Account or the Interest Collection Account since the immediately prior Distribution Date (or since the Effective Date in the case of the first Distribution Date).

“Anti-Bribery and Corruption Laws” has the meaning set forth in Section 9.30(a).

“Anti-Money Laundering Laws” has the meaning set forth in Section 9.30(b).

“Applicable Banking Law” means, for any Person, all existing and future laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to anti-bribery and corruption, the funding of terrorist activities and money laundering, including the Anti-Money Laundering Laws, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, other applicable anti-bribery and corruption legislation, and Section 326 of the USA Patriot Act.

“Applicable Law” means, for any Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Official Body applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” means (i) prior to the occurrence of any Event of Default, (x) prior to the end of the Revolving Period, 2.50% per annum and (y) from and after the end of the Revolving Period, 2.85% per annum and (ii) on and after the occurrence of any Event of Default, (x) prior to the end of the Revolving Period, 4.50% per annum and (y) from and after the end of the Revolving Period, 4.85% per annum.

“Appraised Value” means, with respect to any Asset Based Loan, the most recently calculated appraised value of the pro rata portion of the underlying collateral securing such Collateral Obligation as determined by an Approved Valuation Firm.

“Approved Valuation Firm” means, with respect to any Collateral Obligation, any valuation firm either (a) specified on the related Asset Approval Request and approved on the related Asset Approval Notice or Reinvestment Request or (b) otherwise approved in writing by the Facility Agent in its reasonable discretion.

“Article 7 Transparency and Reporting Requirements” means the reporting requirements set out in Article 7(1) of the EU Securitization Regulation, together with any relevant technical standards and regulations adopted by the European Commission in relation thereto, and, in each case any relevant guidance published in relation thereto as may be effective from time to time.

“Asset Approval Notice” means an electronic notice containing the information from Exhibit C-5 and that provides the approval of the Facility Agent, in its sole discretion, to the acquisition (or incremental pledge) of one or more Collateral Obligations.

“Asset Approval Request” means an electronic notice to the Facility Agent in the form of an email that (a) either (i) is in the form of Exhibit C-3 or (ii) notifies the Facility Agent that the information required by Exhibit C-3 has been posted to the relevant data site and (b) requests the approval of the Facility Agent, in its sole discretion, of one or more Collateral Obligations.

“Asset Based Loan” means any Loan where (i) the underwriting of such Loan was based primarily on the appraised value of the assets securing such Loan and (ii) advances in respect of such Loan are governed by a borrowing base relating to the assets securing such Loan.

“Available Funds” has the meaning set forth in Section 17.12.

“Average Life” means, as of any day with respect to any Collateral Obligation, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded up to the nearest one hundredth thereof) from such day to the respective dates of each successive Scheduled Collateral Obligation Payment of principal on such Collateral Obligation (assuming, for purposes of this definition, the full exercise of any option to extend the maturity date or otherwise lengthen the maturity schedule that is exercisable without the consent of the Borrower) multiplied by (b) the respective amounts of principal of such Scheduled Collateral Obligation Payments by (ii) the sum of all successive Scheduled Collateral Obligation Payments of principal on such Collateral Obligation.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. § 101, et seq., as amended.

“Base Rate” for any Advance means a rate per annum equal to Term SOFR for such Advance or portion thereof; provided, that in the case of

(a)            any day on or after the first day on which a Committed Lender shall have notified the Facility Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Official Body asserts that it is unlawful, for such Committed Lender to fund such Advance at the Base Rate set forth above (and such Committed Lender shall not have subsequently notified the Facility Agent that such circumstances no longer exist), or

(b)            any period in the event Term SOFR is not reasonably available to any Lender for such period,

the “Base Rate” shall be a floating rate per annum equal to the Alternate Base Rate in effect on each day of such period.

“Basel III Regulation” shall mean, with respect to any Affected Person, any rule, regulation or guideline applicable to such Affected Person and arising directly or indirectly from (a) any of the following documents prepared by the Basel Committee on Banking Supervision of the Bank of International Settlements: (i) Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring (December 2010), (ii) Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems (June 2011), (iii) Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools (January 2013), or (iv) any document supplementing, clarifying or otherwise relating to any of the foregoing, or (b) any accord, treaty, statute, law, rule, regulation, guideline or pronouncement (whether or not having the force of law) of any governmental authority implementing, furthering or complementing any of the principles set forth in the foregoing documents of strengthening capital and liquidity, in each case as from time to time amended, restated, supplemented or otherwise modified. Without limiting the generality of the foregoing, “Basel III Regulation” shall include Part 6 of the European Union regulation 575/2013 on prudential requirements for credit institutions and investment firms (the “CRR”) and any law, regulation, standard, guideline, directive or other publication supplementing or otherwise modifying the CRR.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published in May 2018 to comply with the Financial Crimes Enforcement Network customer due diligence rules.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan Investor” means (a) any “employee benefit plan” (as defined in Section 3(3) of Title I of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, (b) any “plan” as defined in Section 4975(e) of the Code that is subject to Section 4975 of the Code, (c) any governmental or other plan or arrangement that is not subject to ERISA or to Section 4975 of the Code but is subject to any law or restriction substantially similar to Section 406 of ERISA or Section 4975 of the Code or (d) any entity whose underlying assets include “plan assets” of the foregoing employee benefit plans or plans (within the meaning of the DOL Regulations or otherwise).

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower ” has the meaning set forth in the Preamble.

“Borrower Assigned Agreements” has the meaning set forth in Section 12.1(c).

“Borrowing Base” means, as of any date of determination, (i) the product of the lower of (a) the Weighted Average Advance Rate and (b) the Maximum Portfolio Advance Rate multiplied by the Adjusted Aggregate Eligible Collateral Obligation Balance plus (ii) the amount of Principal Collections on deposit in the Principal Collection Account minus (iii) the Aggregate Unfunded Amount plus (iv) the amount on deposit in the Unfunded Exposure Account.

“Business Day” means any day that is not a Saturday, Sunday or day on which banking institutions in New York, New York or the city in which the offices of the Collateral Agent, Collateral Custodian or Securities Intermediary are located are authorized or obligated by law, executive order or government decree to remain closed; provided that, when used in connection with Term SOFR, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day. All references to any “day” or any particular day of any “calendar month” shall mean a calendar day unless otherwise specified.

“Capped Fees/Expenses” means, at any time, the Collateral Agent Fees and Expenses and the Collateral Custodian Fees and Expenses and the Collateral Administrator Fees and Expenses, in an aggregate amount not to exceed $150,000 in any calendar year.

“Cause” means, with respect to an Independent Manager, (i) acts or omissions by such Independent Manager that constitute willful disregard of such Independent Manager’s duties as set forth in the Borrower’s Constituent Documents, (ii) that such Independent Manager has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Manager, (iii) that such Independent Manager is unable to perform his or her duties as Independent Manager due to death, disability or incapacity, or (iv) that such Independent Manager no longer meets the definition of “Independent Manager”.

“Change of Control” means any of (a) the Equityholder shall no longer be the sole equityholder of the Borrower or (b) the Equityholder ceases to be Controlled by the External Manager thereof.

“Charges” means (i) all federal, state, county, city, municipal, local, foreign or other governmental Taxes (including Taxes owed to the PBGC at the time due and payable); (ii) all levies, assessments, charges, or claims of any governmental entity or any claims of statutory lienholders, the nonpayment of which could give rise by operation of law to a Lien on the Collateral Obligations or any other property of the Borrower and (iii) any such taxes, levies, assessment, charges or claims which constitute a Lien or encumbrance on any property of the Borrower.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in Section 12.1.

“Collateral Administrator” means Alter Domus (US) LLC, solely in its capacity as collateral administrator hereunder, together with its successors and permitted assigns in such capacity.

“Collateral Administrator Fees and Expenses” has the meaning set forth in Section 11.11.

“Collateral Agent” means Citibank, N.A., solely in its capacity as collateral agent hereunder, together with its successors and permitted assigns in such capacity.

“Collateral Agent, Collateral Custodian and Collateral Administrator Fee Letter” means that Schedule of Fees for Collateral Administration Services, dated as of May 28, 2024, among Citibank, N.A., Alter Domus (US) LLC, and the Servicer, regarding the Borrower, as the same may be amended, supplemented or otherwise modified by the parties thereto with the consent of the Facility Agent.

“Collateral Agent Fees and Expenses” has the meaning set forth in Section 11.11.

“Collateral Agent’s Website” means that certain internet website of the Collateral Agent, initially located at https://www.sf.citidirect.com.

“Collateral Custodian” means Citibank, N.A., solely in its capacity as collateral custodian, together with its successors and permitted assigns in such capacity; provided, however, that any Collateral Custodian duties with respect to Collateral to be held in an electronic form shall instead be performed by the Collateral Administrator.

“Collateral Custodian Fees and Expenses” has the meaning set forth in Section 18.10.

“Collateral Database” has the meaning set forth in Section 11.3(a)(i).

“Collateral Obligation” means a Loan or Participation Interest owned by the Borrower, excluding the Retained Interest thereon.

“Collateral Obligation Amount” means for any Collateral Obligation, as of any date of determination, an amount equal to the product of (i) the Discount Factor of such Collateral Obligation at such time multiplied by (ii) the Principal Balance of such Collateral Obligation at such time; provided, that if the Effective LTV of any Asset Based Loan exceeds (as of such date of determination) the limit for the applicable Loan type set forth below, then the Principal Balance component of “Collateral Obligation Amount” of such Collateral Obligation will be automatically (and without any action by the Facility Agent) reduced by the amount necessary to cause such Collateral Obligation to comply with the applicable limit set forth below:

Asset Based Loan Type (by collateral source)	Effective LTV Limit
working capital / accounts receivable / inventory	90%
fixed assets / real estate	75%
intellectual property	60%

The Collateral Obligation Amount of any Collateral Obligation that ceases to be or otherwise is not an Eligible Collateral Obligation shall be zero.

“Collateral Obligation File” means, with respect to each Collateral Obligation as identified on the related Document Checklist, (i)(A) if the Collateral Obligation includes a note, (x) an original, executed copy of the related note, or (y) in the case of a lost note, a copy of the executed underlying note accompanied by an original executed affidavit and indemnity endorsed by the Borrower or the prior holder of record either in blank or to the Collateral Agent, in each case with respect to clause (x) or clause (y) with an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower or to the Collateral Agent, or in blank, or (B) in the case of a noteless Collateral Obligation, a copy of each executed document or instrument evidencing the assignment of such Collateral Obligation to the Borrower, (ii) paper or electronic copies of the related loan agreement, guaranty, security agreement, intercreditor agreement or any other material agreement (as determined by the Servicer in its reasonable discretion), (iii) paper or electronic copies of the file-stamped (or the electronic equivalent of) UCC financing statements and continuation statements (including amendments or modifications thereof) (provided that such UCC financing statements and continuation statements shall be identified on the related Document Checklist), in each case only to the extent reasonably available to the Servicer, and (iv) any other document included on the related Document Checklist that is requested by any Agent and reasonably available to the Servicer.

“Collateral Obligation Schedule” means the list of Collateral Obligations set forth on Schedule 3, as the same may be updated by the Borrower (or the Servicer on behalf of the Borrower) from time to time.

“Collateral Quality Tests” means, collectively or individually as the case may be, the Minimum Diversity Test, the Minimum Weighted Average Spread Test, the Minimum Weighted Average Coupon Test and the Maximum Weighted Average Life Test.

“Collection Account” means, collectively, the Pass-Through Collection Account, the Principal Collection Account and the Interest Collection Account.

“Collections” means the sum of all Interest Collections and all Principal Collections received with respect to the Collateral.

“Commercial Paper Rate” for Advances means, to the extent a Conduit Lender funds such Advances by issuing commercial paper, the sum of (i) the weighted average of the rates at which commercial paper notes of such Conduit Lender issued to fund such Advances (which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to its commercial paper maturing on dates other than those on which corresponding funds are received by the Conduit Lender and costs or other borrowings by the Conduit Lender (other than under any related support facility)) may be sold by any placement agent or commercial paper dealer selected by such Conduit Lender, as agreed in good faith between each such agent or dealer and such Conduit Lender; provided, that if the rate (or rates) as agreed between any such agent or dealer and such Conduit Lender for any Advance is a discount rate (or rates), then such rate shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum plus, without duplication (ii) any and all reasonable costs and expenses of any issuing and paying agent or other Person responsible for the administration of such Conduit Lender’s commercial paper program in connection with the preparation, completion, issuance, delivery or payment of commercial paper issued to fund the making or maintenance of any Advance. Each Conduit Lender shall notify the Facility Agent of its Commercial Paper Rate applicable to any Advance promptly after the determination thereof.

“Commitment” means, for each Committed Lender, (a) prior to the Facility Termination Date, the commitment of such Committed Lender to make Advances to the Borrower in an amount not to exceed, in the aggregate, the amount set forth opposite such Committed Lender’s name on Annex B or pursuant to the assignment executed by such Committed Lender and its assignee(s) and delivered pursuant to Article XV or pursuant to a Joinder Agreement executed and delivered pursuant to Article XV (as such Commitment may be reduced as set forth in Section 2.4 or increased as set forth in Section 2.8), and (b) on and after the earlier to occur of (i) the Facility Termination Date and (ii) the end of the Revolving Period, such Committed Lender’s pro rata share of all Advances outstanding.

“Committed Lenders” means, for any Lender Group, the Person(s) executing this Agreement in the capacity of a “Committed Lender” for such Lender Group (or an assignment hereof or a Joinder Agreement in accordance with Article XV) in accordance with the terms of this Agreement.

“Conduit Advance Termination Date” means, with respect to a Conduit Lender, the date of the delivery by such Conduit Lender to the Borrower of written notice that such Conduit Lender elects, in its sole discretion, to permanently cease funding Advances hereunder.

“Conduit Lender” means any Person that shall become a party to this Agreement in the capacity as a “Conduit Lender” and any assignee of any of the foregoing.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, for any Person, its constituent or organizational documents, including: (a) in the case of any limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, joint venture agreement, articles of association or other applicable certificate or agreement of registration or formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or jurisdiction of its formation; (b) in the case of any limited liability company, the certificate or articles of formation and operating agreement for such Person; (c) in the case of a corporation or exempted company, the certificate or articles of incorporation or association and the bylaws for such Person or its memorandum and articles of association; and (d) in the case of any trust, the trust deed, declaration of trust or equivalent establishing such trust, in each such case as it may be restated, modified, amended or supplemented from time to time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise, and the terms "Controls", "Controlling", and "Controlled" have meanings analogous thereto.

“Corporate Trust Office” means the applicable designated corporate trust office of the Collateral Agent or the office of the Collateral Custodian, as applicable, specified on Annex A, or such other address within the United States as it may designate from time to time by notice to the Facility Agent.

“Cost of Funds Rate” means, for any Accrual Period and any Lender, the rate determined as set forth below:

(a)            with respect to each Conduit Lender and each day of such Accrual Period, such Conduit Lender’s Commercial Paper Rate for such day; provided, that if and to the extent that, and only for so long as, a Conduit Lender at any time determines in good faith that it is unable to raise or is precluded or prohibited from raising, or that it is not advisable to raise, funds through the issuance of commercial paper notes in the commercial paper market of the United States to finance its making or maintenance of its portion of any Advance or any portion thereof (which determination may be based on any allocation method employed in good faith by such Conduit Lender), upon notice from such Conduit Lender to the Agent for its Lender Group and the Facility Agent, such Conduit Lender’s portion of such Advance shall bear interest at a rate per annum equal to the Alternate Base Rate; and

(b)            with respect to each Committed Lender, the Base Rate.

“Covered Entity” means any of the following:

(a)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 17.20.

“Credit and Collection Policy” means the credit and collection policies and practices (including underwriting parameters) of the Servicer relating to Collateral Obligations set forth as Schedule 4, as the same may be modified, amended or supplemented from time to time in compliance with Section 7.5(j).

“Critical Component” means, in respect of a weapons system referred to in the definition of Prohibited Defense Asset, a component used specifically in the production of the weapons system or plays a direct role in the lethality of the weapons system.

“Cut-Off Date” means, with respect to each Collateral Obligation, the date such Collateral Obligation becomes part of the Collateral.

“DBNY” means Deutsche Bank AG, New York Branch, and its successors.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulted Collateral Obligation” means any Collateral Obligation as to which any one of the following events has occurred:

(a)            any Scheduled Collateral Obligation Payment or part thereof is unpaid more than the earlier to occur of (x) two (2) Business Days beyond the grace period (if any) permitted by the related Underlying Instrument and (y) five (5) Business Days following the applicable due date;

(b)            an Insolvency Event occurs with respect to the Obligor thereof, unless the related Loan is a DIP Loan;

(c)            a Responsible Officer of the Servicer or the Borrower has actual knowledge that a default as to the payment of principal and/or interest has occurred and is continuing for more than two (2) Business Days with respect to another debt obligation of the same Obligor secured by the same collateral which is either full recourse or senior to or pari passu with in right of payment to such Collateral Obligation and in an amount (whether separately or in the aggregate) in excess of $250,000;

(d)            such Collateral Obligation has (x) a rating by S&P of “CC” or below or “SD” or (y) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD” or, in each case, had such ratings before they were withdrawn by S&P or Moody’s, as applicable;

(e)            a Responsible Officer of the Servicer or the Borrower has actual knowledge that such Collateral Obligation is pari passu or junior in right of payment as to the payment of principal and/or interest to another debt obligation of the same Obligor which has (i) a rating by S&P of “CC” or below or “SD” or (ii) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD”, and in each case such other debt obligation remains outstanding (provided that both the Collateral Obligation and such other debt obligation are full recourse obligations of the applicable Obligor);

(f)            a Responsible Officer of the Servicer or the Borrower has received written notice or has actual knowledge that a default has occurred under the Underlying Instruments, any applicable grace period has expired and the holders of such Collateral Obligation have accelerated the repayment of such Collateral Obligation (but only until such default is cured or waived) in the manner provided in the Underlying Instruments;

(g)            with respect to any Related Collateral Obligation, an Affiliate of the Borrower that owns the related Variable Funding Asset fails to comply with any funding obligation under such Variable Funding Asset; or

(h)              the Servicer determines, in its sole discretion, in accordance with the Credit and Collection Policy, that all or a portion (other than an immaterial portion) of such Collateral Obligation is not collectible or otherwise places such Collateral Obligation on non-accrual status.

“Defaulting Lender” means any Lender that (i) has failed to fund any portion of the Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Facility Agent, the Collateral Administrator, the Collateral Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Servicer, the Facility Agent, each Agent, the Collateral Agent, the Collateral Administrator or any other Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, (iv) has failed, within one Business Day after request by the Collateral Administrator, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund Advances under this Agreement, or (v) has (or has a parent company) become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Deferrable Collateral Obligation” means a Collateral Obligation that by its terms permits the deferral or capitalization of payment of accrued and unpaid interest.

“Determination Date” means the 4th day of each month, or if such date is not a Business Day, the next succeeding Business Day, commencing on October 4, 2024.

“DIP Loan” means any Loan made to a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code and fully secured by senior Liens.

“Discount Factor” means, with respect to each Collateral Obligation and as of any date of determination, the value (expressed as a percentage of par) of such Collateral Obligation as determined by the Facility Agent in its sole discretion in accordance with Section 2.7.

“Distribution Date” means the sixth (6) Business Day following the Determination Date of each month, or if such date is not a Business Day, the next succeeding Business Day, commencing on October 15, 2024.

“Diversity Score” means, as of any day, a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule 1 hereto, as such diversity scores shall be updated at the option of the Facility Agent in its sole discretion if Moody’s publishes revised criteria.

“Document Checklist” means an electronic or hard copy list delivered by the Borrower (or by the Servicer on behalf of the Borrower) to the Collateral Custodian and the Collateral Administrator that identifies the Borrower, the Collateral Obligation and each of the documents that have been included in or may have been requested by any Agent to be included in each Collateral Obligation File whether such document is an original or a copy and whether a hard copy or electronic copy will be delivered to the Collateral Custodian related to a Collateral Obligation and includes the name of the Obligor with respect to such Collateral Obligation, in each case as of the related Funding Date; provided, however, that such list shall also specify whether such Collateral Obligations and documents are in physical format to be delivered to the Collateral Custodian or electronic format to be delivered to the Collateral Administrator.

“DOL Regulations” means regulations promulgated by the U.S. Department of Labor at 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, and at 29 C.F.R. § 2550.401c-1.

“Dollar(s)” and the sign “$” mean lawful money of the United States of America.

“EBITDA” means, with respect to any period and any Collateral Obligation, the meaning of “EBITDA,” “Adjusted EBITDA” or any comparable definition in the Underlying Instruments for each such Collateral Obligation. In any case that “EBITDA,” “Adjusted EBITDA” or such comparable definition is not defined in such Underlying Instruments, an amount, for the related Obligor and any of its parents or Subsidiaries that are obligated with respect to such Collateral Obligation pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus interest expense, income taxes, depreciation, amortization and, to the extent approved by the Facility Agent in the related Asset Approval Notice or otherwise, any other non-cash charges and organization costs deducted in determining earnings from continuing operations for such period, and, to the extent approved by the Facility Agent on a Collateral Obligation by Collateral Obligation basis, costs and expenses reducing earnings and other extraordinary non-recurring costs and expenses for such period (to the extent deducted in determining earnings from continuing operations for such period).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Advance Rate” means, as of any date of determination, (a) the Advances outstanding on such date divided by (b) the sum of (i) the Adjusted Aggregate Eligible Collateral Obligation Balance on such date plus (ii) the amount of Principal Collections on deposit in the Principal Collection Account on such date minus (iii) the Aggregate Unfunded Amount on such date plus (iv) the amount on deposit in the Unfunded Exposure Account on such date.

“Effective Date” has the meaning set forth in Section 6.1.

“Effective Equity” means, as of any day, the greater of (x) the sum of the Principal Balances of all Eligible Collateral Obligations minus the outstanding principal amount of all Advances and (y) $0.

“Effective LTV” means, with respect to any Asset Based Loan as of any date of determination, the result, expressed as a percentage, of (i) the Principal Balance of such Collateral Obligation divided by (ii) the Appraised Value of such Collateral Obligation as of such date.

“Eligible Account” means (i) a segregated account or (ii) a segregated direct deposit account, in each case, maintained with a securities intermediary or trust company organized under the laws of the United States of America, or any of the States thereof, or the District of Columbia, having a certificate of deposit, short term deposit or commercial paper rating of at least “A-1” by S&P and “P-1” by Moody’s. In either case, such depository institution or trust company shall have been approved by the Facility Agent, acting in its reasonable discretion, by written notice to the Servicer. DBNY and Citibank, N.A. are deemed to be acceptable securities intermediaries to the Facility Agent.

“Eligible Collateral Obligation” means, on any Measurement Date, (x) each Collateral Obligation set forth on the Initial Approved Collateral Obligations List and (y) each other Collateral Obligation that satisfies the following conditions (unless otherwise waived by the Facility Agent in its sole discretion or added by the Facility Agent with the consent of the Borrower, in each case, in the related Asset Approval Notice):

(a)            the Facility Agent in its sole discretion has delivered an Asset Approval Notice with respect to such Collateral Obligation;

(b)            such Collateral Obligation is not a Defaulted Collateral Obligation;

(c)            such Collateral Obligation is not an Equity Security and is not convertible into an Equity Security at the option of the applicable Obligor or any Person other than the Borrower;

(d)            such Collateral Obligation is not a Structured Finance Obligation or a participation interest (unless it is a Participation Interest);

(e)            such Collateral Obligation is denominated in Dollars and is not convertible by the Obligor thereof into any other currency;

(f)            such Collateral Obligation is not a single-purpose real estate based loan (unless the related real estate is a hotel, casino or other operating company), a construction loan or a project finance loan;

(g)           such Collateral Obligation is not a lease (including a financing lease);

(h)            if such Collateral Obligation is a Deferrable Collateral Obligation, it provides for periodic payments of interest thereon in cash no less frequently than semi-annually and the portion of interest required to be paid in cash under the terms of the related Underlying Instruments results in the outstanding principal amount of such Collateral Obligation having an effective rate of current interest paid in cash on such day of not less than (i) if such Deferrable Collateral Obligation is a Fixed Rate Collateral Obligation, 6.00% per annum over Term SOFR or (ii) otherwise, 6.00% per annum over the applicable index rate;

(i)             if such Collateral Obligation is a Related Collateral Obligation, the Borrower has provided evidence satisfactory to the Facility Agent in its sole discretion that such Person has sufficient liquidity to meet the funding obligations of the related Variable Funding Asset;

(j)             unless it is a DIP Loan, such Collateral Obligation is not incurred or issued in connection with a merger, acquisition, consolidation, sale of all or substantially all of the assets of a Person, restructuring or similar transaction, which obligation or security by its terms is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (other than any additional borrowing or refinancing if one or more financial institutions has provided the issuer of such obligation or security with a binding written commitment to provide the same, so long as (i) such commitment is equal to the outstanding principal amount of such Collateral Obligation and (ii) such committed replacement facility has a maturity of at least one year and cannot be extended beyond such one year maturity pursuant to the terms thereof);

(k)            such Collateral Obligation is not a trade claim and the value of such Collateral Obligation is not primarily derived from an insurance policy;

(l)             such Collateral Obligation is not a bond or a Floating Rate Note;

(m)           the Obligor with respect to such Collateral Obligation is an Eligible Obligor;

(n)           such Collateral Obligation is not a purpose credit, advanced for the acquisition of Margin Stock;

(o)           such Collateral Obligation is not a security or swap transaction that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation;

(p)           such Collateral Obligation provides for the periodic payment of cash interest;

(q)           such Collateral Obligation has a term to stated maturity that does not exceed 7 years;

(r)            such Collateral Obligation is not subject to substantial non-credit related risk, as determined by the Servicer in accordance with the Servicing Standard;

(s)            the acquisition of such Collateral Obligation will not cause the Borrower to be deemed to own 5.0% or more of any class of vested voting securities of any Obligor or 25.0% or more of the total equity of any Obligor or any securities that are immediately convertible into or immediately exercisable or exchangeable for 5.0% or more of any class of vested voting securities of any Obligor or 25.0% or more of the total equity of any Obligor, in each case as determined by the Servicer;

(t)            the Underlying Instrument for which does not contain confidentiality provisions that restrict the ability of the Facility Agent to exercise its rights under the Transaction Documents, including, without limitation, its rights to review such debt obligation, the Underlying Instrument and related documents and credit approval file; provided, however, that a provision which requires the prospective recipient of confidential information to maintain the confidentiality of such information shall not be deemed to restrict the exercise of such rights;

(u)            the acquisition of which is not in violation of Regulations T, U or X of the FRS Board;

(v)            such Collateral Obligation is capable of being transferred to and owned by the Borrower (whether directly or by means of a security entitlement) and of being pledged, assigned or novated by the owner thereof or of an interest therein, subject to customary qualifications for instruments similar to such Collateral Obligation (i) to the Facility Agent, (ii) to any assignee of the Facility Agent permitted or contemplated under this Agreement, (iii) to any Person at any foreclosure or strict foreclosure sale or other disposition initiated by a secured creditor in furtherance of its security interest, and (iv) to commercial banks, financial institutions, offshore and other funds (in each case, including transfer permitted by operation of the UCC);

(w)           the proceeds of such Collateral Obligation will not be used to finance activities of the type engaged in by businesses classified under NAICS Codes 2361 (Residential Building Construction), 2362 (Nonresidential Building Construction), 2371 (Utility System Construction), or 2372 (Land Subdivision);

(x)            the Related Security for such Collateral Obligation is primarily located in the United States;

(y)            such Collateral Obligation, if rated, does not have either (x) a public rating by S&P of “CCC-” or below, (y) a Moody’s probability of default rating (as published by Moody’s) of “Caa3” or below or (z) a public rating by Fitch of “C” or below;

(z)            such Collateral Obligation is not the subject of an offer, exchange or tender by the related Obligor;

(aa)          if such Collateral Obligation is an Asset Based Loan, the related Underlying Instruments require delivery of a calculation of each related borrowing base in reasonable detail to each lender not less frequently than monthly;

(bb)         [reserved];

(cc)          any payments made to the administrative agent with respect to such Collateral Obligation by any related Obligor are held by such administrative agent in a segregated account in the name of such administrative agent as an agent for the benefit of the related secured parties with respect to such Collateral Obligation;

(dd)         such Collateral Obligation does not have an Obligor in a Prohibited Industry;

(ee)          the proceeds of such Collateral Obligation will not be used to finance activities within the marijuana industry or the opioid industry, the sale of firearms or any other personal defense equipment, the development of adult entertainment, any form of betting and gambling or the making or collection of pay day loans, nor will they be used to provide financing to any other industry which is illegal under Applicable Law at the time of acquisition of such Collateral Obligation;

(ff)           such Collateral Obligation had an EBITDA of greater than or equal to $5,000,000 as of the related Cut-Off Date;

(gg)         such Collateral Obligation was originated or acquired in the ordinary course of the Equityholder’s business not primarily for personal, family or household use;

(hh)         such Collateral Obligation is an “instrument” or a “payment intangible” (each as defined under Article 9 of the UCC); and

(ii)            such Collateral Obligation and the relevant Underlying Instruments are in full force and effect, free and clear of any liens (other than Permitted Liens).

“Eligible Obligor” means, on any day, any Obligor that (i) is a Person (other than a natural person) that is duly organized and validly existing under the laws of, the United States or any State thereof or Canada, (ii) is a legal operating entity or holding company, (iii) is not an Official Body, (iv) is not insolvent, (v) is required to pay all maintenance, repair, insurance and taxes related to the applicable Collateral Obligation, (vi) is not an Affiliate of, or controlled by, the Borrower, the Servicer or the Equityholder and (vii) is not a Non-Sustainable Obligor.

“Enterprise Value Loan” means any Loan that is not an Asset Based Loan.

“Environmental Laws” means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or any other Official Body, relating to the protection of human health or the environment, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Equityholder” has the meaning set forth in the Preamble.

“Equityholder Originated Collateral Obligation” means a Collateral Obligation that the Equityholder itself or through the Borrower, directly or indirectly, was involved in the Underlying Instrument which created such Collateral Obligation.

“Equity Cure Notice” means a notice from the Borrower to each Agent and the Facility Agent, with a copy to the Collateral Agent, which satisfies each of the following conditions:

(a)            such notice is delivered to the Facility Agent and each Agent, with a copy to the Collateral Agent, not later than two (2) Business Days after the occurrence of an event specified in Section 13.1(e)(x); and

(b)            such notice sets forth evidence satisfactory to the Facility Agent that the Equityholder has made a capital call on their investors in an aggregate amount sufficient to cure such event, and the proceeds of such capital call will be contributed by the Equityholder to the Borrower.

“Equity Security” means any asset that is not a First Lien Loan, a FILO Loan, a Second Lien Loan, an Unsecured Loan or a Permitted Investment.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, including all regulations promulgated thereunder.

“ERISA Affiliate” means any Person that, for purposes of Title IV of ERISA, is a member of the Borrower’s “controlled group” or is under “common control” with the Borrower, within the meaning of Section 414 of the Code.

“ERISA Event” means (a) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the thirty (30)-day notice requirement with respect thereto has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such a Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(k) of the Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of the Borrower or any ERISA Affiliate for failure to make a required payment to a Plan are satisfied; (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (h) any failure by any Plan to satisfy the minimum funding standards of Sections 412 or 430 of the Code or Section 302 of ERISA, whether or not waived; (i) the determination that any Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA, (j) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A or Section 4042 of ERISA); (k) the failure of the Borrower or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability under Section 4201 of ERISA; (l) the Borrower or any ERISA Affiliate incurs any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); or (m) the Borrower or any ERISA Affiliate commits any act (or omission) which could give rise to the imposition of fines, penalties, taxes, or related charges under ERISA or the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Securitization Regulation” means Regulation (EU) 2017/2402 (as amended by Regulation (EU) 2021/557) and, except as otherwise stated, as further amended from time to time.

“EU Securitization Rules” means (a) the EU Securitization Regulation; (b) any supplementary regulatory and/or implementing technical standards adopted by the European Commission in relation thereto; (c) any official binding guidance published in relation thereto by the European Supervisory Authorities or the European Commission; and (d) any implementing laws or regulations (all, except as otherwise stated, as amended from time to time).

“European Supervisory Authorities” means, together, the European Banking Authority, the European Insurance and Occupational Pensions Authority and the European Securities and Markets Authority (including any predecessor, successor or replacement organization thereto).

“Event of Default” means any of the events described in Section 13.1.

“Excess Concentration Amount” means, as of the most recent Measurement Date (and after giving effect to all Eligible Collateral Obligations to be purchased or sold by the Borrower on such date), the sum, without duplication, of the following amounts:

(a)            the excess, if any and without duplication, of the sum of the Principal Balances of all Collateral Obligations that are FILO Loans, Second Lien Loans and Unsecured Loans over 15% of the Excess Concentration Measure; provided, that no more than 10% of the Excess Concentration Measure can consist of Second Lien Loans or Unsecured Loans; provided, further that FILO Loans with an attaching Leverage Multiple of less than 1.5x shall not count towards the limitation set forth in this clause (a);

(b)            the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are obligations of any single Obligor (other than an Obligor described in the following proviso) over 5.0% of the Excess Concentration Measure; provided that (i) with respect to any two Obligors that each represent Principal Balances of all Collateral Obligations in excess of all other single Obligors the sum of the Principal Balances of all Collateral Obligations that are obligations of each such Obligor may be up to 10.0% of the Excess Concentration Measure and (ii) with respect to any four additional Obligors that represent Principal Balances of all Collateral Obligations in excess of all other single Obligors (other than the Obligors described in clause (i)) the sum of the Principal Balances of all Collateral Obligations that are obligations of each Obligor may be up to 7.5% of the Excess Concentration Measure;

(c)            the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are obligations of Obligors in any single Moody’s Industry Classification over 10.0% of the Excess Concentration Measure; provided, that (i) with respect to any single Moody’s Industry Classification (other than the “Corp-Energy: Oil & Gas”, “Corp-Utilities: Oil & Gas”, “Retail” and “Metals and Mining” Moody’s Industry Classifications) that represents Principal Balances of all Collateral Obligations in excess of all other single Moody’s Industry Classifications the sum of the Principal Balances of all Collateral Obligations in such Moody’s Industry Classification may be up to 20.0% of the Excess Concentration Measure, (ii) with respect to any single Moody’s Industry Classification that represents Principal Balances of all Collateral Obligations in excess of all other single Moody’s Industry Classifications (other than the “Corp-Energy: Oil & Gas”, “Corp-Utilities: Oil & Gas”, “Retail” and “Metals and Mining” Moody’s Industry Classifications and the Moody’s Industry Classification described in clause (i)) the sum of the Principal Balances of all Collateral Obligations that are in such Moody’s Industry Classification may be up to 15.0% of the Excess Concentration Measure, and (iii) with respect to any single Moody’s Industry Classification that represents Principal Balances of all Collateral Obligations in excess of all other single Moody’s Industry Classifications (other than the “Corp-Energy: Oil & Gas”, “Corp-Utilities: Oil & Gas”, “Retail” and “Metals and Mining” Moody’s Industry Classifications and the Moody’s Industry Classification described in clauses (i) and (ii)) the sum of the Principal Balances of all Collateral Obligations that are in such Moody’s Industry Classification may be up to 12.5% of the Excess Concentration Measure;

(d)            the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Fixed Rate Collateral Obligations that are not subject to a qualifying Hedging Agreement pursuant to Section 10.6 over 10% of the Excess Concentration Measure;

(e)            the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Deferrable Collateral Obligations over 10% of the Excess Concentration Measure;

(f)             the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Variable Funding Assets over 15% of the Excess Concentration Measure;

(g)            the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are DIP Loans over 10% of the Excess Concentration Measure;

(h)            [RESERVED];

(i)             the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that have a Leverage Multiple of 6.0x or above over 15% of the Excess Concentration Measure;

(j)             the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are in the defense industry (other than a Prohibited Defense Asset) over 7.5% of the Excess Concentration Measure;

(k)            the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are in a Permitted Gaming Industry over 7.5% of the Excess Concentration Measure;

(l)             the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Participation Interests over 5% of the Excess Concentration Measure; provided that this clause (l) shall not apply to the Collateral Obligations sold to the Borrower on the Effective Date.

“Excess Concentration Measure” means, as of any date of determination, (a) prior to the end of the Ramp-Up Period, the higher of (x) the sum of (i) the aggregate Principal Balances for all Eligible Collateral Obligations plus (ii) all amounts on deposit in the Principal Collection Account plus (iii) all amounts on deposit in the Unfunded Exposure Account and (y) the Target Portfolio Amount and (b) thereafter, the sum of (i) the aggregate Principal Balances for all Eligible Collateral Obligations plus (ii) all amounts on deposit in the Principal Collection Account plus (iii) all amounts on deposit in the Unfunded Exposure Account.

“Excess Funds” means, as of any date of determination with respect to any Conduit Lender, funds of such Conduit Lender not required, after giving effect to all amounts on deposit in its commercial paper account, to pay or provide for the payment of (i) all of its matured and maturing commercial paper notes on such date of such determination and (ii) the principal of and interest on all of its loans outstanding on such date of such determination.

“Excluded Amounts” means, as of any date of determination, (i) any amount deposited into the Collection Account with respect to any Collateral Obligation, which amount is attributable to the reimbursement of payment by the Borrower of any Tax, fee or other charge imposed by any Official Body on such Collateral Obligation or on any Related Security, (ii) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the applicable Person from whom the Borrower purchased such Collateral Obligation, (iii) any reimbursement of insurance premiums, (iv) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Obligations which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under Underlying Instruments, (v) any amount deposited into the Collection Account in error (including any amounts relating to any portion of an asset sold by the Borrower and occurring after the date of such sale) and (vi) payments by the Obligors of indemnification obligations and reimbursements for actually incurred out-of-pocket expenses, in each case that are (x) not received in lieu of principal, interest or fees owed under the related Underlying Instruments and (y) were paid by or on behalf of the Borrower using a designated contribution from the Equityholder to the Borrower.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Obligations pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Obligations (other than pursuant to Section 17.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Officer” means, with respect to the Borrower, the Servicer or the Equityholder, the Chief Executive Officer, the Chief Operating Officer of such Person or any other Person included on the incumbency certificate of the Borrower, the Servicer or the Equityholder, as applicable, delivered pursuant to Section 6.1(g) and, with respect to any other Person, the President, Chief Financial Officer or any Vice President.

“External Manager” means Stellus Private BDC Advisor, LLC.

“Facility Agent” has the meaning set forth in the Preamble.

“Facility Amount” means (a) prior to the end of the Revolving Period, $50,000,000, unless this amount is permanently reduced pursuant to Section 2.5 or increased pursuant to Section 2.8, in which event it means such lower or higher amount and (b) after the end of the Revolving Period, the Advances outstanding.

“Facility Termination Date” means the earliest of (i) the date that is three years after the last day of the Revolving Period, (ii) the date on which the term of the Equityholder’s existence ends and (iii) the effective date on which the facility hereunder is terminated pursuant to Section 2.5 or 13.2.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version that is substantively comparable), any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any period, the greater of (a) 0.00% and (b) a fluctuating rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Facility Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” has the meaning set forth in Section 8.4.

“Fees” has the meaning set forth in Section 8.4.

“FILO Loan” means any Loan that (i) becomes, by its terms, subordinate in right of payment to one or more other obligations of the related Obligor, in each case issued under the same Underlying Instruments as such Loan, in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (ii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable Underlying Instruments that are reasonable for similar loans, and liens accorded priority by law in favor of any Official Body), and (iii) the Servicer determines in good faith that the value of the collateral or the enterprise value securing the Loan on or about the time of acquisition equals or exceeds the outstanding principal balance of the Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral; provided, that any Loan that would otherwise be a FILO Loan hereunder but has an attaching Leverage Multiple below 1.0x shall be deemed to be a First Lien Loan for all purposes hereunder; provided, further that any Loan that would otherwise be a FILO Loan hereunder but has an attaching Leverage Multiple greater than 2.5x shall be deemed to be a Second Lien Loan for all purposes hereunder.

“First Lien Loan” means any Loan that (i) is not (and is not permitted by its terms become) subordinate in right of payment to any obligation of the related Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (ii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable Underlying Instruments, and liens accorded priority by law in favor of any Official Body), and (iii) the Servicer determines in good faith that the value of the collateral or the enterprise value securing the Loan on or about the time of origination or acquisition equals or exceeds the outstanding principal balance of the Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral; provided, that as of any date of determination, with respect to any Loan that would otherwise be a First Lien Loan but for the fact that such Loan is subordinated in right of payment to obligations of the applicable Obligor, such Loan will be deemed to be a First Lien Loan for all purposes hereunder so long as (a) all such obligations that are senior to such Loan do not exceed an amount equal to the product of (i) 25% multiplied by (ii) the aggregate principal amount of senior tranches of such credit facility (including any such revolving tranche or senior tranche as well as the “first lien” tranche acquired by the Borrower) and (b) all such obligations that are senior to such Loan do not represent more than 1.0x of the Leverage Multiple of such Obligor, as reasonably determined by the Facility Agent. For the avoidance of doubt, DIP Loans shall constitute First Lien Loans; provided, further, that any Loan that is deemed to be a First Lien Loan as provided in the definition of “FILO Loan” shall be deemed to be a First Lien Loan for all purposes hereunder.

“First Lien Percentage” means, on any date of determination (a) the sum of the Collateral Obligation Amounts for all Eligible Collateral Obligations that are First Lien Loans divided by (b) the Aggregate Eligible Collateral Obligation Amount.

“Fitch” means Fitch Ratings, Inc., Fitch Ratings Ltd. and their subsidiaries, including Derivative Fitch Inc. and Derivative Fitch Ltd. and any successor thereto.

“Fixed Rate Collateral Obligation” means any Collateral Obligation that bears a fixed rate of interest.

“Floating Rate Note” means a floating rate note issued pursuant to an indenture or equivalent document by a corporation, partnership, limited liability company, trust or other person that is secured by a first or second priority perfected security interest or lien in or on specified collateral securing the issuer’s obligations under such note.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRS Board” means the Board of Governors of the Federal Reserve System and, as applicable, the staff thereof.

“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would (a) increase or extend the term of the Commitments (other than an increase in the Commitment of another Lender or the addition of a new Lender) or change the Facility Termination Date, (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, in each case owing to such Lender, (c) reduce the amount of any such payment of principal or interest owing to such Lender, (d) reduce the rate at which interest is payable to such Lender or any fee is payable hereunder to such Lender, excluding in each case, any such reduction as a result of a full or partial waiver of interest or fees accruing at a default rate imposed during an Event of Default or a result of a waiver of an Event of Default, (e) release any material portion of the Collateral, as permitted hereunder, (f) alter the terms of Section 2.4(a), Section 8.3, or Section 17.2 or any related definitions or provisions in a manner that would alter the effect of such Sections, (g) modify the definition of the “Required Lenders” or “Majority Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, (h) modify the definition of the terms “Advance Rate”, “Borrowing Base”, “Eligible Obligor”, “Excess Concentration Amount”, “Facility Termination Date”, “First Lien Loan”, “Fundamental Amendment”, “Maximum Portfolio Advance Rate”, or “Minimum Equity Test”, or any defined term used therein, in each case in a manner which would have the effect of making more credit available to the Borrower, or make such provision less restrictive on the Borrower in any other material fashion, (i) alter the provisions providing for pro rata treatment of Advances, reductions in the Facility Amount or Commitments, allocation of Commitments in connection with an extension of the Revolving Period, allocation of payments and Advances to non-Defaulting Lenders or allocation of payments as, respectively, set forth in Sections 2.4, 2.6, 2.9, 4.1 and 8.3, (j) extend the Revolving Period, (k) materially modify the form or details of the Monthly Report in a manner that reduces the reporting requirements, or (l) agree to the direct or indirect subordination of any lien or claim securing the Obligations in connection with this Agreement.

“Funding Date” means any Advance Date or any Reinvestment Date, as applicable.

“GAAP” means generally accepted accounting principles in the United States, which are applicable to the circumstances as of any day.

“Hazardous Materials” means all materials subject to any Environmental Law, including materials listed in 49 C.F.R. § 172.101, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Hedge Breakage Costs” means, with respect to each Hedge Counterparty upon the early termination of any Hedge Transaction with such Hedge Counterparty, the net amount, if any, payable by the Borrower to such Hedge Counterparty for the early termination of that Hedge Transaction or any portion thereof.

“Hedge Counterparty” means (a) DBNY and its affiliates and (b) any other entity that (i) on the date of entering into any Hedge Transaction (x) is an interest rate swap dealer that has been approved in writing by the Facility Agent, and (y) has a long-term unsecured debt rating of not less than “A” by S&P, not less than “A2” by Moody’s and not less than “A” by Fitch (if such entity is rated by Fitch) (the “Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “A-1” by S&P, not less than “P-1” by Moody’s and not less than “Fl” by Fitch (if such entity is rated by Fitch) (the “Short-term Rating Requirement”), and (ii) in a Hedging Agreement (x) consents to the assignment hereunder of the Borrower’s rights to payment under the Hedging Agreement to the Collateral Agent on behalf of the Secured Parties and (y) agrees that in the event that Moody’s, S&P or Fitch reduces its long-term unsecured debt rating below the Long-term Rating Requirement or reduces it short-term debt rating below the Short-term Rating Requirement, it shall either collateralize its obligations in a manner reasonably satisfactory to the Facility Agent, or transfer its rights and obligations under each Hedging Agreement (excluding, however, any right to net payments or Hedge Breakage Costs under any Hedge Transaction, to the extent accrued to such date or to accrue thereafter and owing to the transferring Hedge Counterparty as of the date of such transfer) to another entity that meets the requirements of clauses (b)(i) and (b)(ii) hereof.

“Hedge Transaction” means each interest rate swap, index rate swap or interest rate cap transaction or comparable derivative arrangement between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 10.6 and is governed by a Hedging Agreement.

“Hedging Agreement” means an agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into by the Borrower and such Hedge Counterparty pursuant to Section 10.6, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction or a “Confirmation” that incorporates the terms of such a “Master Agreement” and “Schedule.”

“Increased Costs” means, collectively, any increased cost, loss or liability owing to the Facility Agent and/or any other Affected Person under Article V.

“Indebtedness” means, with respect to any Person, as of any day, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) all obligations of such Person as lessee under capital leases; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person; and (vii) all debt of others guaranteed by such Person and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss (in each case excluding any unfunded commitments of the Borrower with respect to any Variable Funding Asset).

“Indemnified Amounts” has the meaning set forth in Section 16.1.

“Indemnified Party” has the meaning set forth in Section 16.1.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Accountants” means a firm of nationally recognized independent certified public accountants.

“Independent Manager” means with respect to any Person, that such Person is an individual who has prior experience as an independent director, independent manager, independent limited partner or Independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, Puglisi & Associates, National Registered Agents, Inc., Wilmington Trust Company, Lord Securities Corporation or an Affiliate thereof or, if none of those companies is then providing professional independent managers or members, another nationally-recognized company reasonably approved by the Facility Agent, in each case that is not an Affiliate of the Borrower and that provides professional independent directors, managers, limited partners and/or members and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following:

(a)            a member, partner, equityholder, trustee, manager, director, officer or employee of the Borrower, the Equityholder, any of their respective equityholders or Affiliates or any other single purpose bankruptcy remote entity managed or controlled by the Servicer or any of its Affiliates;

(b)            a creditor, supplier or service provider (including provider of professional services) to the Borrower, the Equityholder, or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional independent directors, managers, limited partners and/or members and other corporate services to the Borrower, the Equityholder or any of their respective Affiliates in the ordinary course of its business);

(c)            a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d)            a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

“Initial Approved Collateral Obligations List” means the list of Collateral Obligations set forth on Schedule 5 that have been approved by the Facility Agent for acquisition by the Borrower with the proceeds of the Advance occurring on the Effective Date.

“Insolvency Event” means, with respect to any Person, (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, winding-up, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, or the commencement of an involuntary case under the federal bankruptcy laws, as now or hereinafter in effect, or another present or future federal or state bankruptcy, insolvency or similar law and such case is not dismissed within 45 days; (b) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or such Person shall admit in writing its inability to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing or (c) any analogous procedure or step is taken in any jurisdiction to which such Person is subject.

“Interest Collection Account” means with respect to the Borrower, a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) number 14012500, which is created and maintained on the books and records of the Securities Intermediary entitled “Stellus Private Credit BDC SPV LLC Interest Collection Account,” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties, which is established and maintained pursuant to Section 8.1(a).

“Interest Collections” means, with respect to the Collateral following the applicable Cut-Off Date, (i) all payments and collections owing to or received by the Borrower as lender and attributable to interest on any Collateral Obligation or other Collateral, including scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Collateral Obligation or other Collateral, (ii) any commitment, ticking, upfront, underwriting, origination or amendment fees received in respect of any Collateral Obligation, (iii) any payments received by the Borrower pursuant to any interest rate Hedging Agreement (other than termination, breakage and similar payments) and (iv) the earnings on Interest Collections in the Interest Collection Account that are invested in Permitted Investments, in each case other than Retained Interests.

“Interest Rate” means, for any Accrual Period and any Lender, a rate per annum equal to the sum of (a) the Applicable Margin and (b) the Cost of Funds Rate for such Accrual Period and such Lender.

“IRS” means the United States Internal Revenue Service.

“Investment Advisor” has the meaning set forth in Section 10.24(d).

“Joinder Agreement” means an agreement among the Borrower, a Committed Lender and the Facility Agent in the form of Exhibit E to this Agreement (appropriately completed) delivered in connection with a Person becoming a Committed Lender hereunder after the Effective Date, as contemplated by the terms of this Agreement, a copy of which shall be delivered to the Collateral Agent, the Collateral Administrator and the Servicer.

“Lender” means each Conduit Lender, each Committed Lender and each Uncommitted Lender, as the context may require.

“Lender Group” means each Lender and related Agent from time to time party hereto.

“Leverage Multiple” means, with respect to any Collateral Obligation for the most recent relevant period of time for which the Borrower has received the financial statements of the relevant Obligor, the ratio of (i) Indebtedness of the relevant Obligor (other than Indebtedness of such Obligor that is junior in terms of payment or lien subordination (including unsecured Indebtedness) to Indebtedness of such Obligor held by the Borrower) less Unrestricted Cash of the relevant Obligor to (ii) EBITDA of such Obligor.

“Lien” means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including Tax liens, mechanics’ liens and any liens that attach by operation of law.

“Liquidity Test” means a test that will be satisfied on any date of determination if (A) is greater than or equal to (B), where (A) is the sum of (i) the Stellus Liquidity and (ii)(x) so long as no Event of Default or Unmatured Event of Default exists, the lower of (1) the Maximum Availability minus the Advances outstanding and (2) the Borrowing Base minus the Advances outstanding or (y) otherwise, zero, and (B) is the amount of any funding obligations of the Borrower and the Equityholder with respect to revolving loans, delayed draw loans or other contingent liabilities.

“Loan” means any commercial loan.

“Loan Register” has the meaning set forth in Section 15.5(a).

“Loan Registrar” has the meaning set forth in Section 15.5(a).

“Majority Lenders” means Required Lenders; provided that, in addition to the foregoing, if there are two (2) or more Lenders, at least two (2) Lenders shall be required to constitute “Majority Lenders”.

“Make-Whole Fee” has the meaning set forth in the Fee Letter.

“Margin Stock” means “Margin Stock” as defined under Regulation U issued by the FRS Board.

“Material Action” means an action to institute proceedings to have the Borrower be adjudicated bankrupt or insolvent, to file any insolvency case or proceeding, to institute proceedings under any applicable insolvency law, to seek relief under any law relating to relief from debts or the protection of debtors, or consent to the institution of bankruptcy or insolvency proceedings against the Borrower or file a petition seeking, or consent to, reorganization or relief with respect to the Borrower under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or a substantial part of its property, or make any assignment for the benefit of creditors of the Borrower, or admit in writing the Borrower’s inability to pay its debts generally as they become due, or take action in furtherance of any such action.

“Material Adverse Effect” means a material adverse effect on: (a) the assets, operations, properties, financial condition, or business of the Borrower or the Servicer; (b) the ability of the Borrower or the Servicer to perform its obligations under this Agreement or any of the other Transaction Documents; (c) the validity or enforceability of this Agreement, any of the other Transaction Documents, or the rights and remedies of the Secured Parties hereunder or thereunder taken as a whole; or (d) the aggregate value of the Collateral or on the assignments and security interests granted by the Borrower in this Agreement.

“Material Modification” means any amendment or waiver of, or modification or supplement to, any Underlying Instrument governing a Collateral Obligation executed or effected on or after the related Cut-Off Date which:

(a)            reduces or forgives any or all of the principal amount due under such Collateral Obligation;

(b)            (i) waives one or more interest payments, (ii) permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Collateral Obligation (other than any deferral or capitalization already allowed by the terms of any Deferrable Collateral Obligation as of the related Cut-Off Date) or (iii) reduces the spread or coupon payable on such Collateral Obligation;

(c)            contractually or structurally subordinates such Collateral Obligation by operation of (i) any priority of payment provisions, (ii) turnover provisions, (iii) the transfer of assets in order to limit recourse to the related Obligor or (iv) the granting of Liens (other than by the granting of Permitted Liens) on any of the collateral securing such Collateral Obligation, each that requires the consent of the Borrower or any other lenders thereunder;

(d)            either (i) extends the maturity date of such Collateral Obligation past the maturity date as of the related Cut-Off Date or (ii) extends the amortization schedule with respect thereto;

(e)            substitutes, alters or releases (other than by the granting of Permitted Liens) the Related Security securing such Collateral Obligation and such substitution, alteration or release, individually or in the aggregate and as determined in the Facility Agent’s reasonable discretion, materially and adversely affects the value of such Collateral Obligation;

(f)             results in any less financial information in respect of reporting frequency, scope or otherwise being provided with respect to the related Obligor or reduces the frequency or total number of any appraisals required thereunder that, in each case, has an effect on the ability of the Servicer or the Facility Agent (as determined by the Facility Agent in its reasonable discretion) to make any determinations or calculations required or permitted hereunder;

(g)           amends, waives, forbears, supplements or otherwise modifies in any way the definition of “permitted lien” or “indebtedness” (or any similar term) in a manner that is materially adverse to any Lender;

(h)            results in any change in the currency or composition of any payment of interest or principal to any currency other than that in which such Collateral Obligation was originally denominated;

(i)             with respect to an Asset Based Loan, results in a material change to or grants relief from the borrowing base or any related definition (as determined by the Facility Agent in its reasonable discretion); or

(j)             results in a change to the calculation of EBITDA for the related Obligor.

“Maximum Availability” means, as of any date of determination, the difference of (i) the Facility Amount minus (ii) the balance of all unfunded Advances approved but not yet funded minus (iii) the Aggregate Unfunded Amount plus (iv) all amounts on deposit in the Unfunded Exposure Account, each as of such date of determination.

“Maximum Portfolio Advance Rate” means, if (a) the Diversity Score is less than 10, 50.00%, (b) the Diversity Score is greater than or equal to 10 and less than 15, 57.50% and (c) the Diversity Score is greater than or equal to 15, 65.00%.

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of all Eligible Collateral Obligations included in the Collateral is less than or equal to 5.5 years.

“Measurement Date” means each of the following, as applicable: (i) the Effective Date; (ii) each Determination Date; (iii) each Funding Date; (iv) the date of any repayment or prepayment pursuant to Section 2.4; (v) the date that the Servicer has actual knowledge of the occurrence of any Revaluation Event with respect to any Collateral Obligation; (vi) the date of any optional repurchase or substitution pursuant to Section 7.11; (vii) the last date of the Revolving Period; and (viii) the date of any Optional Sale.

“Minimum Diversity Test” means a test that will be satisfied on any date of determination if the Diversity Score of all Eligible Collateral Obligations included in the Collateral is equal to or greater than (i) 6, during the Ramp-Up Period and (ii) 10, thereafter.

“Minimum Equity Test” means a test that will be satisfied on any date of determination (a) during the Ramp-Up Period, if the Effective Equity is not less than the greater of (i) the Principal Balance of the four largest Eligible Obligors and (ii) $15,000,000 and (b) after the Ramp-Up Period, if the Effective Equity is not less than the greater of (i) the Principal Balance of the four largest Eligible Obligors and (ii) $20,000,000.

“Minimum Weighted Average Coupon Test” means a test that will be satisfied on any date of determination if the Weighted Average Coupon of all Eligible Collateral Obligations that are Fixed Rate Collateral Obligations included in the Collateral on such date is equal to or greater than 6.0%.

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any date of determination if the Weighted Average Spread of all Eligible Collateral Obligations included in the Collateral on such date is equal to or greater than 5.5%.

“Monthly Report” means a monthly report in the form of Exhibit D prepared as of the close of business on each Reporting Date.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Moody’s Industry Classification” means the industry classifications set forth in Schedule 2, as such industry classifications shall be updated at the option of the Facility Agent in its sole discretion if Moody’s publishes revised industry classifications.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which the Borrower or any ERISA Affiliate has or could have any obligation or liability, contingent or otherwise.

“Non-Sustainable Obligor” means any Obligor (a) currently engaged (i) in activities within or in close proximity to World Heritage Sites that might impact the outstanding universal values of the site as defined by UNESCO, (ii) in activities located in or involving the clearing of primary tropical moist forests, illegal logging or uncontrolled and/or illegal use of fire (iii) as an upstream producer and / or processor of palm oil and palm fruit products that is not a member or certified in accordance with the Roundtable on Sustainable Palm Oil (“RSPO”) or time-bound committed toward RSPO certification, (iv) in expanding an existing or developing a new coal-fired power plant irrespective of location, (v) in developing greenfield thermal coal mining, or (vi) in using mountain top removal as an extraction method in mining or (b) in relation to which there is evidence of child or forced labor in accordance with international labor conventions or other human rights violations such as slavery, forced or compulsory labor and human trafficking as defined by the Modern Slavery Act 2015.

“Note” means a promissory grid note, in the form of Exhibit A, made payable to an Agent on behalf of the related Lender Group.

“Note Agent” has the meaning set forth in Section 14.1.

“Obligations” means all obligations (monetary or otherwise) of the Borrower to the Lenders, the Agents, the Collateral Agent, the Collateral Custodian, the Securities Intermediary, the Collateral Administrator, the Facility Agent or any other Affected Person or Indemnified Party arising under or in connection with this Agreement, the Notes and each other Transaction Document.

“Obligor” means any Person that owes payments under any Collateral Obligation and, solely for purposes of calculating the Excess Concentration Amount pursuant to clause (b) or (c) of the definition thereof, any Obligor that is an Affiliate of another Obligor shall be treated as the same Obligor; provided that for purposes of this definition, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common financial sponsor.

“Obligor Information” means, with respect to any Obligor and, other than with respect to clause (iv), as provided by such Obligor to the Borrower or the Servicer, (i) the legal name and, if available to the Servicer using commercially reasonable efforts, tax identification number of such Obligor, (ii) the jurisdiction in which such Obligor is domiciled, (iii) the audited financial statements for the two prior fiscal years of such Obligor (or such shorter period of time for which such audited financial statements have been prepared and are available), (iv) the Servicer’s investment committee information with respect to the Obligor and the related Collateral Obligation and any updates or supplements to such information, (v) the annual report for the most recent fiscal year of such Obligor, (vi) such Obligor’s forecast including plans related to capital expenditures, (vii) names of known peers of such Obligor, (viii) the equity ownership structure (including percentages of ownership), (ix) details of the management team of such Obligor (including management team biographies) and (x) details of any banking facilities and the debt maturity schedule of such Obligor (consisting of the applicable amounts, liens and final maturity dates of such facilities) but excluding, in each case in the preceding clauses (i) through (x), any item of Obligor Information that is designated in writing as unavailable by the Servicer and approved by the Facility Agent in its sole discretion; provided, that the items set forth in clauses (vi) through (x) above shall not be required separately to the extent that any such items have been previously delivered in connection with the investment committee information delivered pursuant to clause (iv) above.

“OFAC” has the meaning set forth in Section 9.30(a).

“Officer’s Certificate” means a certificate signed by an Executive Officer.

“Official Body” means any government or political subdivision or any agency, authority, regulatory body, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Opinion of Counsel” means a written opinion of independent counsel reasonably acceptable in form and substance and from counsel reasonably acceptable to the Facility Agent.

“Optional Sale” has the meaning set forth in Section 7.10.

“Original Effective LTV” means, with respect to any Collateral Obligation, the Effective LTV of such Collateral Obligation as calculated by the Servicer and approved by the Facility Agent in accordance with the definition of Effective LTV and the definitions used therein and set forth in the related Asset Approval Notice.

“Original Leverage Multiple” means, with respect to any Collateral Obligation, the Leverage Multiple applicable to such Collateral Obligation as calculated by the Servicer (and, to the extent set forth in the Asset Approval Request, approved by the Facility Agent) in accordance with the definition of Leverage Multiple and the definitions used therein and set forth in the related Asset Approval Notice.

“Other Administrative Expenses” means any accrued and unpaid expenses (including reasonable attorneys’ fees, costs and expenses) payable by the Borrower to the Facility Agent, any Lender or the Servicer (other than Indemnified Amounts, the Senior Servicing Fee and the Subordinated Servicing Fee) under the Transaction Documents.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in the Obligations or any Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, mortgage, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” has the meaning set forth in Section 15.9(a).

“Participant Register” has the meaning set forth in Section 15.9(c).

“Participation Interest” means a participation interest in a loan acquired that would, at the time of acquisition or the Borrower’s commitment to acquire the same, satisfy each of the following criteria: (i) such participation would constitute an Eligible Collateral Obligation were it acquired directly, (ii) the seller of the participation is the lender on the subject loan, (iii) the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (v) the entire purchase price for such participation is paid in full at the time of its acquisition, (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation, (vii) is elevated within 30 days of the related Cut-Off Date and (viii) the seller of the participation is the Equityholder.

“Pass-Through Collection Account” means with respect to the Borrower, a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) number, 14015900, which is created and maintained on the books and records of the Securities Intermediary entitled “Stellus Private Credit BDC SPV LLC USD Pass-Through Collection Account,” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties, which is established and maintained pursuant to Section 8.1(a).

“PBGC” means the Pension Benefit Guaranty Corporation and its successors and assigns.

“Permitted Gaming Industry” means an industry in respect of which the following conditions must be satisfied:

(a)            the Obligor or any of its Affiliates hold the required licenses for the jurisdiction and are in compliance with the applicable local gaming, betting and gambling legislation and regulation; and

(b)            the Obligor or any of its Affiliates have satisfactory anti-financial crime policies (including anti-money laundering and anti-bribery and corruption) in place which satisfy the applicable policies of the Servicer.

“Permitted Investment” means, at any time:

(a)            direct interest-bearing obligations of, and interest-bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(b)            demand or time deposits in, certificates of deposit of, demand notes of, or bankers’ acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Collateral Agent, the Collateral Custodian, the Securities Intermediary or Facility Agent or any agent thereof acting in its commercial capacity); provided, that the short-term unsecured debt obligations of such depository institution or trust company at the time of such investment, or contractual commitment providing for such investment, are rated at least “A-1” by S&P and “P-1” by Moody’s;

(c)            commercial paper that (i) is payable in Dollars and (ii) is rated at least “A-1” by S&P and “P-1” by Moody’s; or

(d)            shares or other securities of non-United States registered money market funds which funds have, at all times, credit ratings of “Aaa-mf” and “MR1+” by Moody’s and “AAAm” by S&P.

Permitted Investments may be purchased by or through the Collateral Agent or any of its Affiliates. All Permitted Investments shall be held in the name of the Securities Intermediary. No Permitted Investment shall have an “f”, “r”, “p”, “pi”, “q”, “sf” or “t” subscript affixed to its S&P rating. Any such investment may be made or acquired from or through the Collateral Agent or the Facility Agent or any of their respective affiliates, or any entity for whom the Collateral Agent or the Facility Agent or any of their respective affiliates provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Permitted Investment at the time of acquisition) provided, that notwithstanding the foregoing clauses (a) through (d), unless the Borrower and the Servicer have received the written advice of counsel of national reputation experienced in such matters to the contrary (together with an Officer’s Certificate of the Borrower or the Servicer to the Facility Agent and the Collateral Agent that the advice specified in this definition has been received by the Borrower and the Servicer), Permitted Investments may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of “covered fund” for purposes of the Volcker Rule.

“Permitted Indebtedness” means that certain Credit Agreement, among the Equityholder, as the borrower, Zions Bancorporation, N.A. D/B/A Amegy Bank, as administrative agent, swingling lender and LC issuer, and lenders party thereto from time to time, as amended, restated, supplemented or otherwise modified from time to time.

“Permitted Lien” means (i) the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, (ii) Liens for Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (iii) as to Related Security, Liens for Taxes or mechanics’ or suppliers’ liens for services or materials supplied, in either case, not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (iv) as to Related Security (1) the Liens in favor of the Borrower pursuant to the Sale Agreements and (2) any Liens on the Related Security permitted pursuant to the applicable Underlying Instruments and (v) as to agented Loans, Liens in favor of the agent on behalf of all the lenders of the related Obligor.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title IV of ERISA, Section 412 and 430 of the Code, or Section 302 of ERISA and in respect of which the Borrower or any ERISA Affiliate (x) is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, or (y) has or could have any obligation or liability, contingent or otherwise.

“Prepayment Fee” has the meaning set forth in the Fee Letter.

“Prepayment Notice” has the meaning set forth in Section 2.4(b)(i).

“Principal Balance” means with respect to any Collateral Obligation as of any date, if such Collateral Obligation is denominated in Dollars, the lower of (A) the Purchase Price paid by the Borrower for such Collateral Obligation and (B) the outstanding principal balance of such Collateral Obligation, exclusive of (x) any deferred or capitalized interest on such Collateral Obligation and (y) any unfunded amounts with respect to any Variable Funding Asset included in the Collateral as of such date; provided, that for purposes of calculating the “Principal Balance” of any Deferrable Collateral Obligation, principal payments received on such Collateral Obligation shall first be applied to reducing or eliminating any outstanding deferred or capitalized interest; provided, further, that for purposes of the calculation set forth in clause (f) of the definition of Excess Concentration Amount, the Principal Balance of each Variable Funding Asset shall include any unfunded commitment owed by the Borrower with respect thereto. The “Principal Balance” of any Equity Security shall be zero.

“Principal Collections” means (a) any and all amounts of collections received with respect to the Collateral other than Interest Collections and Excluded Amounts, including (but not limited to) (i) all collections attributable to principal on such Collateral (including any proceeds received by the Borrower as a result of exercising any Warrant Asset at any time), (ii) all payments received by the Borrower pursuant to any Hedging Agreement (other than payments constituting Interest Collections pursuant to clause (iv) of the definition of Interest Collections), (iii) the earnings on Principal Collections in the Principal Collection Account that are invested in Permitted Investments, and (iv) all Repurchase Amounts, in each case other than Retained Interests and (b) any and all amounts deposited into the Principal Collection Account pursuant to Section 8.1(d).

“Principal Collection Account” means with respect to the Borrower, a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) number, 14012600, which is created and maintained on the books and records of the Securities Intermediary entitled “Stellus Private Credit BDC SPV LLC USD Principal Collection Account,” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties, which is established and maintained pursuant to Section 8.1(a).

“Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

“Prohibited Defense Asset” means a Collateral Obligation in respect of which the related Obligor’s primary direct business is the production or distribution of antipersonnel landmines, cluster munitions, biological and chemical, radiological and nuclear weapons or their Critical Components.

“Prohibited Industry” means with respect to any Obligor, its primary business is (a) within an industry referred to in the definition of Prohibited Defense Asset; (b) the manufacture of fully completed and operational assault weapons or firearms; (c) in pornography or adult entertainment; (d) in the gaming industry (other than (i) a Permitted Gaming Industry or (ii) hospitality and/or resorts development or the management thereof); (e) in the marijuana industry; (f) in the opioid industry or (g) to finance any other industry which is illegal under Applicable Law at the time of acquisition of such Loan.

“Purchase Price” means, with respect to any Collateral Obligation, the greater of (a) zero and (b) the product of (i) the outstanding principal balance of such Collateral Obligation on the date the Borrower acquired such Collateral Obligation minus all Collections attributable to principal on such Collateral Obligation and (ii) the purchase price (expressed as a percentage of par) paid by the Borrower for such Collateral Obligation.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 17.20.

“Qualified Substitute Arrangement” has the meaning set forth in Section 10.6(c).

“Ramp-Up Period” means the period from and including the Effective Date to the earlier to occur of (i) the first date on which the aggregate Principal Balance of all Eligible Collateral Obligations plus the amount of Principal Collections on deposit in the Principal Collection Account and Unfunded Exposure Account equals or exceeds the Target Portfolio Amount and (ii) the nine-month anniversary of the Effective Date; provided that the Ramp-Up Period will re-start on the date of any increase of at least $25,000,000 in the Facility Amount and end on the six-month anniversary thereof.

“Rating Agencies” means S&P and Moody’s.

“Recipient” means (a) the Facility Agent, (b) any Agent, (c) any Lender and (d) any other recipient of a payment hereunder.

“Records” means the Collateral Obligation File for any Collateral Obligation and all other documents, books, records and other information prepared and maintained by or on behalf of the Borrower with respect to any Collateral Obligation and the Obligors thereunder, including all documents, books, records and other information prepared and maintained by the Borrower or the Servicer with respect to such Collateral Obligation or Obligors.

“Reinvestment” has the meaning set forth in Section 8.3(b).

“Reinvestment Date” has the meaning set forth in Section 8.3(b).

“Reinvestment Request” has the meaning set forth in Section 8.3(b).

“Related Collateral Obligation” means any Collateral Obligation where the Servicer, the Equityholder or any Affiliate of the Borrower owns a Variable Funding Asset pursuant to the same Underlying Instruments; provided that any such asset will cease to be a Related Collateral Obligation once all commitments by such Affiliate to make advances or fund such Variable Funding Asset to the related Obligor expire or are irrevocably terminated or reduced to zero.

“Related Committed Lender” means, with respect to any Uncommitted Lender, each Committed Lender in its Lender Group.

“Related Property” means, with respect to a Collateral Obligation, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Obligation, including, without limitation, any pledge of the stock, membership or other ownership interests in the related Obligor or its subsidiaries, all Warrant Assets with respect to such Collateral Obligation and all proceeds from any sale or other disposition of such property or other assets.

“Related Security” means, with respect to each Collateral Obligation:

(a)            all Warrant Assets and any Related Property securing a Collateral Obligation, all payments paid to the Borrower in respect thereof and all monies due, to become due and paid to the Borrower in respect thereof accruing after the applicable Advance Date and all liquidation proceeds thereof;

(b)            all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(c)            all Collections with respect to such Collateral Obligation and any of the foregoing;

(d)            any guarantees or similar credit enhancement for an Obligor’s obligations under any Collateral Obligation, all UCC financing statements or other filings relating thereto, including all rights and remedies, if any, against any Related Security, including all amounts due and to become due to the Borrower thereunder and all rights, remedies, powers, privileges and claims of the Borrower thereunder (whether arising pursuant to the terms of such agreement or otherwise available to the Borrower at law or in equity);

(e)            all Records with respect to such Collateral Obligation and any of the foregoing; and

(f)             all recoveries and proceeds of the foregoing.

“REO Asset” means, with respect to any Collateral Obligation, any real property that is Related Property that has been foreclosed on or repossessed from the current Obligor by the Servicer, and is being managed by the Servicer on behalf of, and in the name of, any REO Asset Owner, for the benefit of the Secured Parties and any other equity holder of such REO Asset Owner.

“REO Asset Owner” has the meaning set forth in Section 7.12(a).

“REO Servicing Standard” has the meaning set forth in Section 7.12(a).

“Replacement Hedging Agreement” means one or more Hedging Agreements, which in combination with all other Hedging Agreements then in effect, after giving effect to any planned cancellations of any presently outstanding Hedging Agreements satisfy the Borrower’s covenant contained in Section 10.6 to maintain Hedging Agreements.

“Reporting Date” means the fifth Business Day after the Determination Date of each month.

“Repurchase Amount” means, for any Warranty Collateral Obligation for which a payment or substitution is being made pursuant to Section 7.11 as of any time of determination, the sum of (i) the greater of (a) an amount equal to the purchase price paid by the Borrower for such Collateral Obligation (excluding purchased accrued interest and original issue discount) less all payments of principal received in connection with such Collateral Obligation since the date it was added to the Collateral and (b) the Collateral Obligation Amount of such Collateral Obligation, (ii) any accrued and unpaid interest thereon since the last Distribution Date and (iii) all Hedge Breakage Costs owed to any relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement, incurred in connection with such payment or repurchase and the termination of any Hedge Transactions in whole or in part in connection therewith.

“Repurchased Collateral Obligation” means, with respect to any Accrual Period, any Collateral Obligation as to which the Repurchase Amount has been deposited in the Collection Account by or on behalf of the Borrower or the Servicer, as applicable, on or before the immediately prior Reporting Date and any Collateral Obligation purchased by the Equityholder pursuant to a Sale Agreement as to which the Repurchase Amount has been deposited in the Collection Account by or on behalf of the Equityholder.

“Request for Release and Receipt” means a form substantially in the form of Exhibit F-2 completed and signed by the Servicer.

“Required Lenders” means, at any time, (a) the Facility Agent and Lenders holding Advances aggregating greater than 50% of all Advances outstanding or (b) if there are no Advances outstanding, the Facility Agent and Lenders holding Commitments aggregating greater than 50% of all Commitments.

“Responsible Officer” means, with respect to (a) the Servicer or the Borrower, its Chief Executive Officer, Chief Operating Officer, or any other officer or employee of the Servicer or the Borrower directly responsible for the administration or collection of the Collateral Obligations, (b) the Collateral Agent or Collateral Custodian, any officer within the Corporate Trust Office, including any director, vice president, assistant vice president or associate having direct responsibility for the administration of this Agreement, who at the time shall be such officers, respectively, or to whom any matter is referred because of his or her knowledge of and familiarity with the particular subject, in each case, having direct responsibility for the administration of this Agreement, (c) Collateral Administrator, any officer of the Collateral Administrator customarily performing functions with respect to collateral administration matters and, with respect to a particular matter under this Agreement, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject in each case, having direct responsibility for the administration of this Agreement or (d) any other Person, the President, any Vice-President or Assistant Vice-President, Corporate Trust Officer or the Controller of such Person, or any other officer or employee having similar functions; in each case, having direct responsibility for the administration of this Agreement.

“Restricted Information” has the meaning set forth in Section 10.24(c)(iii)(E).

“Retained Economic Interest” has the meaning set forth in Section 10.24(a).

“Retained Interest” means, with respect to any Collateral Obligation included in the Collateral, (a) such obligations to provide additional funding with respect to such Collateral Obligation that have been retained by the other lender(s) of such Collateral Obligation, (b) all of the rights and obligations, if any, of the agent(s) under the Underlying Instruments, (c) any unused commitment fees associated with the additional funding obligations that are being retained in accordance with clause (a) above, and (d) any agency or similar fees associated with the rights and obligations of the agent(s) that are being retained in accordance with clause (b) above.

“Revaluation Diversion Event” means an event that shall occur (and be deemed continuing at all times thereafter) if, at any time after the end of the Revolving Period (a) the sum of all decreases in the Collateral Obligation Amount (solely as a result of (x) decreases in the related Discount Factor pursuant to Section 2.7(b) or (y) any such Collateral Obligation becoming a Defaulted Collateral Obligation) first equals or exceeds the product of (A) 7.5% multiplied by (B) the Adjusted Aggregate Eligible Collateral Obligation Balance as of the first Business Day after the end of the Revolving Period and (b) a Revaluation Event shall occur with respect to two (2) or more Collateral Obligations after the end of the Revolving Period; provided that after the Revolving Period, the Servicer may contribute additional Eligible Collateral Obligations previously approved by the Facility Agent solely for purposes of the calculation of (i) “Adjusted Aggregate Eligible Collateral Obligation” in sub-clause (B) above and (ii) “Adjusted Aggregate Eligible Collateral Obligation Balance” in the definition of Borrowing Base, so long as the additional Eligible Collateral Obligations have not previously triggered a Revaluation Event. For the avoidance of doubt, such additional Eligible Collateral Obligations shall be subject to subsequent Revaluation Events.

“Revaluation Event” means each occurrence of any of the following with respect to any Collateral Obligation during the time such Collateral Obligation is Collateral:

(a)              the occurrence of a default as to the payment of principal and/or interest has occurred and is continuing with respect to such Collateral Obligation (after giving effect to any grace period applicable thereto, but in no event longer than five (5) days);

(b)              the occurrence of an Insolvency Event with respect to any related Obligor;

(c)              the occurrence of a default as to the payment of principal and/or interest has occurred and is continuing (after giving effect to any grace period applicable thereto, but in no event longer than five (5) days) with respect to another debt obligation of the same Obligor that is (i) secured by the same collateral, (ii) either full recourse or senior to or pari passu in right of payment to such Collateral Obligation and (iii) in an amount (whether separately or in the aggregate) in excess of $250,000;

(d)              the Servicer determines, in its sole discretion, in accordance with the Servicing Standard and the Credit and Collection Policy, that all or a portion (other than an immaterial portion) of such Collateral Obligation is not collectible or otherwise places such Collateral Obligation on non-accrual status;

(e)              the occurrence of a Material Modification with respect to such Collateral Obligation that is not previously approved by the Facility Agent (in its sole discretion);

(f)               the related Obligor fails to deliver to the Borrower or the Servicer any financial reporting information (i) as required by the Underlying Instruments of such Collateral Obligation (after giving effect to any applicable grace period thereunder) and (ii) no less frequently than quarterly;

(g)              with respect to any Enterprise Value Loan, the Leverage Multiple with respect to such Collateral Obligation becomes more than 1.00x higher than the Original Leverage Multiple as calculated when such Collateral Obligation was first pledged hereunder;

(h)              with respect to any Asset Based Loan, (A) the Borrower fails (or fails to cause the Obligor to) retain an Approved Valuation Firm to re-calculate the Appraised Value of (x) with respect to any such Asset Based Loan that has intellectual property, equipment or real property, as the case may be, in its borrowing base, the collateral securing such Asset Based Loan at least once every twelve (12) months that such Loan is included in the Collateral (subject to a 30 day grace period with respect to any such review) and (y) with respect to all other Asset Based Loans included in the Collateral, the collateral securing such Loan at least once every six (6) months that such Loan is included in the Collateral (subject to a 30 day grace period with respect to any such review) or (B) the Approved Valuation Firm is changed with respect to any Asset Based Loan that or the related Approved Valuation Firm changes the metric for valuing the collateral of such Loan, each without the written approval of the Facility Agent;

(i)               with respect to any Asset Based Loan, the Effective LTV of such Collateral Obligation is greater than 1.0 or increases by more than an amount equal to 10% of the Original Effective LTV of such Collateral Obligation; provided that each subsequent increase of an additional 10% over the applicable Original Effective LTV shall be an additional Revaluation Event; or

(j)               the related Obligor undergoes a merger, acquisition or other corporate restructuring (in each case, other than corporate restructurings or acquisitions permitted under the related Obligor loan documentation) unless the Facility Agent determines in its reasonable discretion that such event is not a material negative credit event for the related Obligor;

(k)              the Borrower sells or otherwise disposes of a portion of such Collateral Obligation at a price (as a percentage of par) less than the lower of (i) 95% and (ii) the currently assigned Discount Factor; or

(l)               with respect to any Collateral Obligation whose Obligor has an EBITDA of less than $10,000,000 in the trailing twelve months, any breach of a financial covenant under the Underlying Instruments has occurred.

“Revolving Loan” means a Collateral Obligation that specifies a maximum aggregate amount that can be borrowed by the related Obligor and permits such Obligor to re-borrow any amount previously borrowed and subsequently repaid during the term of such Collateral Obligation.

“Revolving Period” means the period of time starting on the Effective Date and ending on the earliest to occur of (i) August 1, 2027 or if such date is extended pursuant to Section 2.6, the date mutually agreed upon by the Borrower and the Facility Agent, (ii) the date on which the facility is terminated pursuant to Section 2.5 or (iii) the occurrence of an Event of Default.

“Sale Agreements” means (i) the Sale and Contribution Agreement dated as of the date hereof by and between the Equityholder, as seller, and the Borrower, as purchaser, and (ii) the Master Participation and Assignment Agreement dated as of the date hereof by and between the Equityholder, as seller, and the Borrower, as purchaser.

“Sanction Target” has the meaning set forth in Section 9.29.

“Sanctions” has the meaning set forth in Section 9.29.

“Sanctioned Countries” has the meaning set forth in Section 9.29.

“Schedule of Collateral Obligations” means the list or lists of Collateral Obligations attached to each Asset Approval Request and each Reinvestment Request. Each such schedule shall identify the assets that will become Collateral Obligations, shall set forth such information with respect to each such Collateral Obligation as the Borrower or the Facility Agent may reasonably require and shall supplement any such schedules attached to previously-delivered Asset Approval Requests and Reinvestment Requests.

“Scheduled Collateral Obligation Payment” means each periodic installment payable by an Obligor under a Collateral Obligation for principal, interest and/or unutilized/commitment fees (as applicable) in accordance with the terms of the related Underlying Instrument.

“Second Lien Loan” means any Loan that (i) is not (and that by its terms is not permitted to become) subordinate in right of payment to any other obligation of the related Obligor other than a First Lien Loan with respect to the liquidation of such Obligor or the collateral for such Loan and (ii) is secured by a valid second priority perfected Lien to or on specified collateral securing the related Obligor’s obligations under the Loan, which Lien is not subordinate to the Lien securing any other debt for borrowed money other than a First Lien Loan on such specified collateral and any Permitted Liens; provided, further, that any Loan that is deemed to be a Second Lien Loan as provided in the definition of “FILO Loan” shall be deemed to be a Second Lien Loan for all purposes hereunder

“Secured Parties” means, collectively, the Collateral Agent, the Collateral Custodian, the Securities Intermediary, the Collateral Administrator, each Lender, the Facility Agent, each Agent, each other Affected Person, Indemnified Party and Hedge Counterparty and their respective permitted successors and assigns.

“Securities Intermediary” means Citibank, N.A., in its capacity as securities intermediary or custodian under the Account Control Agreement, or any subsequent institution acceptable to the Facility Agent at which the Accounts are kept.

“Senior Servicing Fee” means with respect to any Distribution Date, the senior fee payable to the Servicer or successor servicer (as applicable) for services rendered during the related Accrual Period, which shall be equal to one-twelfth of the product of (i) the Senior Servicing Fee Percentage multiplied by (ii) the average of the values of the Aggregate Eligible Collateral Obligation Amount on the first day and the last day of the related Accrual Period.

“Senior Servicing Fee Percentage” means 0%.

“Servicer” means initially Stellus Private Credit BDC or any successor servicer appointed pursuant to this Agreement.

“Servicer Default” means the occurrence of one of the following events:

(a)            any failure by the Servicer to deposit or credit, or to deliver for deposit, in the Collection Account any amount required hereunder to be so deposited, credited or delivered or to make any required distributions therefrom;

(b)            failure on the part of the Servicer duly to observe or to perform in any respect any other covenant or agreement of the Servicer set forth in this Agreement which failure continues unremedied for a period of 30 days after the date on which written notice of such failure shall have been given to the Servicer by the Borrower, the Collateral Agent or the Facility Agent;

(c)            the occurrence of an Insolvency Event with respect to the Servicer;

(d)            any representation, warranty or statement of the Servicer made in this Agreement or any certificate, report or other writing delivered pursuant hereto shall prove to be false or incorrect as of the time when the same shall have been made or deemed made (i) which incorrect representation, warranty or statement has a material and adverse effect on (1) the validity, enforceability or collectability of this Agreement or any other Transaction Document or (2) the rights and remedies of any Secured Party with respect to matters arising under this Agreement or any other Transaction Document, and (ii) within 30 days after written notice thereof shall have been given to the Servicer by the Borrower or the Facility Agent, the circumstance or condition in respect of which such representation, warranty or statement was incorrect shall not have been eliminated or otherwise cured;

(e)            an Event of Default occurs;

(f)             (i) the failure of the Servicer to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $1,000,000, individually or in the aggregate; or (ii) the occurrence of any event or condition that has resulted in or permits the acceleration of such recourse debt, whether or not waived;

(g)            the rendering against the Servicer of one or more final, non-appealable judgments, decrees or orders for the payment of money in excess of $1,000,000, individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than sixty (60) consecutive days without a stay of execution;

(h)            a Change of Control occurs;

(i)             any two of Robert T. Ladd, Dean A. D’Angelo and Joshua T. Davis cease to devote substantially all of their business time to the affairs of the Servicer or the Borrower collectively; or

(j)             Stellus Private Credit BDC ceases to be the Servicer.

“Servicing Standard” means, with respect to any Collateral Obligations, to service and administer such Collateral Obligations on behalf of the Borrower for the benefit of the Secured Parties in accordance with the Underlying Instruments, the Transaction Documents and Applicable Law and all customary and usual servicing practices which are consistent with the higher of: (i) the customary standards, policies and procedures followed by institutional managers of national standing relating to assets of the nature and character of the Collateral Obligations, as though the Servicer and its Affiliates did not have any relationship with any Obligor or its Affiliates, and (ii) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or successor administrator of the secured overnight financing rate).

“SR Lender” has the meaning set forth in Section 10.24(c).

“S&P” means S&P Global Ratings, and any successor or successors thereto.

“Stellus Liquidity” means the sum of (i) available unfunded capital commitments to the Equityholder from the shareholders of the transferable units of beneficial interest of the Equityholder plus (ii) all unrestricted cash available to the Equityholder.

“Structured Finance Obligation” means any obligation secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage-backed securities, including (but not limited to) collateral debt obligations, collateral loan obligations, asset backed securities and commercial mortgage backed securities or any resecuritization thereof.

“Subordinated Servicing Fee” means with respect to any Distribution Date, the subordinated fee payable to the Servicer or successor servicer (as applicable) for services rendered during the related Accrual Period, which shall be equal to one-twelfth of the product of (i) the Subordinated Servicing Fee Percentage multiplied by (ii) the average of the values of the Aggregate Eligible Collateral Obligation Amount on the first day and the last day of the related Accrual Period.

“Subordinated Servicing Fee Percentage” means 0%.

“Subsidiary” means, with respect to any Person, a corporation, partnership or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or interests as have more than 50% of the ordinary voting power for the election of directors, managers or general partners, as applicable.

“Substituted Collateral Obligation” means, with respect to any Accrual Period, any Warranty Collateral Obligation with respect to which the Equityholder has substituted in a replacement Eligible Collateral Obligation pursuant to Section 7.11 and the applicable Sale Agreement.

“Supported QFC” has the meaning set forth in Section 17.20.

“Tangible Net Worth” means, with respect to any Person, the consolidated assets minus the consolidated liabilities of such Person and its consolidated Subsidiaries calculated in accordance with GAAP after subtracting therefrom the aggregate amount of the intangible assets of such Person and its consolidated Subsidiaries, including, without limitation, goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks.

“Target Portfolio Amount” means $75,000,000.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for any calculation with respect to an Advance (other than an Advance bearing interest at the Alternate Base Rate), the greater of (i) 0.0% and (ii) the Term SOFR Reference Rate for a tenor of three (3) months on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the relevant Accrual Period, as such rate is published by the Term SOFR Administrator.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Facility Agent in its reasonable discretion).

“Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR” in this Section 1.1.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Transaction Documents” means this Agreement, the Notes, the Sale Agreements, the Collateral Agent, Collateral Custodian and Collateral Administrator Fee Letter, each Fee Letter, the Account Control Agreement, any Joinder Agreement and the other documents to be executed and delivered in connection with this Agreement, specifically excluding from the foregoing, however, Underlying Instruments delivered in connection with this Agreement.

“Transparency Reports” means: (a) the quarterly reports containing portfolio level disclosure information required pursuant to and in accordance with Article 7(1)(a) of the EU Securitization Regulation and the Transparency Technical Standards applicable thereto; and (b) the quarterly investor reports required pursuant to and in accordance with Article 7(1)(e) of the EU Securitization Regulation and the Transparency Technical Standards applicable thereto; or (c) except as otherwise stated, such other successor reporting requirements which may become applicable pursuant to any change to the Article 7 Transparency and Reporting Requirements.

“Transparency Technical Standards” means Commission Delegated Regulation (EU) 2020/1224 and Commission Implementing Regulation (EU) 2020/1225, together with any other guidelines and technical standards published in relation thereto, in each case, except as otherwise stated, as may be effective from time to time.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“UK AIFM Regulations” means the UK Alternative Investment Fund Managers Regulations 2013.

“Uncommitted Lender” means any Conduit Lender designated as an “Uncommitted Lender” for any Lender Group and any of its assignees.

“Underlying Instrument” means the loan agreement, credit agreement or other customary agreement pursuant to which a Collateral Obligation has been created or issued and each other agreement that governs the terms of or secures the obligations represented by such Collateral Obligation or of which the holders of such Collateral Obligation are the beneficiaries.

“Undrawn Fee” means a fee payable pursuant to Section 3.1(b) for each day of the related Accrual Period equal to the product of (x) the difference between the aggregate Commitments on such day minus the aggregate principal amount of outstanding Advances on such day, multiplied by (y) the Undrawn Fee Rate multiplied by (z) 1/360.

“Undrawn Fee Rate” has the meaning set forth in the Fee Letter.

“Unfunded Exposure Account” means for the Borrower, a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) number, 14012700, which is created and maintained on the books and records of the Securities Intermediary entitled “Stellus Private Credit BDC SPV LLC Unfunded Exposure Account,” in the name of the Borrower and subject to the Lien of the Collateral Agent for the benefit of the Secured Parties, which is established and maintained pursuant to Section 8.1(a).

“Unfunded Exposure Shortfall” has the meaning set forth in Section 8.1(a).

“Unmatured Event of Default” means any event (other than an event described in Section 13.1(s)(y)) that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute an Event of Default.

“Unmatured Servicer Default” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Servicer Default.

“Unrestricted Cash” means, with respect to any Person, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any Lien.

“Unsecured Loan” means any Loan that is (a) not secured by a pledge of collateral and (b) senior or pari passu in right of payment to any other unsecured indebtedness of the related Obligor.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 17.20.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 4.3(f).

“Variable Funding Asset” means any Revolving Loan or other asset that by its terms may require one or more future advances to be made to the related Obligor by any lender thereon or owner thereof.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Warrant Asset” means any equity purchase warrants or similar rights convertible into or exchangeable or exercisable for any equity interests received by the Borrower as an “equity kicker” from the Obligor in connection with a Collateral Obligation.

“Warranty Collateral Obligation” has the meaning set forth in Section 7.11.

“Weighted Average Advance Rate” means, as of any date of determination with respect to all Eligible Collateral Obligations included in the Adjusted Aggregate Eligible Collateral Obligation Balance, the number obtained by dividing (i) the amount obtained by summing the products obtained by multiplying (a) the Advance Rate of each such Eligible Collateral Obligation by (b) such Eligible Collateral Obligation’s contribution to the Adjusted Aggregate Eligible Collateral Obligation Balance by (ii) the Adjusted Aggregate Eligible Collateral Obligation Balance, in each case, as of such date.

“Weighted Average Coupon” means, as of any day, the number expressed as a percentage obtained by dividing (i) the sum for each Eligible Collateral Obligation (including, for any Deferrable Collateral Obligation, only the required current cash pay interest thereon) that is a Fixed Rate Collateral Obligation of (x) the interest rate for each such Collateral Obligation minus Term SOFR multiplied by (y) the Collateral Obligation Amount of each such Collateral Obligation by (ii) the sum of the Collateral Obligation Amounts for all Eligible Collateral Obligations that are Fixed Rate Collateral Obligations.

“Weighted Average Life” means, as of any day with respect to all Eligible Collateral Obligations included in the Collateral, the number of years following such date obtained by dividing (i) the amount obtained by summing the products obtained by multiplying (a) the Average Life at such time of each such Eligible Collateral Obligation by (b) the Collateral Obligation Amount of such Collateral Obligation by (ii) the Aggregate Eligible Collateral Obligation Amount included in the Collateral.

“Weighted Average Spread” means, as of any day, the number expressed as a percentage equal to (i) the Aggregate Funded Spread divided by (ii) the Aggregate Eligible Collateral Obligation Amount.

“Withholding Agent” means the Borrower, the Facility Agent, the Collateral Agent and the Servicer.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“written” or “in writing” (and other variations thereof) means any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.

“Yield” means, with respect to any period, the daily interest accrued on Advances during such period as provided for in Article III.

Section 1.2              Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement have the meanings as so defined herein when used in the Notes or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto or thereto.

(b)            Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement, the Notes or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto or thereto, and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein or therein.

(c)            The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, the term “including” means “including without limitation,” and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

(d)            The following terms which are defined in the UCC in effect in the State of New York on the date hereof are used herein as so defined: Accounts, Certificated Securities, Chattel Paper, Control, Deposit Account, Documents, Equipment, Financial Assets, Funds-Transfer System, General Intangibles, Indorse and Indorsed, Instruments, Inventory, Investment Property, Proceeds, Securities Account, Securities Intermediary, Security Certificates, Security Entitlements, Security Interest and Uncertificated Securities.

(e)            For the avoidance of doubt, on each Measurement Date, the status of each Eligible Collateral Obligation shall be re-determined by the Servicer as of such date (as notified by the Servicer to the Collateral Administrator) and, as a consequence thereof, Collateral Obligations that were previously Eligible Collateral Obligations on a prior Measurement Date may be excluded from the Aggregate Eligible Collateral Obligation Amount calculated on such Measurement Date.

(f)             Unless otherwise specified, each reference in this Agreement or in any other Transaction Document to a Transaction Document shall mean such Transaction Document as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms of the Transaction Documents.

(g)            Unless otherwise specified, each reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.

(h)            All calculations required to be made hereunder with respect to the Collateral Obligations, the Maximum Availability and the Borrowing Base shall be made on a trade date basis and after giving effect to (x) all purchases or sales to be entered into on such trade date, (y) all Advances requested to be made on such trade date plus the balance of all unfunded Advances to be made in connection with the Borrower’s purchase of previously requested (and approved) Collateral Obligations or any funding with respect to a Variable Funding Asset included in the Collateral and (z) the application of any Principal Collections on deposit in the Principal Collections Account necessary to settle all outstanding and unsettled assignments.

(i)             Any use of the term “knowledge” or “actual knowledge” in this Agreement shall mean actual knowledge after reasonable inquiry.

(j)             Any use of “material” or “materially” or words of similar meaning in this Agreement shall mean material, as determined by the Facility Agent in its sole discretion.

(k)            For purposes of this Agreement, an Event of Default or Servicer Default shall be deemed to be continuing until it is waived in accordance with Section 17.2.

(l)             Unless otherwise specified, any notice hereunder required to be provided to a Lender shall be deemed delivered if provided to the related Agent.

(m)           Subject to the provisions of Section 11.13, each reference to delivery to “each Agent (via the Collateral Agent’s Website)” shall mean delivery by the applicable party to the Collateral Administrator of such notice, report, certificate or other documents (collectively, the “Agent Information”) by e-mail at StellusLeverage@alterdomus.com, with a subject heading “Stellus Agent Information” which the Collateral Administrator will then deliver to the Collateral Agent for inclusion on the Collateral Agent’s Website; provided, however, that with respect to each Advance Request (or subsequent notice of a revocation or delay thereof), Reinvestment Request, Prepayment Notice, Equity Cure Notice and any notice delivered pursuant to Section 2.4, delivery pursuant to the preceding sentence shall not constitute delivery to the Collateral Agent or any Agent and such notices shall be delivered by the Borrower to the Facility Agent, the Collateral Agent and each Agent (in the manner and at the times specified in the relevant provisions of this Agreement). Any Agent Information so delivered to the Collateral Agent will be made available on a password protected basis to the Agents and other parties entitled thereto under this Agreement on the Collateral Agent’s Website within one (1) Business Day following the Collateral Agent’s receipt thereof. Posting pursuant to the preceding sentence shall constitute valid delivery of the Agent Information to the Agents with the terms of this Agreement. As a condition to access to the Collateral Agent’s internet website, the Collateral Agent may require registration and the acceptance of a disclaimer. The Collateral Agent shall be entitled to fully rely on and shall have no responsibility for the content or accuracy of any information provided in any notice and may affix thereto any disclaimer it deems appropriate in its reasonable discretion.

(n)            [Reserved].

(o)            Unless otherwise expressly stated in this Agreement, if at any time any change in generally accepted accounting principles (including the adoption of IFRS) would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Transaction Document, the Borrower and Facility Agent shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) the Borrower shall provide to the Facility Agent a written reconciliation in form and substance reasonably satisfactory to the Facility Agent, between calculations of such covenant made before and after giving effect to such change in generally accepted accounting principles.

(p)            Any reference to “execute”, “executed”, “sign”, “signed”, “signature” or any other like term hereunder shall include execution by electronic signature (including, with-out limitation, any .pdf file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under the U.S. Electronic Signatures in Global and National Commerce Act (“E-SIGN”) or the New York Electronic Signatures and Records Act (“ESRA”), which includes any electronic signature provided using Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower, the Equityholder, the Servicer, the Facility Agent or any Lender and reasonably available at no undue burden or expense to the Collateral Agent, the Collateral Custodian or the Collateral Administrator), except to the extent the Collateral Agent, the Collateral Custodian or the Collateral Administrator requests otherwise. Any such electronic signatures shall be valid, effective and legally binding as if such electronic signatures were handwritten signatures and shall be deemed to have been duly and validly delivered for all purposes hereunder.

Article II

THE FACILITY, ADVANCE PROCEDURES AND NOTES

Section 2.1              Advances. (a) On the terms and subject to the conditions set forth in this Agreement, each Lender Group hereby agrees to make advances to or on behalf of the Borrower (individually, an “Advance” and collectively the “Advances”) from time to time on any date (each such date on which an Advance is made, an “Advance Date”) during the period from the Effective Date to the end of the Revolving Period; provided that there shall be no more than two (2) Advance Dates during any calendar week.

(b)            Under no circumstances shall any Lender make an Advance if, after giving effect to such Advance and any purchase of Eligible Collateral Obligations in connection therewith, the aggregate outstanding principal amount of all Advances would exceed the lowest of (i) the Facility Amount, (ii) the Borrowing Base and (iii) the Maximum Availability. Subject to the terms of this Agreement, during the Revolving Period, the Borrower may borrow, reborrow, repay and prepay (subject to the provisions of Section 2.4) one or more Advances.

Section 2.2              Funding of Advances. (a) Subject to the satisfaction of the conditions precedent set forth in Section 6.2, the Borrower may request Advances hereunder by giving notice to the Facility Agent, each Agent and the Collateral Agent of the proposed Advance at or prior to 11:00 a.m., New York City time, at least two (2) Business Days prior to the proposed Advance Date. Such notice (herein called the “Advance Request”) shall be in the form of Exhibit C-1 and shall include (among other things) the proposed Advance Date and amount of such proposed Advance, and shall, if applicable, be accompanied by an Asset Approval Request setting forth the information required therein with respect to the Collateral Obligations to be acquired by the Borrower on the Advance Date (if applicable). The amount of any Advance shall at least be equal to the least of (x) $500,000, (y) the (1) Borrowing Base on such day minus (2) the Advances outstanding on such day before giving effect to the requested Advance as of such date and (z) (1) the Facility Amount on such day minus (2) the Advances outstanding on such day before giving effect to the requested Advance as of such date. Any Advance Request given by the Borrower pursuant to this Section 2.2, shall be irrevocable and binding on the Borrower. The Facility Agent shall have no obligation to lend funds hereunder in its capacity as Facility Agent. Subject to receipt by the Collateral Agent and Collateral Administrator of an Officer’s Certificate of the Borrower confirming the satisfaction of the conditions precedent set forth in Section 6.2, upon which the Collateral Agent and Collateral Administrator shall be entitled to fully rely with no obligation to confirm, verify or otherwise confirm and with no liability in connection therewith and the Collateral Agent’s receipt of such funds from the Lenders, the Collateral Agent shall make the proceeds of such requested Advances available to the Borrower by deposit to such account as may be designated by the Borrower in the Advance Request in same day funds no later than 3:00 p.m., New York City time, on such Advance Date.

(b)            Committed Lender’s Commitment. At no time will any Uncommitted Lender have any obligation to fund an Advance. At all times on and after the Conduit Advance Termination Date for a Conduit Lender in a Lender Group, all Advances shall be made by the Committed Lenders in such Lender Group. At any time when any Uncommitted Lender has failed to or has rejected a request to fund an Advance, its Agent shall so notify the Related Committed Lender and such Related Committed Lender shall fund such Advance. Notwithstanding anything contained in this Section 2.2(b) or elsewhere in this Agreement to the contrary, no Committed Lender shall be obligated to provide its Agent or the Borrower with funds in connection with an Advance in an amount that would result in the portion of the Advances then funded by it exceeding its Commitment then in effect. The obligation of the Committed Lender in each Lender Group to remit any Advance shall be several from that of the other Lenders, and the failure of any Committed Lender to so make such amount available to its Agent shall not relieve any other Committed Lender of its obligation hereunder.

(c)            Unfunded Commitment Provisions. Notwithstanding anything to the contrary herein, upon the occurrence of the earlier of (i) any acceleration of the maturity of Advances pursuant to Section 13.2 and (ii) the end of the Revolving Period, the Borrower shall request an Advance in the amount of the Aggregate Unfunded Amount minus the amount already on deposit in the Unfunded Exposure Account. Following receipt of such Advance Request, the Lenders shall fund such requested amount by transferring such amount directly to the Collateral Agent for deposit into the Unfunded Exposure Account, notwithstanding anything to the contrary herein (including, without limitation, the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 6.2).

Section 2.3              Notes. The Borrower shall, upon request of any Lender Group, on or after such Lender Group becomes a party hereto (whether on the Effective Date or by assignment or otherwise), execute and deliver Notes evidencing the Advances of such Lender Group. Each such Note shall be payable to the Agent for such Lender Group in a face amount equal to the applicable Lender Group’s Commitment as of the Effective Date or the effective date on which such Lender Group becomes a party hereto, as applicable. The Borrower hereby irrevocably authorizes each Agent to make (or cause to be made) appropriate notations on the grid attached to the Notes (or on any continuation of such grid, or at the option of such Agent, in its records), which notations, if made, shall evidence, inter alia, the date of the outstanding principal of the Advances evidenced thereby and each payment of principal thereon. Such notations shall be rebuttably presumptive evidence of the subject matter thereof absent manifest error; provided, that the failure to make any such notations shall not limit or otherwise affect any of the Obligations or any payment thereon.

Section 2.4              Repayment and Prepayments. (a) The Borrower shall repay the Advances outstanding (i) on each Distribution Date to the extent required to be paid hereunder and funds are available therefor pursuant to Section 8.3 and (ii) in full on the Facility Termination Date.

(b)            Prior to the Facility Termination Date, the Borrower may, from time to time, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Advance using Principal Collections on deposit in the Principal Collection Account or other funds available to the Borrower on such date; provided, that

(i)             all such voluntary prepayments shall require prior written notice to the Facility Agent (with a copy to the Collateral Agent, the Collateral Administrator and each Agent) by 11:00 a.m. two (2) Business Days prior to such voluntary prepayment, which notice (herein called the “Prepayment Notice”) shall be in the form of Exhibit C-4 and shall include (among other things) the proposed date of such prepayment and the amount and allocation of such prepayment;

(ii)            each such voluntary partial prepayment shall be in a minimum amount of $500,000;

(iii)           each prepayment shall be applied on the Business Day received by the Facility Agent if received by 3:00 p.m., New York City time, on such day (or, if received after 3:00 p.m., New York City time, on the immediately following Business Day) as Amount Available constituting Principal Collections pursuant to Section 8.3(a) as if (x) the date of such prepayment were a Distribution Date and (y) such prepayment occurred during the Accrual Period to which such Distribution Date relates; and

(iv)           each such prepayment shall be subject to the payment of any amounts required by Section 2.5(c) (if any) resulting from a prepayment or payment if, in connection with such prepayment, the Borrower elects to permanently reduce the Facility Amount in accordance with Section 2.5; and

(v)           each such voluntary partial prepayment shall reduce the Advances outstanding of the Borrower.

Section 2.5              Permanent Reduction of Facility Amount. (a) The Borrower may at any time upon five Business Days’ prior written notice to the Facility Agent (with a copy to the Collateral Agent and the Collateral Administrator), permanently reduce the Facility Amount (i) in whole upon payment in full (in accordance with Section 2.4) of the aggregate outstanding principal amount of all Advances or (ii) in part by any amount that the Facility Amount exceeds the aggregate outstanding principal amount of all Advances (after giving effect to any concurrent prepayment thereof). In connection with any partial permanent reduction of the Facility Amount under this Section 2.5(a), the Commitment of each Committed Lender shall automatically, and without any further action by any party, be reduced pro rata with all other Committed Lenders such that the sum of all Commitments will equal the newly reduced Facility Amount.

(b) In connection with any permanent reduction of the Facility Amount under Section 2.5(a) as a result of any repayment of the Advances, the Commitment of each Lender with a Commitment shall automatically, and without any further action by any party, be correspondingly reduced pro rata with all other Lenders with a Commitment.

(c) As a condition precedent to any permanent reduction of the Facility Amount pursuant to Section 2.5(a) or Section 2.5(b), the Borrower shall pay to the Facility Agent, for the respective accounts of the Lenders, any applicable Prepayment Fee.

Section 2.6              Extension of Revolving Period. The Borrower may, at any time after the one-year anniversary of the Effective Date and prior to the date that is 20 Business Days prior to the last date of the Revolving Period, deliver a written notice to the Facility Agent and each Agent (with a copy to the Collateral Agent) requesting an extension of the Revolving Period. With consent of each Agent and the Facility Agent in its respective sole discretion, the Revolving Period shall be extended to a date mutually agreed upon by the Borrower and the Agents and in accordance with the other terms and conditions as may be agreed to from time-to-time by the Borrower and the Facility Agent. To the extent consent is not received from any Agent within thirty (30) days following such Agent’s receipt of written notice, such Agent shall be deemed to have rejected such extension request.

Section 2.7              Calculation of Discount Factor.

(a)            In connection with the purchase of each Collateral Obligation and prior to such Collateral Obligation being purchased by the Borrower and included in the Collateral, the Facility Agent will assign (in its sole discretion) a Discount Factor for such Collateral Obligation, which Discount Factor shall (x) not exceed 100% of the par value (excluding any deferred or capitalized interest) of such Collateral Obligation and (y) remain effective for such Collateral Obligation except as provided in clause (b) below.

(b)            If a Revaluation Event occurs with respect to any Collateral Obligation, the Discount Factor of such Collateral Obligation may be amended by the Facility Agent, in its sole discretion, but shall not, in any event, exceed 100% of the par value (excluding any deferred or capitalized interest) of such Collateral Obligation. The Facility Agent will provide written notice of the revised Discount Factor to the Borrower and the Servicer (for delivery to each Agent, the Collateral Agent and the Collateral Administrator in accordance with Section 17.3). To the extent the Servicer has actual knowledge or has received notice of any Revaluation Event with respect to any Collateral Obligation, the Servicer shall give prompt notice thereof to the Facility Agent (but, in any event, not later than two Business Days after it receives notice or gains actual knowledge thereof).

(c)            If the circumstances giving rise to any Revaluation Event with regard to any Collateral Obligation cease to be applicable, the Servicer may provide written notice of such changed circumstances to the Facility Agent, and if no Revaluation Event shall then be continuing for such Collateral Obligation, the Facility Agent shall re-evaluate the Discount Factor for such Collateral Obligation.

(d)            The Servicer shall notify the Collateral Administrator of the selection of the Discount Factor or any modification thereto as set forth in this Section 2.7.

Section 2.8              Increase in Facility Amount.

The Borrower may from time to time, with the prior written consent of the Facility Agent (whose consent may be conditioned on one or more conditions precedent in its sole discretion) and any Lender Group increasing their aggregate Commitment in accordance with this Section 2.8, increase the aggregate Commitment of the existing Lender Groups (pro rata) by up to an aggregate additional $50,000,000; provided that each increase in the aggregate Commitments shall be in integral multiples of $5,000,000, (ii) add additional Lender Groups and/or (iii) increase the Commitment of any Lender Group, in each case which shall increase the Facility Amount by the amount of the Commitment of each such existing or additional Lender Group.

Section 2.9              Defaulting Lenders.

(a)            Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law; (i) any payment of principal, interest, fees or other amounts received by the Collateral Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Facility Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Facility Agent hereunder; second, as the Borrower may request (so long as no Event of Default or Unmatured Event of Default exists (except to the extent caused by such Defaulting Lender, as determined by the Facility Agent in its sole discretion)), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Facility Agent; third, if so determined by the Facility Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund future Advances under this Agreement; fourth, to the payment of any amounts owing to the other Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default or Unmatured Event of Default exists (except to the extent caused by such Defaulting Lender, as determined by the Facility Agent in its sole discretion), to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.9 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto and (ii) for any period during which such Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to receive any Undrawn Fee for any period during which that Lender is a Defaulting Lender (and under no circumstances shall the Borrower retroactively be or become required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b)            If the Facility Agent and the Borrower determine in their respective sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Facility Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of Advances outstanding of the other Lenders or take such other actions as the Facility Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article III

YIELD, UNDRAWN FEE, ETC.

Section 3.1              Yield and Undrawn Fee. (a) The Borrower hereby promises to pay and on the dates specified in Section 3.2, Yield on the outstanding amount of each Advance (or each portion thereof) for the period commencing on the applicable Advance Date until such Advance is paid in full. No provision of this Agreement or the Notes shall require the payment or permit the collection of Yield in excess of the maximum amount permitted by Applicable Law.

(b)              The Borrower shall pay the Undrawn Fee on the dates specified in Section 3.2.

Section 3.2              Yield and Undrawn Fee Distribution Dates. Yield accrued on each Advance (including any previously accrued and unpaid Yield) and the Undrawn Fee (as applicable) shall be payable, without duplication:

(a)            on the Facility Termination Date;

(b)            on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Advance; and

(c)            on each Distribution Date.

Section 3.3              Yield Calculation. The Advances shall bear interest on each day during each Accrual Period at a rate per annum equal to the product of (a) the Interest Rate for such Accrual Period multiplied by (b) the outstanding amount of the Advances on such day. All Yield shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such Yield is payable over a year comprised of 360 days.

Section 3.4              Computation of Yield, Fees, Etc. Each Agent (on behalf of its respective Lender Group) and the Facility Agent shall determine the applicable Yield and all Fees to be paid by the Borrower on each Distribution Date for the related Accrual Period and shall advise the Collateral Agent and the Collateral Administrator thereof in writing no later than three (3) Business Days following the Determination Date immediately prior to such Distribution Date. Such reporting may also include an accounting of any amounts due and payable pursuant to Sections 4.3 and 5.1.

Article IV

PAYMENTS; TAXES

Section 4.1              Making of Payments. Subject to, and in accordance with, the provisions hereof and Section 2.4 or Section 8.3(a), as applicable, all payments of principal of or Yield on the Advances and other amounts due to the Lenders shall be made pursuant to Section 8.3(a) no later than 3:00 p.m., New York City time, on the day when due in lawful money of the United States of America in immediately available funds. Payments received by any Lender or Agent after 3:00 p.m., New York City time, on any day will be deemed to have been received by such Lender or Agent on the next following Business Day. The respective Agent for each Lender Group shall allocate to the Lenders in its Lender Group each payment in respect of the Advances received by the respective Agent as provided by Section 8.3(a) or Section 2.4, as applicable. Payments in reduction of the principal amount of the Advances shall be allocated and applied to Lenders pro rata based on their respective portions of such Advances, or in any such case in such other proportions as each affected Lender may agree upon in writing from time to time with such Agent and the Borrower. Payments of Yield and the Undrawn Fee shall be allocated and applied to Lenders pro rata based upon the respective amounts of such Yield and Undrawn Fee due and payable to them.

Section 4.2              Due Date Extension. If any payment of principal or Yield with respect to any Advance falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and additional Yield shall accrue and be payable for the period of such extension at the rate applicable to such Advance.

Section 4.3              Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Official Body in accordance with Applicable Law, or at the option of the Facility Agent timely reimburse it for the payment of, any Other Taxes.

(c)            Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.3) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability, setting forth in reasonable detail the calculation of such amount, delivered to the Borrower by a Lender (with a copy to the Collateral Agent, the Collateral Administrator and the Facility Agent), or by the Facility Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)            Indemnification by the Lenders. Each Lender shall severally indemnify the Facility Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Facility Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 15.9 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Facility Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Facility Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Facility Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Facility Agent to the Lender from any other source against any amount due to the Facility Agent under this Section 4.3(d).

(e)            Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to an Official Body pursuant to this Section 4.3, the Borrower shall deliver to the Facility Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Facility Agent.

(f)             Status of Lenders.

(i)             Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Facility Agent, at the time or times reasonably requested by the Borrower or the Facility Agent, such properly completed (in a manner reasonably satisfactory to the Borrower and the Facility Agent) and executed documentation reasonably requested by the Borrower or the Facility Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Facility Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Facility Agent as will enable the Borrower or the Facility Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.3(f)(ii)(A), Section 4.3(f)(ii)(B) and Section 4.3(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing:

(A)           any Lender that is a U.S. Person shall deliver to the Borrower, the Facility Agent and the Collateral Administrator on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent) executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower, the Facility Agent and the Collateral Administrator (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent) whichever of the following is applicable:

(I)              in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)             executed copies of IRS Form W-8ECI;

(III)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(IV)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent) executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Facility Agent to determine the withholding or deduction required to be made; and

(D)              if a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Facility Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Facility Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Facility Agent as may be necessary for the Borrower and the Facility Agent to (x) comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or (y) determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Facility Agent in writing of its legal inability to do so.

(g)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (including any election to receive a Tax credit in lieu of a refund) as to which it has been indemnified pursuant to this Section 4.3 (including by the payment of additional amounts pursuant to this Section 4.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.3(g) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 4.3(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.3(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.3(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)            Survival. Each party’s obligations under this Section 4.3 shall survive the resignation or replacement of the Facility Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

(i)             Defined Terms. For the avoidance of doubt, for purposes of this Section 4.3, the term “Applicable Law” includes FATCA.

Article V

INCREASED COSTS, ETC.

Section 5.1              Increased Costs, Capital Adequacy. (a) If, due to either (i) the introduction of or any change following the date hereof (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application arising following the date hereof of any Applicable Law, in each case whether foreign or domestic or (ii) the compliance with any guideline or request following the date hereof from any central bank or other Official Body (whether or not having the force of law), (A) there shall be any increase in the cost (other than Taxes) to the Facility Agent, any Agent, any Lender, successor or assign thereof (each of which shall be an “Affected Person”) of agreeing to make or making, funding or maintaining any Advance (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Person hereunder), as the case may be, (B) there shall be any reduction in the amount of any sum received or receivable by an Affected Person under this Agreement or under any other Transaction Document (other than as a result of Taxes), or (C) any Recipient is subject to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then, in each case, the Borrower shall from time to time but subject to Section 8.3, after written demand by the Facility Agent (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), on behalf of such Affected Person, pay to the Facility Agent, on behalf of such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs or reduced payments within thirty (30) days after such demand but only to the extent there are amounts available therefore on any given day pursuant to Section 8.3; provided, that the amounts payable under this Section 5.1 shall be without duplication of amounts payable under Section 4.3.

(b)            If either (i) the introduction of or any change following the date hereof in or in the interpretation, administration or application arising following the date hereof of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Person with any law, guideline, rule, regulation, directive or request following the date hereof, from any central bank, any Official Body or agency, including, without limitation, compliance by an Affected Person with any request or directive regarding capital adequacy or liquidity, has or would have the effect of reducing the rate of return on the capital of any Affected Person, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Person could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Person with respect to capital adequacy), by an amount deemed by such Affected Person to be material, then, from time to time but subject to Section 8.3, after demand by such Affected Person (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), the Borrower shall pay the Facility Agent on behalf of such Affected Person such additional amounts as will compensate such Affected Person for such reduction but only to the extent there are amounts available therefore on any given day pursuant to Section 8.3(a).

(c)             If an Affected Person shall at any time (without regard to whether any Basel III Regulations are then in effect) suffer or incur (i) any explicit or implicit charge, assessment, cost or expense by reason of the amount or type of assets, capital or supply of funding such Affected Person or any of its Affiliates is required or expected to maintain in connection with the transactions contemplated herein, without regard to (A) whether such charge, assessment, cost or expense is imposed or recognized internally, externally or inter-company or (B) whether it is determined in reference to a reduction in the rate of return on such Affected Person’s or Affiliate’s assets or capital, an inherent cost of the establishment or maintenance of a reserve of stable funding, a reduction in the amount of any sum received or receivable by such Affected Person or its Affiliates or otherwise, or (ii) any other imputed cost or expense arising by reason of the actual or anticipated compliance by such Affected Person or any of its Affiliates with the Basel III Regulations, then, upon demand by or on behalf of such Affected Person through the Facility Agent, the Borrower shall pay to the Facility Agent, for the benefit of such Affected Person, such amount as will, in the determination of such Affected Person, compensate such Affected Person therefor but only to the extent there are amounts available therefor on any given day pursuant to Section 8.3(a). A certificate of the applicable Affected Person setting forth the amount or amounts necessary to compensate the Affected Person under this Section 5.1(c) shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d)            In determining any amount provided for in this Section 5.1, the Affected Person may use any reasonable averaging and attribution methods. The Facility Agent, on behalf of any Affected Person making a claim under this Section 5.1, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error.

Article VI

EFFECTIVENESS; CONDITIONS TO ADVANCES

Section 6.1              Effectiveness. This Agreement shall become effective on the first day (the “Effective Date”) on which the Facility Agent, on behalf of the Lenders, shall have received the following, each in form and substance reasonably satisfactory to the Facility Agent:

(a)            Transaction Documents. This Agreement and each other Transaction Document to be executed on the Effective Date, in each case duly executed by each party thereto;

(b)            Notes. For each Lender Group that has requested the same, Notes duly completed and executed by the Borrower and payable to the Agent for such Lender Group;

(c)            Establishment of Accounts. Evidence that each Account has been established;

(d)            Resolutions. Certified copies of the resolutions of the board of managers (or similar items) of the Borrower, the Equityholder and the Servicer approving the Transaction Documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its secretary or assistant secretary or other authorized officer;

(e)            Organizational Documents. The certificate of formation (or similar organizational document) of the Borrower, the Equityholder and the Servicer certified by the Secretary of State of its jurisdiction of organization; and a certified, executed copy of the Borrower’s, the Equityholder’s and the Servicer’s organizational documents;

(f)             Good Standing Certificates. Good standing certificates for the Borrower, the Equityholder and the Servicer issued by the applicable Official Body of its jurisdiction of organization;

(g)            Incumbency. A certificate of the secretary or assistant secretary of the Borrower, the Equityholder and the Servicer certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents to be delivered by it;

(h)            Filings. Copies of proper financing statements, as may be necessary or, in the opinion of the Facility Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the security interest of the Collateral Agent on behalf of the Secured Parties in all Collateral in which an interest may be pledged hereunder;

(i)             Opinions. Legal opinions of Eversheds Sutherland (US) LLP, counsel for the Borrower, the Equityholder and the Servicer, Richards, Layton & Finger, PA, special counsel for the Equityholder and Dentons US LLP, counsel for the Collateral Agent, the Collateral Custodian and the Collateral Administrator, each in form and substance reasonably satisfactory to the Facility Agent covering such matters as the Facility Agent may reasonably request;

(j)             No Event of Default, etc. Each of the Transaction Documents to be executed on the Effective Date is in full force and effect and no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the issuance of the Notes and the borrowing hereunder;

(k)            Liens. The Facility Agent shall have received (i) the results of a recent search by a Person satisfactory to the Facility Agent, of the UCC, judgment, security interest and tax lien filings which may have been filed with respect to personal property of the Borrower, and bankruptcy and pending lawsuits with respect to the Borrower and the results of such search shall be satisfactory to the Facility Agent and (ii) filed UCC termination statements, if any, necessary to release all security interests and other rights of any Person in any Collateral previously granted by the Borrower and any executed pay-off letters reasonably requested by the Facility Agent;

(l)             Payment of Fees. The Facility Agent shall have received evidence, to its sole satisfaction, that all Fees due to the Lenders on the Effective Date have been paid in full;

(m)            No Material Adverse Effect. No Material Adverse Effect shall have occurred since the earliest formation date of the Equityholder and no litigation shall have commenced which, if successful, could have a Material Adverse Effect;

(n)            Financial Statements. The Facility Agent has received the most recently available copies of the financial statements and reports described in Section 7.5(k) certified by a Responsible Officer of the Equityholder (including the Servicer on behalf of the Equityholder) to be true and correct and such financial statements fairly present in all material respects the financial condition of such Person as of the applicable date of issuance;

(o)            Compliance. The Collateral Agent, the Securities Intermediary, the Facility Agent and the Lenders shall have received sufficiently in advance of the Effective Date, all documents and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56;

(p)            Minimum Equity Test. The Facility Agent shall have received satisfactory evidence that the Minimum Equity Test is satisfied; and

(q)            Other. Such other approvals, documents, opinions, certificates and reports as the Facility Agent may reasonably request.

Section 6.2              Advances and Reinvestments. The making of any Advance (including the initial Advance hereunder) and any Reinvestment are all subject to the condition that the Effective Date shall have occurred and to the following further conditions precedent that:

(a)            No Event of Default, Etc. Each of the Transaction Documents shall be in full force and effect (unless terminated in accordance with the terms of the Transaction Documents) and (i) no Event of Default or Unmatured Event of Default shall have occurred and be continuing or will result from the making of such Advance or Reinvestment (other than in connection with an Advance made pursuant to Section 2.2(c)), (ii) no Servicer Default or Unmatured Servicer Default shall have occurred and be continuing or will result from the making of such Advance or Reinvestment (other than in connection with an Advance made pursuant to Section 2.2(c)), (iii) the representations and warranties of the Borrower and the Servicer contained herein and in the other Transaction Documents shall be true and correct in all material respects (or if such representation and warranty is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such representation and warranty shall be true and correct in all respects) as of the related Funding Date (or if such representation and warranty specifically refers to an earlier date, such earlier date), with the same effect as though made on the date of (and after giving effect to) such Advance or Reinvestment (or, if applicable, such earlier specified date) and (iv) after giving effect to such Advance or Reinvestment (and any purchase of Eligible Collateral Obligations in connection therewith), the aggregate outstanding principal balance of the Advances will not exceed the Borrowing Base;

(b)            Requests. (i) In connection with the funding of any Advance pursuant to Section 2.2(a), the Collateral Agent, each Agent and the Facility Agent shall have received the Advance Request for such Advance in accordance with Section 2.2(a), together with all items required to be delivered in connection therewith and (ii) in connection with any Reinvestment, the Collateral Agent, each Agent and the Facility Agent shall have received the Reinvestment Request for such Reinvestment in accordance with Section 8.3(b), together with all items required to be delivered in connection therewith;

(c)            Revolving Period. The Revolving Period shall not have ended;

(d)            Document Checklist. The Facility Agent, the Collateral Custodian, the Collateral Administrator and the Collateral Agent (for delivery to each Agent via the Collateral Agent’s Website) shall have received a Document Checklist for each Eligible Collateral Obligation to be added to the Collateral on the related Funding Date;

(e)            Borrowing Base Confirmation. The Collateral Agent (for delivery to each Agent via the Collateral Agent’s Website) and the Facility Agent shall have received an Officer’s Certificate of the Borrower or the Servicer (which may be included as part of the Advance Request or Reinvestment Request) computed as of the date of such request and after giving effect thereto and to the purchase by the Borrower of the Collateral Obligations to be purchased by it on such date (if any), demonstrating that the aggregate principal amount of all outstanding Advances shall not exceed the Facility Amount, the Borrowing Base or the Maximum Availability, calculated as of the Funding Date as if the Collateral Obligations purchased by the Borrower on such Funding Date were owned by the Borrower;

(f)             Collateral Quality Tests, Minimum Equity Test. The Collateral Agent (for delivery to each Agent via the Collateral Agent’s Website) and the Facility Agent shall have received an Officer’s Certificate (which may be included as part of the Advance Request or Reinvestment Request) computed as of the date of such requested Advance and after giving effect thereto and to the purchase by the Borrower of the Collateral Obligations to be purchased by it on such Funding Date, demonstrating that (i) with respect to each Advance, all of the Collateral Quality Tests and the Minimum Equity Test are satisfied or (ii) with respect to each Reinvestment, each Collateral Quality Test is satisfied (or, if any Collateral Quality Test is not satisfied, it is improved or maintained);

(g)            Hedging Agreements. The Facility Agent shall have received evidence, in form and substance satisfactory to it, that the Borrower has entered into Hedging Agreements to the extent required by, and satisfying the requirements of, Section 10.6;

(h)            Facility Agent Approval. In connection with the acquisition of any Collateral Obligation by the Borrower or the incremental pledge of any Collateral Obligation owned by the Borrower, (1) the Borrower shall have received an Asset Approval Notice with respect to such Collateral Obligation from the Facility Agent and (2) the Borrower (or the Servicer on its behalf) shall have given electronic notice back to the Facility Agent (with a copy to the Collateral Agent) that it acknowledges and agrees to the terms set forth in the related Asset Approval Notice;

(i)             Permitted Use. The proceeds of any Advance will be used solely by the Borrower (A) to acquire Collateral Obligations as identified on the applicable Asset Approval Request, (B) to satisfy any unfunded commitments in connection with any Variable Funding Asset or (C) to make a distribution pursuant to Section 10.16;

(j)             Appraised Value. In connection with the acquisition of each Asset Based Loan and within the time periods set forth below, the Borrower or the Servicer (on behalf of the Borrower) shall have retained or shall have caused the Obligor to retain an Approved Valuation Firm to calculate the Appraised Value of (A) with respect to any such Collateral Obligation that has intellectual property, equipment or real property, as the case may be, in its borrowing base, the collateral securing such Collateral Obligation within twelve (12) months prior to the acquisition of such Collateral Obligation and inclusion into the Collateral and (B) with respect to all other Asset Based Loans, the collateral securing such Collateral Obligation within six (6) months prior to the acquisition of such Collateral Obligation and inclusion into the Collateral. The Servicer shall report the Approved Valuation Firm, appraisal metric and Appraised Value for such Collateral Obligation to the Facility Agent and the Collateral Agent (for delivery to each Agent pursuant to Section 17.3) in the Advance Request or the Reinvestment Request related to such Collateral Obligation. The requirements of this Section 6.2(j) shall be modified with respect to any Collateral Obligation to the extent set forth on the related Asset Approval Request and confirmed in the related Asset Approval Notice;

(k)            Borrower Certification. The Borrower shall have delivered to the Collateral Agent and the Facility Agent an Officer’s Certificate (which may be included as part of the Advance Request or Reinvestment Request) dated the date of such requested Advance or Reinvestment certifying that the conditions described in Sections 6.2(a) through (j) have been satisfied;

(l)             Rating Letters. Solely with respect to the initial advance to be made by each Conduit Lender, the applicable Agent shall have received a letter from each applicable Rating Agency confirming its rating of such Conduit Lender;

(m)            Borrowing Base Model. The Borrower, the Servicer and Facility Agent shall have agreed to a form of Borrowing Base model (in Excel format); and

(n)            Other. The Facility Agent shall have received such other approvals, documents, opinions, certificates and reports as it may request, which request is reasonable as to scope, content and timing.

Section 6.3             Transfer of Collateral Obligations and Permitted Investments. (a) The Collateral Agent shall hold all Certificated Securities (whether Collateral Obligations or Permitted Investments) and Instruments delivered to it in physical form at the Corporate Trust Office.

(b)            On the Effective Date (with respect to each Collateral Obligation and Permitted Investment owned by the Borrower on such date) and each time that the Borrower or the Servicer shall direct or cause the acquisition of any Collateral Obligation or Permitted Investment, the Borrower or the Servicer shall, if such Permitted Investment or, in the case of a Collateral Obligation, the related promissory note or assignment documentation has not already been delivered to the Collateral Custodian or the Collateral Administrator, as applicable, in accordance with the requirements set forth in Section 18.3(a), cause the delivery of such Permitted Investment or, in the case of a Collateral Obligation, the related promissory note or assignment documentation in accordance with the requirements set forth in Section 18.3(a) to the Collateral Custodian or the Collateral Administrator, as applicable, to be credited by the Collateral Custodian to the Collection Account in accordance with the terms of this Agreement.

(c)            The Borrower or the Servicer shall cause all Collateral Obligations or Permitted Investments acquired by the Borrower to be transferred to the Collateral Agent for credit by it to the Collection Account, and shall cause all Collateral Obligations and Permitted Investments acquired by the Borrower to be delivered to the Collateral Agent by one of the following means (and shall take any and all other actions necessary to create and perfect in favor of the Collateral Agent a valid security interest in each Collateral Obligation and Permitted Investment (in each case, whether now existing or hereafter acquired), which security interest shall be senior (subject to Permitted Liens) to that of any other creditor of the Borrower):

(i)             in the case of an Instrument or a Certificated Security in registered form by having it Indorsed to the Collateral Agent or in blank by an effective Indorsement or registered in the name of the Collateral Agent and by (A) delivering such Instrument or Certificated Security to the Collateral Agent at the Corporate Trust Office and (B) causing the Collateral Agent to maintain (on behalf of the Collateral Agent for the benefit of the Secured Parties) continuous possession of such Instrument or Certificated Security at the Corporate Trust Office;

(ii)            in the case of an Uncertificated Security, by (A) causing the Collateral Agent to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective (for the avoidance of doubt, interests in Collateral Obligations consisting of loans that are evidenced by delivery of a security (as defined in the UCC) shall not be treated as an Uncertificated Security);

(iii)           in the case of any Security Entitlement, by causing each such Security Entitlement to be credited to an Account in the name of the Securities Intermediary;

(iv)           in the case of General Intangibles (including any Collateral Obligation or Permitted Investment not evidenced by an Instrument), by filing, maintaining and continuing the effectiveness of, a financing statement for the Borrower naming the Borrower as debtor and the Collateral Agent as secured party and describing the Collateral Obligation or Permitted Investment (or a description of “all assets” of the Borrower) as the collateral at the filing office of the Secretary of State of Delaware; and

(v)            in the case of the Collateral Obligation Files, by delivering each to the Collateral Custodian or the Collateral Administrator, as applicable, in accordance with the terms of Section 18.3.

Article VII

ADMINISTRATION AND SERVICING OF COLLATERAL OBLIGATIONS

Section 7.1              Retention and Termination of the Servicer. The servicing, administering and collection of the Collateral Obligations shall be conducted by the Person designated as Servicer from time to time in accordance with this Section 7.1. Subject to early termination due to the occurrence of a Servicer Default or as otherwise provided below in this Article VII, the Borrower hereby designates Stellus Private Credit BDC, and Stellus Private Credit BDC hereby agrees to serve, as Servicer until the termination of this Agreement. For the avoidance of doubt, the Servicer is not an agent of the Facility Agent, any Agent or any Lender.

Section 7.2              Removal of the Servicer; Appointment of Successor Servicer. (a) If a Servicer Default shall occur and be continuing, the Facility Agent (acting in such capacity or at the direction of the Majority Lenders) by written notice given to the Servicer, may terminate all of the rights and obligations of the Servicer and appoint a successor pursuant to the terms hereof. In addition, if the Servicer is terminated upon the occurrence of a Servicer Default, the Servicer shall, if so requested by the Facility Agent (acting in such capacity or at the direction of the Majority Lenders) deliver to any successor servicer copies of its Records within ten (10) Business Days after demand therefor and a computer tape or diskette (or any other means of electronic transmission acceptable to such successor servicer) containing as of the close of business on the date of demand all of the data maintained by the Servicer in computer format in connection with servicing the Collateral Obligations.

(b)            The Servicer shall not resign from the obligations and duties imposed on it by this Agreement as Servicer.

(c)            Any Person other than the Servicer (i) into which the Servicer may be merged or consolidated in accordance with the terms of this Agreement, (ii) resulting from any merger or consolidation to which the Servicer shall be a party, (iii) acquiring by conveyance, transfer or lease substantially all of the assets of the Servicer, or (iv) succeeding to the business of the Servicer in any of the foregoing cases, shall execute an agreement of assumption to perform every obligation of the Servicer under this Agreement and, whether or not such assumption agreement is executed, shall be the successor to the Servicer under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, anything in this Agreement to the contrary notwithstanding.

(d)            Subject to the last sentence of this Section 7.2(d), until a successor Servicer has commenced servicing activities in the place of Stellus Private Credit BDC, Stellus Private Credit BDC shall continue to perform the obligations of the Servicer hereunder. On and after the termination of the Servicer pursuant to this Section 7.2, the successor servicer appointed by the Facility Agent (at the direction of the Facility Agent or the Majority Lenders) shall be the successor in all respects to the Servicer in its capacity as Servicer under this Agreement and the transactions set forth or provided for in this Agreement and shall be subject to all the rights, responsibilities, restrictions, duties, liabilities and termination provisions relating thereto placed on the Servicer by the terms and provisions of this Agreement. The Servicer agrees to cooperate and use reasonable efforts in effecting the transition of the responsibilities and rights of servicing of the Collateral Obligations, including the transfer to any successor servicer for the administration by it of all cash amounts that shall at the time be held by the Servicer for deposit, or have been deposited by the Servicer, or thereafter received with respect to the Collateral Obligations and the delivery to any successor servicer in an orderly and timely fashion of all files and records in its possession or reasonably obtainable by it with respect to the Collateral Obligations containing all information necessary to enable the successor servicer to service the Collateral Obligations. Notwithstanding anything contained herein to the contrary and to the extent permitted by Applicable Law without causing the Servicer to have liability, the termination of the Servicer shall not become effective until an entity acceptable to the Facility Agent or the Majority Lenders in their respective sole discretion shall have assumed the responsibilities and obligations of the Servicer.

(e)            At any time, the Facility Agent or any Lender may irrevocably waive any rights granted to such party under Section 7.2(a). Any such waiver shall be in writing and executed by such party that is waiving its rights hereunder. A copy of such waiver shall be promptly delivered by the waiving party to the Servicer and the Facility Agent.

Section 7.3              Duties of the Servicer. The Servicer shall manage, service, administer and make collections on the Collateral Obligations and perform the other actions required to be taken by the Servicer in accordance with the terms and provisions of this Agreement and the Servicing Standard.

(a)            The Servicer shall take or cause to be taken all such actions, as may be reasonably necessary or advisable to attempt to recover Collections from time to time, all in accordance with (i) Applicable Law, (ii) the applicable Collateral Obligation and its Underlying Instruments, (iii) the Credit and Collection Policy and (iv) the Servicing Standard. The Borrower hereby appoints the Servicer, from time to time designated pursuant to Section 7.1, as agent for itself and in its name to enforce and administer its rights and interests in the Collections and the related Collateral Obligations.

(b)            The Servicer shall administer the Collections in accordance with the procedures described herein. The Servicer shall (i) instruct each Obligor or, in the case of any agented Collateral Obligation, the applicable administrative agent, collateral agent, or equivalent Person to deposit Collections directly into the Pass-Through Collection Account (and shall re-instruct each such Person if such Person otherwise delivers Collections), (ii) deposit all Collections received directly by it into the Pass-Through Collection Account within one (1) Business Day of receipt thereof and (iii) cause the Equityholder and each administrative agent that is Affiliated with it or the Equityholder to deposit all Collections received directly by the Equityholder or Affiliate into the Pass-Through Collection Account within one (1) Business Day of receipt thereof. The Servicer shall identify all Collections as either Principal Collections or Interest Collections, as applicable, and notify the Collateral Agent and the Collateral Administrator of such designation in writing. Upon receipt of such identification, the Collateral Agent shall withdraw such amounts from the Pass-Through Collection Account and deposit such amounts to the Interest Collection Account or the Principal Collection Account, as applicable. The Servicer shall make such deposits or payments by electronic funds transfer through the Automated Clearing House system, or by wire transfer.

(c)            The Servicer shall maintain for the Borrower and the Secured Parties in accordance with their respective interests all Records that evidence or relate to the Collections not previously delivered to the Collateral Agent and shall, as soon as reasonably practicable upon demand of the Facility Agent, make available, or, upon the Facility Agent’s demand following the occurrence and during the continuation of a Servicer Default, deliver to the Facility Agent (with copies to the Collateral Agent and the Collateral Administrator) copies of all Records in its possession which evidence or relate to the Collections.

(d)            The Servicer shall, as soon as practicable following receipt thereof, turn over to the applicable Person any cash collections or other cash proceeds received with respect to each Collateral Obligation that do not constitute Collections or were paid in connection with a Retained Interest.

(e)            On each Measurement Date, (x) the Servicer (on behalf of the Borrower) shall re-determine the status of each Eligible Collateral Obligation as of such date and provide notice of any change in the status of any Eligible Collateral Obligation to the Collateral Administrator and the Collateral Agent and, as a consequence thereof, (i) Collateral Obligations that were previously Eligible Collateral Obligations on a prior Measurement Date may be excluded from the Aggregate Eligible Collateral Obligation Amount on such Measurement Date and (ii) Collateral Obligations that were previously not Eligible Collateral Obligations on a prior Measurement Date may (with the consent of the Facility Agent following receipt and review of a new Asset Approval Request) be included in the Aggregate Eligible Collateral Obligation Amount on such Measurement Date. and (y) the Servicer shall provide to the Facility Agent the updated Borrowing Base model in the form agreed pursuant to Section 6.2(m).

Section 7.4              Representations and Warranties of the Servicer. The Servicer represents, warrants and covenants as of the Effective Date, each Funding Date, and each other Measurement Date (other than a Measurement Date pursuant to clause (iv) or (vi) of the definition thereof or clause (viii) of the definition thereof if such Optional Sale is required under Section 10.30), as to itself:

(a)            Organization and Good Standing. It has been duly organized and is validly existing as a limited liability company in good standing under the laws of its jurisdiction of organization, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted;

(b)            Due Qualification. It is duly qualified to do business as a limited liability company in good standing and has obtained all necessary licenses and approvals in all jurisdictions where the failure to do so would have a Material Adverse Effect;

(c)            Power and Authority. It has the power, authority and legal right to execute and deliver this Agreement and the Transaction Documents to which it is a party (in any capacity) and to perform its obligations hereunder and thereunder; and the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party (in any capacity) have been duly authorized by the Servicer by all necessary limited liability company action;

(d)            Binding Obligations. This Agreement and the Transaction Documents to which it is a party (in any capacity) have been duly executed and delivered by the Servicer and, assuming due authorization, execution and delivery by each other party hereto and thereto, constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) implied covenants of good faith and fair dealing;

(e)            No Violation. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party (in any capacity), the consummation of the transactions contemplated thereby and the fulfillment of the terms thereof do not (A) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, its organizational documents, or any material indenture, agreement, mortgage, deed of trust or other instrument to which it is a party or by which it or its properties are bound or (B) violate in any material respect any Applicable Law except, in the case of this subclause (B), to the extent that such conflict or violation would not reasonably be expected to have a Material Adverse Effect;

(f)             No Proceedings. There are no proceedings or investigations pending or, to the best of the Servicer’s knowledge, threatened against it, before any Official Body having jurisdiction over it or its properties (A) asserting the invalidity of any of the Transaction Documents, (B) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by the Transaction Documents or (C) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect;

(g)            No Consents. No consent, license, approval, authorization or order of, or registration, declaration or filing with, any Official Body having jurisdiction over it or any of its properties is required to be made in connection with the execution, delivery or performance of this Agreement and the Transaction Documents to which it is a party (in any capacity) or the consummation of the transactions contemplated thereby, in each case other than (A) consents, licenses, approvals, authorizations, orders, registrations, declarations or filings which have been obtained or made and continuation statements and renewals in respect thereof and (B) where the lack of such consents, licenses, approvals, authorizations, orders, registrations, declarations or filings would not reasonably be expected to have a Material Adverse Effect;

(h)            Investment Company Status. It is a “business development company” within the meaning of the 1940 Act;

(i)             Information True and Correct. All information (other than projections, forward-looking information or information relating to third parties that are not Affiliates of the Borrower, the Equityholder or the Servicer) heretofore or hereafter furnished by or on behalf of the Servicer in writing to any Lender, the Collateral Agent, the Collateral Administrator or the Facility Agent in connection with this Agreement or any transaction contemplated hereby (including, without limitation, prior to the Effective Date but after taking into account all updates, modifications and supplements to such information) is and will be (when taken as a whole) true and correct in all material respects (or, if not prepared by or under the direction of the Servicer, true and correct in all material respects to the knowledge of the Servicer) and does not and will not omit to state a material fact necessary to make the statements contained therein (when taken as a whole) not misleading (or, if not prepared by or under the direction of the Servicer, does not omit to state such a fact to the knowledge of the Servicer).

(j)             Financial Statements. The Equityholder (or the Servicer on behalf of the Equityholder) has delivered to each Lender complete and correct copies of (A) the audited consolidated financial statements of such Person for the fiscal year most recently ended, and (B) the unaudited consolidated financial statements of such Person for the fiscal quarter most recently ended, in each case when required to be delivered under Section 7.5(k). Such financial statements (including the related notes) fairly present the financial condition of such Person as of the respective dates thereof and the results of operations for the periods covered thereby in all material respects, each in accordance with GAAP, except in the case of unaudited financial statements, the absence of footnotes and year-end adjustments.

(k)            Eligibility of Collateral Obligations. All Collateral Obligations included as Eligible Collateral Obligations in the most recent calculation of any Borrowing Base required to be determined hereunder were Eligible Collateral Obligations as of the date of such calculation;

(l)             Collections. The Servicer acknowledges that all Collections received by it or its Affiliates (other than any Excluded Amount) are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Pass-Through Collection Account;

(m)            Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by the Servicer;

(n)            Solvency. The Servicer is not the subject of any Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Servicer is a party do not and will not render the Servicer not solvent;

(o)            Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or the other Transaction Documents (including, without limitation, the use of the Proceeds from the pledge of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II;

(p)            No Injunctions. No injunction, writ, restraining order or other order of any nature materially adversely affects the Servicer’s performance of its obligations under this Agreement or any Transaction Document to which the Servicer is a party;

(q)            Indebtedness. As of the Effective Date, neither Equityholder nor the Servicer has any outstanding Indebtedness other than any Permitted Indebtedness and hereunder;

(r)             Allocation of Charges. There is not any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Facility Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges;

(s)            Selection Procedures. In selecting the Collateral Obligations hereunder and for other Persons for whom it manages similar assets, no selection procedures were employed which are intended to be adverse to the interests of any Agent or Lender; and

(t)             Servicer Equity Capital. The Servicer has equity capital of at least $1,000,000.

Section 7.5              Covenants of the Servicer. Until the date on or after the Facility Termination Date on which the Commitments have been terminated in full and the Obligations (other than contingent Obligations for which no claim has been made) shall have been repaid in full:

(a)             Compliance with Agreements and Applicable Laws. The Servicer shall perform each of its obligations under this Agreement and the other Transaction Documents and comply with all Applicable Laws, including those applicable to the Collateral Obligations and all Collections thereof, except to the extent that the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(b)            Maintenance of Existence and Conduct of Business. The Servicer shall: (i) do or cause to be done all things necessary to (A) preserve and keep in full force and effect its existence as a limited liability company and its rights and franchises in the jurisdiction of its formation and (B) qualify and remain qualified as a foreign limited liability company in good standing and preserve its rights and franchises in each jurisdiction in which the failure to so qualify and remain qualified and preserve its rights and franchises would reasonably be expected to have a Material Adverse Effect; (ii) continue to conduct its business as permitted under its organizational documents; and (iii) at all times maintain, preserve and protect all of its licenses, permits, charters and registrations except where the failure to maintain, preserve and protect such licenses, permits, charters and registrations would not reasonably be expected to have a Material Adverse Effect.

(c)            Books and Records. The Servicer shall keep proper books of record and account in which full and correct entries shall be made of all financial transactions and the assets and business of the Servicer in accordance with GAAP, maintain and implement administrative and operating procedures, and keep and maintain all documents, books, records and other information necessary or reasonably advisable for the collection of all Collateral Obligations.

(d)            Payment, Performance and Discharge of Obligations. The Servicer shall pay, perform and discharge or cause to be paid, performed and discharged promptly all Charges payable by it except where the failure to so pay, discharge or otherwise satisfy such obligation would not, individually or in the aggregate, be expected to have a Material Adverse Effect.

(e)            ERISA. The Servicer shall give the Facility Agent and each Lender prompt written notice of any ERISA Event that, alone or together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

(f)             Compliance with Collateral Obligations and Servicing Standard. The Servicer shall, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under any Collateral Obligations (except, in the case of a successor Servicer, such material provisions, covenants and other provisions shall only include those provisions relating to the collection and servicing of the Collateral Obligations to the extent such obligations are set forth in a document included in the related Collateral Obligation File) and shall comply with the Credit and Collection Policy and the Servicing Standard in all material respects with respect to all Collateral Obligations.

(g)            Maintain Records of Collateral Obligations. The Servicer shall, at its own cost and expense, maintain reasonably satisfactory and complete records of the Collateral, including a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral. The Servicer shall maintain its computer systems so that, from and after the time of sale of any Collateral Obligation to the Borrower, the Servicer’s master computer records (including any back-up archives) that refer to such Collateral Obligation shall indicate the interest of the Borrower and the Collateral Agent in such Collateral Obligation and that such Collateral Obligation is owned by the Borrower and has been pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement.

(h)            Liens. The Servicer shall not create, incur, assume or permit to exist any Lien on or with respect to any of its rights under any of the Transaction Documents, whether with respect to the Collateral Obligations or any other Collateral other than Permitted Liens.

(i)             Mergers. The Servicer shall not directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or acquire, any Person, except that the Servicer shall be allowed to merge with any entity so long as the Servicer remains the surviving entity of such merger and such merger does not result in a Change of Control. The Servicer shall give prior written notice of any merger to the Facility Agent and each Agent.

(j)             Servicing Obligations. The Servicer will not (i) agree to any amendment, waiver or other modification of any Transaction Document to which it is a party and to which the Facility Agent is not a party without the prior written consent of the Facility Agent, (ii) amend, waive or otherwise modify the Credit and Collection Policy in a manner that is materially adverse to the Lenders without the prior written consent of the Facility Agent, (iii) agree or permit the Borrower to agree to a Material Modification with respect to any Collateral Obligation or (iv) interpose any claims, offsets or defenses it may have as against the Borrower as a defense to its performance of its obligations in favor of any Affected Person hereunder or under any other Transaction Documents.

(k)            Financial Reports. To the extent the following financial statements are produced, the Servicer shall furnish, or cause to be furnished, to the Facility Agent:

(i)             as soon as available and in any event within 120 days after the end of each fiscal year, a copy of the audited consolidated financial statements for the prior year for the Equityholder and its consolidated Subsidiaries, including the prior comparable period (if any) from the preceding fiscal year and certified by Independent Accountants (the report of which shall be unqualified), together with consolidating financial statements for each such Person certified by an Executive Officer of such Person with appropriate knowledge stating that the information set forth therein fairly presents the financial condition of such Person and its consolidated Subsidiaries as of and for such fiscal year, with all such financial statements being prepared in accordance with GAAP applied consistently throughout the period involved (except for changes in the application of GAAP approved by such accountants in accordance with GAAP and disclosed therein); and

(ii)            as soon as available and in any event within 45 days after the end of each fiscal quarter of each fiscal year (other than the last fiscal quarter of each fiscal year), an unaudited consolidated and consolidating balance sheet of the Equityholder and its respective consolidated Subsidiaries as of the end of such fiscal quarter and including the prior comparable period (if any), and the unaudited consolidated and consolidating statements of income, and of cash flow, of such Person and its consolidated Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, certified by an Executive Officer of such Person identifying such documents as being the documents described in this paragraph (ii) and stating that the information set forth therein fairly presents the financial condition of such Person and its consolidated Subsidiaries as of and for the periods then ended, subject to year-end adjustments.

(l)             Obligor Reports. The Servicer shall furnish to the Facility Agent and the Collateral Agent (for delivery to each Agent via the Collateral Agent’s Website), with respect to each Obligor:

(i)             within 10 Business Days of the completion of the Servicer’s portfolio review of such Obligor (which, for any individual Obligor, shall occur no less frequently than quarterly) (i) any financial reporting packages with respect to such Obligor and with respect to each Collateral Obligation for each Obligor (including any attached or included information, statements and calculations) received by the Borrower and/or the Servicer as of the date of the Servicer’s most recent portfolio review and (ii) the internal monitoring report prepared by the Servicer with respect to each Obligor. In no case, however, shall the Servicer be obligated hereunder to deliver such Obligor reports to the Facility Agent more than once per calendar month. Upon demand by the Facility Agent, the Servicer will provide such other information as the Facility Agent may reasonably request with respect to any Collateral Obligation or Obligor (to the extent reasonably available to the Servicer); and

(ii)            within 10 Business Days of each one-year anniversary of the date on which the related Collateral Obligation was acquired by the Borrower, updated Obligor Information for such Obligor.

(m)           Credit and Collection Policy. Attached as Schedule 4 is a true and correct copy of the Credit and Collection Policy as in effect on the date hereof. All of the Collateral Obligations serviced by the Servicer are being serviced in accordance with the Credit and Collection Policy in all material respects.

(n)            Commingling. The Servicer shall not, and shall not permit any of its Affiliates to, deposit or permit the deposit of any funds that do not constitute Collections or other proceeds of any Collateral Obligations into the Collection Account.

(o)            Additional Creditors. If the Equityholder (or (i) any Subsidiary of the Equityholder or (ii) special purpose entity formed after the Effective Date owned or sponsored in whole or in part by the Equityholder) finances any assets similar to the Collateral Obligations with any Person other than Deutsche Bank AG (or any Affiliate or Subsidiary thereof), then the Servicer will (or will cause), at the request of the Facility Agent in its sole discretion, the execution of an intercreditor agreement in form and substance reasonably satisfactory to the Facility Agent.

(p)            Limited Liability Formalities. The Equityholder will adhere to the limited liability formalities of the Borrower in all transfers of assets and other transactions between the Equityholder and the Borrower. In general, the Equityholder observes the appropriate limited liability company formalities of the Borrower under Applicable Law.

(q)            Indebtedness. The Equityholder shall not create, incur, assume or suffer to exist any Indebtedness of the Equityholder that would result in the Equityholder’s asset coverage ratio, as of the last day of its most recent fiscal quarter, to be less than the greater of (x) 150% and (y) the asset coverage ratio with which it is required to comply under the 1940 Act. In addition, the Equityholder shall not enter into any agreement granting any other party the right to consent to any amendment, waiver or modification of this Agreement.

(r)            Asset Coverage Ratio. Equityholder must meet the asset coverage test with which it is required to comply under the 1940 Act as of any fiscal quarter.

(s)            Equity of the Borrower. The Equityholder shall not pledge the equity interests of the Borrower or otherwise permit any equity interests of the Borrower to be subject to a Lien.

(t)            Taxes. The Equityholder shall file on a timely basis all federal and other material Tax returns (including foreign, federal, state, local and otherwise) required to be filed, if any, and shall pay all federal and other material Taxes due and payable by it (other than any amount the validity of which is contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on the books of the Equityholder).

Section 7.6              Servicing Fees; Payment of Certain Expenses by Servicer. On each Distribution Date, to the extent not waived, the Servicer shall be entitled to receive out of the Collection Account the Senior Servicing Fee and the Subordinated Servicing Fee for the related Accrual Period pursuant to Section 8.3(a). The Servicer shall not be permitted to defer payment of any accrued but unpaid Senior Servicing Fee or Subordinated Servicing Fee. The Servicer shall be required to pay all expenses incurred by it in connection with its activities under this Agreement and each other Transaction Document.

Section 7.7              Collateral Reporting. The Servicer shall cooperate with the Collateral Administrator in the performance of the Collateral Administrator’s duties under Section 11.3. Without limiting the generality of the foregoing, the Servicer shall supply in a timely fashion any information maintained by it that the Collateral Administrator may from time to time request with respect to the Collateral Obligations and reasonably necessary to complete the reports and certificates required to be prepared by the Collateral Administrator hereunder or required to permit the Collateral Administrator to perform its obligations hereunder.

Section 7.8              Notices. The Servicer shall deliver to the Facility Agent, the Collateral Administrator and the Collateral Agent (for delivery to each Agent pursuant to Section 17.3), promptly (but in no event later than three (3) Business Days) after any of its Responsible Officers having obtained actual knowledge thereof, notice of any Revaluation Event or Material Modification. The Servicer shall deliver to the Facility Agent and the Collateral Administrator, promptly (but in no event later than two (2) Business Days) after any of its Responsible Officers having obtained actual knowledge thereof, notice of any Servicer Default, Event of Default, Unmatured Servicer Default or Unmatured Event of Default.

Section 7.9              Procedural Review of Collateral Obligations; Access to Servicer and Servicer’s Records. (a) The Borrower and the Servicer shall permit representatives of the Facility Agent (and, upon request, any Agent) at any time and from time to time as the Facility Agent or the Collateral Agent shall reasonably request (i) to inspect and make copies of and abstracts from its records relating to the Collateral Obligations, and (ii) to visit its properties in connection with the collection, processing or servicing of the Collateral Obligations for the purpose of examining such records, and to discuss matters relating to the Collateral Obligations or such Person’s performance under this Agreement and the other Transaction Documents with any officer or employee or auditor (if any) of such Person having knowledge of such matters. The Borrower and the Servicer agrees to render to the Facility Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing; provided, that such assistance shall not interfere in any material respect with the Servicer’s business and operations. So long as no Unmatured Event of Default, Event of Default, Unmatured Servicer Default or Servicer Default has occurred and is continuing, such visits and inspections shall occur only (i) upon two Business Days’ prior written notice, (ii) during normal business hours and (iii) no more than twice in any calendar year. During the existence of an Unmatured Event of Default, an Event of Default, an Unmatured Servicer Default or a Servicer Default, there shall be no limit on the timing or number of such inspections and no prior notice will be required before any inspection.

(b)            The Borrower and the Servicer, as applicable, shall provide to the Facility Agent and each Agent access to the Collateral Obligations and all other documents regarding the Collateral Obligations included as part of the Collateral and the Related Security in each case, in its possession, to review such documentation, such access being afforded without charge but only (i) upon two Business Days’ prior written notice (so long as no Unmatured Event of Default, Event of Default or Servicer Default has occurred and is continuing), (ii) during normal business hours and (iii) up to twice per calendar year (so long as no Unmatured Event of Default, Event of Default or Servicer Default has occurred and is continuing). From and after the Effective Date and periodically thereafter at the reasonable discretion of the Facility Agent, the Facility Agent (who may be accompanied by any requesting Agent) may review the Borrower’s and the Servicer’s collection and administration of the Collateral Obligations in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as this Agreement and may, no more than twice in any calendar year, conduct an audit of the Collateral Obligations and Records in conjunction with such review, subject to the limits set forth in Section 7.9(d). In connection with the foregoing, the Facility Agent shall use reasonable efforts to comply with any applicable confidentiality provisions of any relevant Underlying Instrument.

(c)            Nothing in this Section 7.9 shall derogate from the obligation of the Borrower and the Servicer to observe any Applicable Law prohibiting disclosure of information regarding the Obligors, and the failure of the Servicer to provide access as a result of such obligation shall not constitute a breach of this Section 7.9.

(d)            The Servicer shall bear the costs and expenses of all audits and inspections permitted by this Section 7.9 as well as Section 18.6.

Section 7.10           Optional Sales. (a) The Borrower shall have the right to sell all or a portion of the Collateral Obligations (each, an “Optional Sale”), subject to the following terms and conditions:

(i)             immediately after giving effect to such Optional Sale:

(A)          each Collateral Quality Test is satisfied (or, if any Collateral Quality Test is not satisfied, it is improved);

(B)           the Minimum Equity Test is satisfied;

(C)           the Borrowing Base is greater than or equal to the Advances outstanding; and

(D)           no Event of Default, Unmatured Event of Default, Unmatured Servicer Default or Servicer Default shall have occurred and be continuing; provided, that, if an Unmatured Event of Default or Unmatured Servicer Default is continuing, the Borrower may make an Optional Sale if, after giving effect to such Optional Sale, such event is cured (although, for the avoidance of doubt, such event shall be continuing for all purposes hereunder until the settlement date of such Optional Sale);

provided, that notwithstanding the above, the Borrower may at any time make any Optional Sale of any Collateral Obligation that, in the Servicer’s reasonable judgment, has a significant risk of declining in credit quality and, with the lapse of time, becoming a Defaulted Collateral Obligation, if after giving effect to such Optional Sale both (x) no Unmatured Event of Default or Event of Default is continuing and (y) the aggregate Principal Balance of Collateral Obligations sold pursuant to this proviso does not exceed, during any twelve-month period, 10% of the highest aggregate Principal Balance during such twelve-month period;

(ii)            at least one (1) Business Day prior to the date of any Optional Sale, the Servicer, on behalf of the Borrower, shall give the Facility Agent, the Collateral Custodian, the Collateral Administrator and the Collateral Agent (for delivery to each Agent via the Collateral Agent’s Website) written notice of such Optional Sale, which notice shall identify the related Collateral subject to such Optional Sale and the expected proceeds from such Optional Sale and include (x) an Officer’s Certificate computed as of the date of such request and after giving effect to such Optional Sale, demonstrating that the Borrowing Base is greater than or equal to the Advances outstanding and (y) a certificate of the Servicer substantially in the form of Exhibit F-3 requesting the release of the related Collateral Obligation File in connection with such Optional Sale;

(iii)           such Optional Sale shall be made by the Servicer, on behalf of the Borrower (A) in accordance with the Servicing Standard, (B) reflecting arm’s length market terms and (C) in a transaction in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party (other than those which are customarily made or provided in connection with the sale of assets of such type);

(iv)           if such Optional Sale is to an Affiliate of the Borrower or the Servicer, unless the Facility Agent has rejected a request to approve a Material Modification specified under clause (f) of the definition thereof with respect to such Collateral Obligation, the Facility Agent has given its prior written consent (which consent, if such Optional Sale is at par, shall not be unreasonably withheld, conditioned or delayed); and

(v)            on the date of such Optional Sale, all proceeds from such Optional Sale will be deposited directly into the Pass-Through Collection Account.

(b)            In connection with any Optional Sale, following deposit of all proceeds from such Optional Sale into the Pass-Through Collection Account, the Collateral Agent shall be deemed to release and transfer to the Borrower without recourse, representation or warranty all of the right, title and interest of the Collateral Agent for the benefit of the Secured Parties in, to and under such Collateral Obligation(s) and related Collateral subject to such Optional Sale and such portion of the Collateral so transferred shall be released from the Lien of this Agreement.

(c)            The Borrower hereby agrees to pay the reasonable and documented outside counsel legal fees and out-of-pocket expenses of the Facility Agent, the Collateral Agent, the Collateral Administrator, the Collateral Custodian, each Agent and each Lender in connection with any Optional Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, on behalf of the Secured Parties, in the Collateral in connection with such Optional Sale).

(d)            In connection with any Optional Sale, the Collateral Agent shall, at the sole expense of the Borrower, execute such instruments of release with respect to the portion of the Collateral subject to such Optional Sale to the Borrower, in recordable form if necessary, as the Borrower may reasonably request and provide.

Section 7.11           Repurchase or Substitution of Warranty Collateral Obligations. In the event of a breach of Section 9.5, Section 9.13 or Section 9.26 or of a material breach of any other representation, warranty, undertaking or covenant set forth in Section 7.4(k), Article IX, Article X, Section 18.3 or Section 18.5(b) with respect to a Collateral Obligation (or the Related Security and other related collateral constituting part of the Collateral related to such Collateral Obligation) (each such Collateral Obligation, a “Warranty Collateral Obligation”), no later than 30 days after the earlier of (x) knowledge of such breach on the part of the Equityholder or the Servicer and (y) receipt by the Equityholder or the Servicer of written notice thereof given by the Facility Agent, the Borrower shall either (a) repay Advances outstanding in an amount equal to the aggregate Repurchase Amount of such Warranty Collateral Obligation(s) to which such breach relates on the terms and conditions set forth below or (b) substitute for such Warranty Collateral Obligation one or more Eligible Collateral Obligations with an aggregate Collateral Obligation Amount at least equal to the Repurchase Amount of the Warranty Collateral Obligation(s) being replaced; provided, that no such repayment or substitution shall be required to be made with respect to any Warranty Collateral Obligation (and such Collateral Obligation shall cease to be a Warranty Collateral Obligation) if, on or before the expiration of such 30 day period, the representations and warranties in Article IX with respect to such Warranty Collateral Obligation shall be made true and correct in all material respects (or if such representation and warranty is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such representation and warranty shall be true and correct in all respects) with respect to such Warranty Collateral Obligation as if such Warranty Collateral Obligation had become part of the Collateral on such day or if the Advances outstanding do not exceed the Borrowing Base, the Maximum Availability or the Facility Amount. For the avoidance of doubt, any breach of a representation or warranty as set forth in the first sentence of this Section 7.11 shall not constitute an Event of Default if the Servicer otherwise complies with this Section 7.11.

Section 7.12           Servicing of REO Assets. (a) If, in the reasonable business judgment of the Servicer, it becomes necessary to convert any Collateral Obligation that is secured by real property into an REO Asset, the Servicer shall first cause the Borrower to transfer and assign such Collateral Obligation (or the portion thereof owned by the Borrower) to a special purpose vehicle (the “REO Asset Owner”) using a contribution agreement reasonably acceptable to the Facility Agent. All equity interests of the REO Asset Owner acquired by the Borrower shall immediately become a part of the Collateral and be subject to the grant of a security interest under Section 12.1 and shall be promptly delivered to the Collateral Agent, each undated and duly indorsed in blank. The REO Asset Owner shall be formed and operated pursuant to organizational documents reasonably acceptable to the Facility Agent. After execution thereof, the Servicer shall prevent the REO Asset Owner from agreeing to any amendment or other modification of the REO Asset Owner’s organizational documents that would be materially adverse to the interests of the Secured Parties under this Agreement, as determined by the Servicer in accordance with the Servicing Standard, without first obtaining the written consent of the Facility Agent. The Servicer shall cause each REO Asset to be serviced (i) in accordance with Applicable Laws, (ii) with reasonable care and diligence, (iii) in accordance with the applicable REO Asset Owner’s operating agreement, and (iv) in accordance with the Credit and Collection Policy (collectively, the “REO Servicing Standard”). The Servicer will cause all “Distributable Cash” (or comparable definition set forth in the REO Asset Owner’s organization documents) to be deposited into the Pass-Through Collection Account within two (2) Business Days of receipt thereof.

(b)            In the event that title to any Related Property is acquired on behalf of the REO Asset Owner for the benefit of its members in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of a REO Asset Owner. The Servicer shall cause the REO Asset Owner to manage, conserve, protect and operate each REO Asset for its members solely for the purpose of its prompt disposition and sale.

(c)            Notwithstanding any provision to the contrary contained in this Agreement, the Servicer shall not (and shall not permit the REO Asset Owner to) obtain title to any Related Property as a result of or in lieu of foreclosure or otherwise, obtain title to any direct or indirect partnership interest in any Obligor pledged pursuant to a pledge agreement and thereby be the beneficial owner of Related Property, have a receiver of rents appointed with respect to, and shall not otherwise acquire possession of, or take any other action with respect to, any Related Property if, as a result of any such action, the REO Asset Owner would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Related Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable state or local Environmental Law, unless the Servicer has previously determined in accordance with the REO Servicing Standard, based on an updated Phase I environmental assessment report generally prepared in accordance with the ASTM Phase I Environmental Site Assessment Standard E 1527-05, as may be amended or, with respect to residential property, a property inspection and title report, that:

(i)             such Related Property is in compliance in all material respects with applicable Environmental Laws, and

(ii)            there are no circumstances present at such Related Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation would reasonably be expected to be required by the owner, occupier or operator of the Related Property under applicable federal, state or local law or regulation.

(d)            In the event that the Phase I or other environmental assessment first obtained by the Servicer with respect to Related Property indicates that such Related Property may not be in compliance with applicable Environmental Laws or that Hazardous Materials may be present but does not definitively establish such fact, the Servicer shall cause the Borrower to immediately sell the related Collateral Obligation in accordance with Section 7.10 to the extent permitted thereunder.

Article VIII

ACCOUNTS; PAYMENTS

Section 8.1             Accounts. (a) On or prior to the Effective Date, the Servicer shall establish each Account in the name of the Borrower and each Account shall be a segregated, non-interest bearing account established with the Securities Intermediary, who shall forward funds from the Collection Account to the Collateral Agent upon the Collateral Agent’s request for application by the Collateral Agent pursuant to Section 8.3. If at any time a Responsible Officer of the Collateral Agent obtains actual knowledge that any Account ceases to be an Eligible Account (with notice to the Servicer, each Agent and the Facility Agent), then the Servicer shall transfer such account to another institution such that such account shall meet the requirements of an Eligible Account.

Except as set forth below, amounts on deposit in the Unfunded Exposure Account may be withdrawn by the Borrower or the Servicer on behalf of the Borrower (i) to fund any draw requests of the relevant Obligors under any Variable Funding Asset, or (ii) to make a deposit into the Collections Account as Principal Collections if, after giving effect to such withdrawal, the aggregate amount on deposit in the Unfunded Exposure Account plus, solely during the Revolving Period, the undrawn portion of the Commitments available to be drawn hereunder, is equal to or greater than the Aggregate Unfunded Amount.

Following the Facility Termination Date, any draw request made by an Obligor under a Variable Funding Asset included in the Collateral, along with wiring instructions for the applicable Obligor, shall be forwarded by the Servicer to the Collateral Agent (with a copy to the Facility Agent) along with an instruction to the Collateral Agent to withdraw the applicable amount from the Unfunded Exposure Account and a certification that the conditions to fund such draw are satisfied, and the Collateral Agent shall fund such draw request in accordance with such instructions from the Servicer.

Following the end of the Revolving Period, if the Borrower shall receive any Principal Collections from an Obligor with respect to a Variable Funding Asset included in the Collateral and, as of the date of such receipt (and after taking into account such repayment), the aggregate amount on deposit in the Unfunded Exposure Account is less than the Aggregate Unfunded Amount (the amount of such shortfall, in each case, the “Unfunded Exposure Shortfall”), the Servicer shall direct the Collateral Agent to and the Collateral Agent shall deposit into the Unfunded Exposure Account an amount of such Principal Collections equal to the lesser of (a) the aggregate amount of such Principal Collections and (b) the Unfunded Exposure Shortfall.

(b)           All amounts held in any Account (excluding for this purpose, the Pass-Through Collection Account in which any funds therein shall be held uninvested) shall, to the extent permitted by Applicable Laws, be invested by the Collateral Agent, in FS Government Fund Institutional Class (465) (the "Standby Directed Investment") or as subsequently directed by the Servicer in writing (or, if the Servicer fails to provide such direction, such amounts shall be invested in investments described in clause (d) of the definition of Permitted Investments), in Permitted Investments that mature (i) with respect to the Principal Collection Account or the Interest Collection Account, not later than one Business Day prior to the Distribution Date for the Accrual Period to which such amounts relate and (ii) with respect to the Unfunded Exposure Account, on the immediately following Business Day. Any such written direction shall certify that any such investment is authorized by this Section 8.1. Investments in Permitted Investments shall be made in the name of the Securities Intermediary, and, except as specifically required below, such investments shall not be sold or disposed of prior to their maturity. If any amounts are needed for disbursement from the Principal Collection Account or the Interest Collection Account and sufficient uninvested funds are not available therein to make such disbursement, the Collateral Agent shall cause to be sold or otherwise converted to cash a sufficient amount of the investments in such account to make such disbursement in accordance with and upon the written direction of the Servicer or, if the Servicer shall fail to give such direction, the Facility Agent. The Collateral Agent shall, upon written request, provide the Facility Agent with all information in its possession regarding transfer into and out of the Collection Account (including, but not limited to, the identity of the counterparty making or receiving such transfer). In no event shall the Collateral Agent be liable for the selection of any investments or any losses in connection therewith, or for any failure of the Servicer or the Facility Agent, as applicable, to timely provide investment instructions or disposition instructions, as applicable, to the Collateral Agent. The Collateral Agent or the Collateral Custodian and their respective Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Collateral Agent’s or the Collateral Custodian’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments, (ii) using affiliates to effect transactions in certain Permitted Investments, and (iii) effecting transactions in certain investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement. Whenever the Collateral Agent is instructed to invest funds in any of the Accounts, including by the identification of the Standby Directed Investment herein, the Collateral Agent shall so invest such funds as soon as reasonably practicable after receipt of such instructions.

(c)            Neither the Borrower nor the Servicer shall have any rights of direction or withdrawal, with respect to amounts held in any Account, except to the extent explicitly set forth herein (including the withdrawal rights for the Unfunded Exposure Account set forth in Section 8.1(a)).

Subject to the other provisions hereof, the Collateral Agent shall have sole Control (within the meaning of the UCC) over each Account and each such investment and the income thereon, and any certificate or other instrument evidencing any such investment, if any, shall be delivered to the Collateral Agent or its agent, together with each document of transfer, if any, necessary to transfer title to such investment to the Collateral Agent in a manner that complies with this Section 8.1. All interest, dividends, gains upon sale and other income from, or earnings on, investments of funds in the Accounts shall be deposited or transferred to the Principal Collection Account or Interest Collection Account and distributed pursuant to Section 8.3(a).

(d)            The Equityholder may, from time to time in its sole discretion (x) deposit amounts into the Principal Collection Account or the Unfunded Exposure Account and/or (y) transfer Eligible Collateral Obligations as equity contributions to the Borrower. All such amounts will be included in each applicable compliance calculation under this Agreement, including, without limitation, calculation of the Borrowing Base, the Maximum Availability and the Minimum Equity Test.

Section 8.2              Excluded Amounts. The Servicer may direct the Collateral Agent and the Securities Intermediary to withdraw from the applicable Account and pay to the Person entitled thereto any amounts credited thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Facility Agent and the Collateral Agent a report setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Facility Agent, which report shall include a brief description of the facts and circumstances supporting such request and designate a date for the payment of such reimbursement, which date shall not be earlier than two (2) Business Days following delivery of such notice.

Section 8.3              Distributions, Reinvestment and Dividends. (a) On each Distribution Date, the Collateral Agent shall distribute from the Collection Account, in accordance with the applicable Monthly Report prepared by the Collateral Administrator pursuant to Section 8.5, the Amount Available for such Distribution Date in the following order of priority:

(i)             From the Interest Collection Account, the Amount Available constituting Interest Collections for such Distribution Date in the following order of priority:

(A)           FIRST, to the payment of taxes and governmental fees owing by the Borrower, if any, which expenses shall not exceed $4,166 on any Distribution Date;

(B)           SECOND, (x) first, to the Collateral Agent, the Securities Intermediary, the Collateral Administrator and the Collateral Custodian, any accrued and unpaid Collateral Agent Fees and Expenses, Securities Intermediary fees and expenses, Collateral Administrator Fees and Expenses and Collateral Custodian Fees and Expenses for the related Accrual Period, which expenses shall not exceed in the aggregate the amount of the Capped Fees/Expenses and (y) second, to the payment of Other Administrative Expenses owing by the Borrower, if any, which expenses shall not exceed $25,000 during any calendar year;

(C)           THIRD, to the extent not waived by the Servicer, to the Servicer, any accrued and unpaid Senior Servicing Fee for the related Accrual Period;

(D)           FOURTH, pro rata, based on the amounts owed to such Persons under this Section 8.3(a)(i)(D), (1) to the Lenders, an amount equal to the Yield on the Advances accrued during the Accrual Period with respect to such Distribution Date (and any Yield with respect to any prior Accrual Period to the extent not paid on a prior Distribution Date), (2) to the Facility Agent and the Agents on behalf of their respective Lenders, all accrued and unpaid Fees and Indemnified Amounts due to the Lenders, the Agents and the Facility Agent and (3) to the Hedge Counterparties, any amounts owed on the current and prior Distribution Dates to the Hedge Counterparties under Hedging Agreements (other than Hedge Breakage Costs), together with interest accrued thereon;

(E)           FIFTH, during the Revolving Period, to the Agents on behalf of their respective Lenders pro rata in accordance with the outstanding Advances first, in the amount, if any, necessary first, (x) to reduce the Advances outstanding to an amount not to exceed the lower of the Borrowing Base and the Maximum Availability, and second, (y) if either (or both of) the Minimum Diversity Test or the Minimum Equity Test is not satisfied on such Distribution Date, in the greater of the amount necessary to (x) cure such test or (y) to reduce the Advances outstanding to zero;

(F)           SIXTH, after the end of the Revolving Period, (1) if on such Distribution Date, (A) a Revaluation Diversion Event has occurred, (B) an Unmatured Event of Default or an Event of Default has occurred, (C) either (or both of) the Minimum Diversity Test or the Minimum Equity Test is not satisfied or (D) the Effective Advance Rate on such Distribution Date exceeds the lowest Effective Advance Rate for any Measurement Date after the end of the Revolving Period (unless the Effective Advance Rate on such Distribution Date has subsequently decreased to a rate equal to or lower than such lowest Effective Advance Rate), to the Agents on behalf of their respective Lenders pro rata to repay the Advances outstanding in full and otherwise (2) to the Agents on behalf of their respective Lenders pro rata to repay the Advances outstanding in an amount equal to the product of (a) the remaining Amount Available constituting Interest Collections and (b) the applicable Advance Repayment Percentage (Interest);

(G)           SEVENTH, to any Affected Persons, any Increased Costs then due and owing;

(H)           EIGHTH, pro rata based on amounts owed to such Persons under this Section 8.3(a)(i)(H), to the Hedge Counterparties, any unpaid Hedge Breakage Costs, together with interest accrued thereon;

(I)             NINTH, to the extent not previously paid pursuant to Section 8.3(a)(i)(A) above, to the payment of taxes and governmental fees owing by the Borrower, if any;

(J)            TENTH, to the extent not previously paid by or on behalf of the Borrower, to each Indemnified Party, any Indemnified Amounts then due and owing to each such Indemnified Party;

(K)           ELEVENTH, to the extent not previously paid pursuant to Section 8.3(a)(i)(B) above, (x) first, to the Collateral Agent, the Securities Intermediary, the Collateral Administrator and the Collateral Custodian, any Collateral Agent Fees and Expenses, Securities Intermediary fees and expenses, Collateral Administrator Fees and Expenses and Collateral Custodian Fees and Expenses due to the Collateral Agent, the Securities Intermediary, the Collateral Administrator and the Collateral Custodian and (y) second, to any other Person in respect of Other Administrative Expenses due to such Person;

(L)           TWELFTH, to the extent not waived or deferred by the Servicer, to the Servicer, any accrued and unpaid Subordinated Servicing Fee for the related Accrual Period;

(M)          THIRTEENTH, to pay any other amounts due from the Borrower under this Agreement and the other Transaction Documents and not previously paid pursuant to this Section 8.3(a);

(N)           FOURTEENTH, to pay any other amounts due under this Agreement and the other Transaction Documents and not previously paid pursuant to this Section 8.3(a);

(O)           FIFTEENTH, during the Revolving Period, (x) during an Unmatured Event of Default, the remaining Amount Available constituting Interest Collections to remain in the Interest Collection Account as Interest Collections or (y) otherwise, the remaining Amount Available constituting Interest Collections to the Borrower or, at the discretion of the Borrower, to remain in the Collection Account as Principal Collections for use by the Borrower to purchase additional Eligible Collateral Obligations; and

(P)            SIXTEENTH, after the Revolving Period, the remaining Amount Available, to the Borrower.

(ii)            From the Principal Collection Account, the Amount Available constituting Principal Collections for such Distribution Date in the following order of priority:

(A)           FIRST, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clauses (A) through (E), in that order, but, in each case, only to the extent not paid in full thereunder;

(B)           SECOND, after the end of the Revolving Period, (1) if on such Distribution Date, (A) a Revaluation Diversion Event has occurred, (B) an Unmatured Event of Default or an Event of Default has occurred, (C) either (or both of) the Minimum Diversity Test or the Minimum Equity Test is not satisfied or (D) the Effective Advance Rate on such Distribution Date exceeds the lowest Effective Advance Rate for any Measurement Date after the end of the Revolving Period (unless the Effective Advance Rate on such Distribution Date has subsequently decreased to a rate equal to or lower than such lowest Effective Advance Rate), to the Agents on behalf of their respective Lenders pro rata to repay the Advances outstanding in full and otherwise (2) to the Agents on behalf of their respective Lenders pro rata to repay the Advances outstanding in an amount equal to the greater of (i) the product of (a) the remaining Amount Available constituting Principal Collections and (b) 65% and (ii) the applicable Advance Repayment Amount (Principal);

(C)           THIRD, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clauses (G) and (H) of such Section 8.3(a)(i) but, in each case, only to the extent not paid in full thereunder;

(D)           FOURTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (I) of such Section 8.3(a)(i) but, in each case, only to the extent not paid in full thereunder

(E)            FIFTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (J) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder;

(F)            SIXTH, to the extent not previously paid pursuant to Section 8.3(a)(i)(B) or Section 8.3(a)(i)(K), to the Collateral Agent, the Securities Intermediary, the Collateral Administrator and the Collateral Custodian, any Collateral Agent Fees and Expenses, Securities Intermediary fees and expenses, Collateral Administrator Fees and Expenses and Collateral Custodian Fees and Expenses due to the Collateral Agent, the Securities Intermediary, the Collateral Administrator and the Collateral Custodian under the Transaction Documents (other than Increased Costs and Indemnified Amounts);

(G)           SEVENTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (L) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder;

(H)           EIGHTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (M) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder;

(I)             NINTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (N) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder;

(J)            TENTH, during the Revolving Period, to remain in the Principal Collection Account as Principal Collections; and

(K)           ELEVENTH, after the end of the Revolving Period, the remaining Amount Available to the Borrower.

(b)            During the Revolving Period, the Borrower may withdraw from the Principal Collection Account any Principal Collections (and to the extent expressly permitted by Section 8.3(a), Interest Collections) and apply such Collections to (A) prepay the Advances outstanding in accordance with Section 2.4, (B) make a distribution pursuant to Section 10.16 or (C) subject to the following conditions, acquire additional Collateral Obligations (each such reinvestment of Collections, a “Reinvestment”):

(i)             the Borrower shall have given written notice to the Collateral Agent (for delivery to each Agent pursuant to Section 17.3) and the Facility Agent of the proposed Reinvestment at or prior to 3:00 p.m., New York City time, two Business Days prior to the proposed date of such Reinvestment (the “Reinvestment Date”). Such notice (the “Reinvestment Request”) shall be in the form of Exhibit C-2 and shall include (among other things) the proposed Reinvestment Date, the amount of such proposed Reinvestment and a Schedule of Collateral Obligations setting forth the information required therein with respect to the Collateral Obligations to be acquired by the Borrower on the Reinvestment Date (if applicable);

(ii)            each condition precedent set forth in Section 6.2 shall be satisfied;

(iii)           upon the written request of the Borrower (or the Servicer on the Borrower’s behalf) delivered to the Collateral Agent no later than 11:00 a.m. New York City time on the applicable Reinvestment Date, the Collateral Agent shall have provided to each Agent and the Facility Agent by facsimile or e-mail (to be received no later than 1:30 p.m. New York City time on that same day) a statement reflecting the total amount on deposit on such day in the Collection Account; and

(iv)           any Reinvestment Request given by the Borrower pursuant to this Section 8.3(b), shall be irrevocable and binding on the Borrower.

Subject to the Collateral Agent’s receipt of an Officer’s Certificate of the Servicer as to the satisfaction of the conditions precedent set forth in Section 6.2 and this Section 8.3, the Collateral Agent will release funds from the Collection Account to the Borrower in an amount not to exceed the lesser of (A) the amount requested by the Borrower and (B) the amount of Collections on deposit in the Collection Account.

Section 8.4              Fees. The Borrower shall pay the Undrawn Fee, the Prepayment Fee, the Make-Whole Fee and any other fees (collectively, “Fees”) in the amounts and on the dates set forth herein or in one or more fee letter agreements, dated the date hereof (or dated the date any Lender and its related Lender Group becomes a party hereto pursuant to an assignment or otherwise), signed by the Borrower, the applicable Agent and the Facility Agent (as any such fee letter agreement may be amended, restated, supplemented or otherwise modified from time to time, a “Fee Letter”).

Section 8.5              Monthly Report. The Collateral Administrator shall prepare (based on information provided to it by the Servicer, the Facility Agent and the Lenders as set forth herein) a Monthly Report in the form of Exhibit D determined as of the close of business on each Determination Date and make available such Monthly Report to each Agent (via the Collateral Agent’s Website), the Facility Agent (including by electronic delivery to csg.india@db.com, ls2.docs-ny@db.com, amit.patel@db.com, peter.sabino@db.com, thorben.wedderien@db.com and mercedes.crestanello@db.com), the Borrower and the Servicer on each Reporting Date starting with the Reporting Date on October 11, 2024. If any party receiving any Monthly Report disagrees with any items of such report, it shall contact the Collateral Administrator and notify it of such disputed item and provide reasonably sufficient information to correct such item, with (if other than the Facility Agent) a copy of such notice and information to the Facility Agent and the Servicer. If the Collateral Administrator agrees with any such correction and unless the Collateral Administrator is otherwise timely directed by the Facility Agent, the Collateral Agent shall distribute a revised Monthly Report on the Business Day after it receives such information. If the Collateral Agent does not agree with any such correction or it is directed by the Facility Agent that the Collateral Administrator should not make such correction, the Collateral Administrator shall (within one Business Day) contact the Facility Agent and request instructions on how to proceed. The Facility Agent’s reasonable determination with regard to any disputed item in the Monthly Report shall be final.

The Servicer shall cooperate with the Collateral Administrator in connection with the preparation of the Monthly Reports and any supplement thereto. Without limiting the generality of the foregoing, the Servicer shall supply any information maintained by it that the Collateral Administrator may from time to time reasonably request with respect to the Collateral and reasonably needs to complete the reports, calculations and certificates required to be prepared by the Collateral Administrator hereunder or required to permit the Collateral Administrator to perform its obligations hereunder. Without limiting the generality of the foregoing, in connection with the preparation of a Monthly Report, (i) the Servicer shall be responsible for providing the Collateral Administrator the information and calculations required for parts (a) through (c) and (g) of Exhibit D for such Monthly Report and (ii) the Facility Agent and the Agents shall be responsible for providing to the Collateral Administrator the information required by Section 3.4 for part (d) of Exhibit D for such Monthly Report on which the Collateral Administrator may conclusively rely. The Servicer shall review and verify the contents of the aforesaid reports (including the Monthly Report), instructions, statements and certificates. Upon receipt of approval from the Servicer, the Collateral Administrator shall send such reports, instructions, statements and certificates to the Borrower and the Servicer for execution.

Article IX

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the other parties hereto to enter into this Agreement and, in the case of the Lenders, to make Advances hereunder, the Borrower hereby represents and warrants to the Facility Agent, the Agents and the Lenders as to itself, as of the Effective Date, each Funding Date, and each other Measurement Date (other than a Measurement Date pursuant to clause (iv) or (vi) of the definition thereof or clause (viii) of the definition thereof if such Optional Sale is required under Section 10.30), as follows:

Section 9.1             Organization and Good Standing. It has been duly organized and is validly existing under the laws of the jurisdiction of its organization, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted. It had at all relevant times and now has, power, authority and legal right (x) to acquire and own the Collateral Obligations and the Related Security, and to grant to the Collateral Agent a security interest in the Collateral Obligations and the Related Security and the other Collateral and (y) to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

Section 9.2             Due Qualification. It is duly qualified to do business and has obtained all necessary licenses and approvals and made all necessary filings and registrations in all jurisdictions, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 9.3             Power and Authority. It has the power, authority and legal right to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder; it has full power, authority and legal right to grant to the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral Obligations and the other Collateral and has duly authorized such grant by all necessary action and the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by it by all necessary action.

Section 9.4             Binding Obligations. This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by it and are enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) implied covenants of good faith and fair dealing.

Section 9.5             Security Interest. This Agreement creates a valid and continuing Lien on the Collateral in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is validly perfected under Article 9 of the UCC, and is enforceable as such against creditors of and purchasers from the Borrower; the Collateral is comprised of Instruments, Security Entitlements, General Intangibles, Certificated Securities, Uncertificated Securities, Securities Accounts, Investment Property and Proceeds and such other categories of collateral under the applicable UCC as to which the Borrower has complied with its obligations as set forth herein; with respect to Collateral that constitute Security Entitlements (a) all of such Security Entitlements have been credited to the Accounts and the Securities Intermediary has agreed to treat all assets credited to the Accounts as Financial Assets, (b) the Borrower has taken all steps necessary to enable the Collateral Agent to obtain Control with respect to the Accounts and (c) the Accounts are not in the name of any Person other than the Borrower, subject to the Lien of the Collateral Agent for the benefit of the Secured Parties; the Borrower has not instructed the Securities Intermediary to comply with the entitlement order of any Person other than the Collateral Agent; provided that, until the Collateral Agent delivers a Notice of Exclusive Control (as defined in the Account Control Agreement), the Borrower may, or may cause the Servicer to cause cash in the Accounts to be invested or distributed in accordance with this Agreement; all Accounts constitute Securities Accounts; the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens); the Borrower has received all consents and approvals required by the terms of any Collateral Obligation to the transfer and granting of a security interest in the Collateral Obligations hereunder to the Collateral Agent, on behalf of the Secured Parties; the Borrower has taken all necessary steps to file or authorize the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in that portion of the Collateral in which a security interest may be perfected by filing pursuant to Article 9 of the UCC as in effect in the State of Delaware; all original executed copies of each underlying promissory note constituting or evidencing any Collateral Obligation have been or, subject to the delivery requirements contained herein and/or Section 18.3, will be delivered to the Collateral Custodian; the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian or its bailee is holding each underlying promissory note evidencing a Collateral Obligation solely on behalf of the Collateral Agent for the benefit of the Secured Parties; none of the underlying promissory notes that constitute or evidence the Collateral Obligations has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent on behalf of the Secured Parties; with respect to Collateral that constitutes a Certificated Security, such certificated security has been delivered to the Collateral Agent and, if in registered form, has been specially Indorsed (within the meaning of the UCC) to the Collateral Agent or in blank by an effective Indorsement or has been registered in the name of the Collateral Agent upon original issue or registration of transfer by the Borrower of such Certificated Security, in each case to be held by the Collateral Agent for the benefit of the Secured Parties; and in the case of an Uncertificated Security, by (A) causing the Collateral Agent to become the registered owner of such uncertificated security and (B) causing such registration to remain effective.

Section 9.6             No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of the terms of this Agreement and the other Transaction Documents to which it is a party, shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, its Constituent Documents, or any indenture, agreement, mortgage, deed of trust or other instrument to which it is a party or by which it is bound or any of its properties are subject, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, or violate in any material respect any Applicable Law or in any way materially adversely affect its ability to perform its obligations under this Agreement or the other Transaction Documents to which it is a party.

Section 9.7             No Proceedings. There are no proceedings or investigations pending or, to its knowledge, threatened against it, before any Official Body having jurisdiction over it or its properties (A) asserting the invalidity of this Agreement or any of the other Transaction Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents, (C) seeking any determination or ruling that might materially and adversely affect the performance by it of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents or (D) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on any of the Collateral or on the assignments and security interests granted by the Borrower in this Agreement.

Section 9.8             No Consents. It is not required to obtain the material consent of any other Person or any material approval, authorization, consent, license, approval or authorization, or registration or declaration with, any Official Body having jurisdiction over it or its properties in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the other Transaction Documents to which it is a party, in each case other than consents, licenses, approvals, authorizations, orders, registrations, declarations or filings which have been obtained or made and continuation statements and renewals in respect thereof.

Section 9.9             Solvency. It is solvent and will not become insolvent after giving effect to the transactions contemplated by this Agreement and the Transaction Documents. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, it will have an adequate amount of capital to conduct its business in the foreseeable future.

Section 9.10           Compliance with Laws. It has complied and will comply in all material respects with all Applicable Laws, judgments, agreements with Official Bodies, decrees and orders with respect to its business and properties and all Collateral.

Section 9.11           Taxes. For U.S. federal income tax purposes, it is, and always has been, an entity disregarded as separate from the Equityholder and the Equityholder is a U.S. Person. It has filed on a timely basis all material federal and other Tax returns (including foreign, state, local and otherwise) required to be filed, if any, and has paid all material federal and other Taxes due and payable by it and any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Official Body (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower). No material Lien or similar Adverse Claim has been filed, and no claim is being asserted, with respect to any Tax, assessment or other governmental charge. Any material Taxes, fees and other governmental charges payable by the Borrower in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby including the transfer of each Collateral Obligation and the Related Security to the Borrower have been paid or shall have been paid if and when due at or prior to the Effective Date or the Advance Date, as applicable.

Section 9.12           Monthly Report. Each Monthly Report is accurate in all material respects as of the date thereof, subject, in the case of information contained therein (which shall include any statements and calculations to the extent such statements or calculations are inaccurate solely as a result of such information) received from any un-Affiliated third party, to the standard set forth in Section 9.14 with respect to information received from an un-Affiliated third party.

Section 9.13           No Liens, Etc. The Collateral and each part thereof is owned by the Borrower free and clear of any Adverse Claim (other than Permitted Liens) or restrictions on transferability and the Borrower has the full right, power and lawful authority to assign, transfer and pledge the same and interests therein, and upon the making of each Advance, the Collateral Agent, for the benefit of the Secured Parties, will have acquired a perfected, first priority and valid security interest (except, as to priority, for any Permitted Liens) in each Collateral Obligation and the other Collateral, free and clear of any Adverse Claim (other than Permitted Liens) or restrictions on transferability, to the extent (as to perfection and priority with respect to such other Collateral) that a security interest in such other Collateral may be perfected under the applicable UCC. The Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral and no effective financing statement (other than with respect to Permitted Liens) or other instrument similar in effect naming or purportedly naming the Borrower or any of its Affiliates as debtor and covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent as “Secured Party” pursuant hereto or as necessary or advisable in connection with the Sale Agreements. There are no judgments or Liens for Taxes with respect to the Borrower and no claim has been asserted with respect to the Taxes of the Borrower.

Section 9.14           Information True and Correct. All information (other than projections, forward-looking information or information relating to third parties that are not Affiliates of the Borrower, the Equityholder or the Servicer) heretofore or hereafter furnished by or on behalf of the Borrower in writing to any Lender, the Collateral Agent, the Collateral Administrator or the Facility Agent in connection with this Agreement or any transaction contemplated hereby (including, without limitation, prior to the Effective Date but after taking into account all updates, modifications and supplements to such information) is and will be (when taken as a whole) true and correct in all material respects (or if not prepared by or under the direction of the Borrower, is true and correct in all material respects to the Borrower’s knowledge) and does not omit to state a material fact necessary to make the statements contained therein (when taken as a whole) not misleading. (or, if not prepared by or under the direction of the Borrower, does not omit to state such a fact to the Borrower’s knowledge). Any projections heretofore prepared by the Borrower or its Affiliates and furnished by or on behalf of the Borrower in writing to any Lender, the Collateral Agent or the Facility Agent in connection with this Agreement or any transaction contemplated hereby have been prepared in good faith based on assumptions that the Servicer or its Affiliates, as applicable, believes to be reasonable. With respect to any information received from any un-Affiliated third party, the Borrower (i) will not furnish (and has not furnished) any such information to any Lender, the Collateral Agent, or the Facility Agent in connection with this Agreement or any transaction contemplated hereby that it knows (or knew) to be incorrect at the time such information is (or was) furnished in any material respect and (ii) has informed (or will inform) the applicable Lender, the Collateral Agent, the Collateral Administrator or the Facility Agent, as applicable, of any such information which it found to be incorrect in any material respect after such information was furnished.

Section 9.15           Bulk Sales. The grant of the security interest in the Collateral by the Borrower to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

Section 9.16           Collateral. Except as otherwise expressly permitted or required by the terms of this Agreement, no item of Collateral has been sold, transferred, assigned or pledged by the Borrower to any Person.

Section 9.17           Selection Procedures. In selecting the Collateral Obligations hereunder and for other Persons for whom it manages similar assets, no selection procedures were employed which are intended to be adverse to the interests of any Agent or Lender.

Section 9.18           Indebtedness. The Borrower has no Indebtedness or other indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) Indebtedness incurred under the terms of the Transaction Documents and (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 9.19           No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the performance of its obligations under this Agreement or any Transaction Document to which it is a party.

Section 9.20           No Subsidiaries. The Borrower has no Subsidiaries other than any REO Asset Owners.

Section 9.21           ERISA Matters.

(a)            The Borrower does not sponsor, maintain, or contribute to, and has never sponsored, maintained, or contributed to, and, except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Affiliate sponsors, maintains, contributes to, or has any liability in respect of, or has ever sponsored, maintained, contributed to, or had any liability in respect of, a Plan.

(b)            No ERISA Event has occurred on or prior to the date that this representation is made or deemed made that, whether alone or together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

(c)            The Borrower is not, and will not become at any time while any Obligations are outstanding, a Benefit Plan Investor.

Section 9.22           Investment Company Status. The Borrower is not an “investment company” or a company controlled by an “investment company,” as such terms are defined in the 1940 Act.

Section 9.23           Set-Off, Etc. No Collateral Obligation has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower or the Obligor thereof, and no Collateral is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Borrower or the Obligor with respect thereto, except, in each case, pursuant to the Transaction Documents and for amendments, extensions and modifications, if any, to such Collateral otherwise permitted hereby and in accordance with the Servicing Standard.

Section 9.24           Collections. The Borrower acknowledges that (i) each Obligor, or in the case of any agented Collateral Obligation, the applicable administrative agent, collateral agent, or equivalent Person has been directed to make all payments directly to the Pass-Through Collection Account and (ii) all Collections received by it or its Affiliates with respect to the Collateral pledged hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until deposited into the applicable Collection Account in accordance with Section 10.10.

Section 9.25           Value Given. The Borrower has given fair consideration and reasonably equivalent value to its Equityholder in exchange for the purchase of the Collateral Obligations (or any number of them) owned by it. No such transfer has been made for or on account of an antecedent debt and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

Section 9.26           Use of Proceeds. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and none of the proceeds of the Advances will be used, directly or indirectly, for a purpose that violates Regulation T, Regulation U, Regulation X or any other regulation promulgated by the FRS Board from time to time.

Section 9.27           Separate Existence. The Borrower is operated as an entity with assets and liabilities distinct from those of any of its Affiliates or any Affiliates of its Equityholder, and the Borrower hereby acknowledges that the Facility Agent, each of the Agents and each of the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity. Since its formation, the Borrower has been (and will be) operated in such a manner as to comply with the covenants set forth in Section 10.5.

There is not now, nor will there be at any time in the future, any agreement or understanding between the Borrower and its Equityholder (other than as expressly set forth herein and the other Transaction Documents) providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

Section 9.28           Transaction Documents. The Transaction Documents, together with the Constituent Documents of the Borrower, delivered to the Facility Agent represent all material agreements between the Equityholder, on the one hand, and the Borrower, on the other. Upon the purchase and/or contribution of each Collateral Obligation (or an interest in a Collateral Obligation) pursuant to this Agreement or a Sale Agreement, the Borrower shall be the lawful owner of, and have good title to, such Collateral Obligation and all assets relating thereto, free and clear of any Adverse Claim; provided that, with respect to any Participation Interest purchased by the Borrower, the Borrower shall not be the record owner of the underlying Loan until elevation of such Participation Interest. All such assets are transferred to the Borrower without recourse to its Equityholder except as described in the applicable Sale Agreement. The purchases of such assets by the Borrower constitute valid and true sales for consideration (and not merely a pledge of such assets for security purposes) and the contributions of such assets received by the Borrower constitute valid and true transfers for consideration, each enforceable against creditors of its Equityholder, and no such assets shall constitute property of the Equityholder; provided that, with respect to any Participation Interest purchased by the Borrower, the Borrower shall not be the record owner of the underlying Loan until the elevation of such Participation Interest.

Section 9.29           EEA Financial Institution. The Borrower is not an EEA Financial Institution.

Section 9.30           Anti-Terrorism, Anti-Money Laundering. (a)  Neither the Borrower nor any Affiliate, officer, employee or director, acting on behalf of the Borrower (i) is (A) a country, territory, organization, person or entity named on any sanctions list administered or imposed by the U.S. Government including, without limitation, the Office of Foreign Asset Control (“OFAC”) list, or any other list maintained for the purposes of sanctions enforcement by any of the United Nations, the European Union, Her Majesty’s Treasury in the UK, Germany, Canada, Australia, and any other country or multilateral organization (collectively, “Sanctions”), including but not limited to Afghanistan, Cuba, Iran, Syria, North Korea, the “Donetsk People’s Republic”, the “Luhansk People’s Republic”, the “Kherson” region in Ukraine, the “Zaporizhzhia” region in Ukraine and the Crimean region in Ukraine (the “Sanctioned Countries”); (B) a Person that resides, is organized or located in any of the Sanctioned Countries or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction or any Sanctioned Countries; or (C) owned 50% or more or otherwise controlled, directly or indirectly by, or acting on behalf of, one or more Person defined in either of the preceding clauses (A) or (B) (along with Persons defined in clauses (A) and (B), collectively, a “Sanction Target”); (ii) is a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iii) is a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns. The Borrower is and each Affiliate, officer, employee or director, acting on behalf of the Borrower is (and is taking no action which would result in any such Person not being) in compliance with (a) all OFAC rules and regulations, (b) all United States of America, United Kingdom, United Nations, European Union, German, Canadian, Australian and all other sanctions, embargos and trade restrictions that the Borrower or any of its Affiliates is subject and (c) the Anti-Money Laundering Laws. In addition, the described purpose (“trade related business activities”) does not include any kind of activities or business of or with any Person or in any country or territory that is subject to or the target of any sanctions administered by the U.S. Government, OFAC, the United Kingdom, the European Union, Germany, Canada, Australia or the United Nations Security Council (including the Sanctioned Countries) and does not involve commodities or services of a Sanctioned Country origin or shipped to, through or from a Sanctioned Country, or on vessels or aircrafts owned or registered by a Sanctioned Country, or financed or subsidized any of the foregoing.

(b)           The Borrower has complied, in all material  respects, with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act (collectively, the “Anti-Money Laundering Laws”). No actions, suits, proceedings or investigations by any court, governmental, or regulatory agency are ongoing or pending against the Borrower, their respective directors, officers or employees or anyone acting on their behalf in relation to a breach of the Anti-Money Laundering Laws, or, to the knowledge of the Borrower, threatened.

Section 9.31           Anti-Bribery and Corruption. The Borrower nor, to the best of the Borrower’s knowledge, any director, officer, employee, or anyone acting on behalf of the Borrower has engaged in any activity, or will take any action, directly or indirectly, which would breach applicable anti-bribery and corruption laws and regulations, including but not limited to the US Foreign and Corrupt Practices Act 1977, as amended, and the Bribery Act 2010 of the United Kingdom (the “Anti-Bribery and Corruption Laws”).

(a)            The Borrower and its Affiliates have each conducted their businesses in compliance with Anti-Bribery and Corruption Laws and have instituted and maintain policies and procedures reasonably designed to promote and ensure continued compliance with all Anti-Bribery and Corruption Laws and with the representation and warranty contained herein.

(b)            No actions, suits, proceedings or investigations by any court, governmental, or regulatory agency are ongoing or pending against the Borrower, its directors, officers or employees or anyone acting on its behalf in relation to a breach of the Anti-Bribery and Corruption Laws, or, to the knowledge of the Borrower, threatened.

(c)            The Borrower will not directly or indirectly use, lend or contribute the proceeds of the Advances for any purpose that would breach the Anti-Bribery and Corruption Laws.

Section 9.32           Volcker Rule. To the best of the Borrower’s knowledge and belief, the Advances do not constitute an “ownership interest” in the Borrower for purposes of the Volcker Rule.

Section 9.33           AIFMD. The Borrower is not (i) an AIFM, (ii) an AIF managed by an AIFM (as such term is defined in the AIFMD) required to be authorized or registered in accordance with AIFMD, or (iii) an AIF managed by an AIFM (as such term is defined in the UK AIFM Regulations) required to be authorized or registered in accordance with the UK AIFM Regulations.

Article X

COVENANTS

From the date hereof until the first day following the Facility Termination Date on which all Obligations shall have been finally and fully paid and performed (other than as expressly survive the termination of this Agreement), the Borrower hereby covenants and agrees with the Lenders, the Agents and the Facility Agent that:

Section 10.1           Protection of Security Interest of the Secured Parties. (a) At or prior to the Effective Date, the Borrower shall have filed or caused to be filed a UCC-1 financing statement, naming the Borrower as debtor and the Collateral Agent (for the benefit of the Secured Parties) as secured party and describing the Collateral, with the office of the Secretary of State of the State of Delaware. From time to time thereafter, the Borrower shall file such financing statements and cause to be filed such continuation statements, all in such manner and in such places as may be required by Applicable Law fully to preserve, maintain and protect the interest of the Collateral Agent in favor of the Secured Parties under this Agreement in the Collateral and in the proceeds thereof. The Borrower shall deliver (or cause to be delivered) to the Collateral Agent file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing. In the event that the Borrower fails to perform its obligations under this subsection, the Collateral Agent or the Facility Agent may (but shall have no obligation to) do so, in each case at the expense of the Borrower, however neither the Collateral Agent nor the Facility Agent shall have any liability in connection therewith.

(b)           The Borrower shall not change its name, jurisdiction, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by or on behalf of the Borrower in accordance with Section 10.1(a) above seriously misleading or change its jurisdiction of organization, unless the Borrower shall have given the Facility Agent and the Collateral Agent at least 30 days prior written notice thereof, and shall promptly file appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Collateral Agent and Facility Agent together with an Officer’s Certificate to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed).

(c)            The Borrower shall maintain its computer systems, if any, so that, from and after the time of the first Advance under this Agreement, the Borrower’s master computer records (including archives) that shall refer to the Collateral owned by the Borrower indicate clearly that such Collateral is subject to the first priority security interest in favor of the Collateral Agent, for the benefit of the Secured Parties. Indication of the Collateral Agent’s (for the benefit of the Secured Parties) security interest shall be deleted from or modified on the Borrower’s computer systems when, and only when, the Collateral in question shall have been paid in full, the security interest under this Agreement has been released in accordance with its terms, upon such Collateral Obligation becoming a Repurchased Collateral Obligation or Substituted Collateral Obligation, or otherwise as expressly permitted by this Agreement.

(d)           Without limiting any of the other provisions hereof, if at any time the Borrower shall propose to sell, grant a security interest in, or otherwise transfer any interest in loan receivables to any prospective lender or other transferee, the Borrower shall give to such prospective lender or other transferee computer tapes, records, or print-outs (including any restored from archives) that, if they shall refer in any manner whatsoever to any Collateral shall indicate clearly that such Collateral is subject to a first priority security interest in favor of the Collateral Agent, for the benefit of the Secured Parties.

Section 10.2           Other Liens or Interests. Except for the security interest granted hereunder and as otherwise permitted pursuant to Sections 7.10, 7.11 and 10.16, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein (other than Permitted Liens), and the Borrower shall defend the right, title, and interest of the Collateral Agent (for the benefit of the Secured Parties) and the Lenders in and to the Collateral against all claims of third parties claiming through or under the Borrower (other than Permitted Liens).

Section 10.3           Costs and Expenses. The Borrower shall pay (or cause to be paid) all of its reasonable costs and disbursements in connection with the performance of its obligations hereunder and under the Transaction Documents.

Section 10.4           Reporting Requirements. The Borrower shall furnish, or cause to be furnished, to the Facility Agent and the Collateral Administrator (for delivery to the Agents via the Collateral Administrator who will forward such items on to the Collateral Agent for inclusion on the Collateral Agent’s Website):

(a)            as soon as possible and in any event within two Business Days after a Responsible Officer of the Borrower shall have knowledge of the occurrence of an Event of Default, Unmatured Event of Default, Servicer Default or Unmatured Servicer Default, the statement of an Executive Officer of the Borrower setting forth complete details of such event and the action which the Borrower has taken, is taking and proposes to take with respect thereto;

(b)            promptly, from time to time, such other information, documents, records or reports respecting the Collateral Obligations or the Related Security, the other Collateral or the condition or operations, financial or otherwise, of the Borrower as such Person may, from time to time, reasonably request;

(c)            notification of, in reasonable detail, (i) any Adverse Claim known to it that is made or asserted against any of the Collateral, (ii) any Revaluation Event and (iii) any Material Modification, in each case promptly upon a Responsible Officer of the Borrower having knowledge thereof;

(d)            promptly, in reasonable detail, any new or updated information reasonably requested by an Agent in connection with “know your customer” laws or any similar regulations; and

(e)            promptly following any request therefor, the Borrower shall deliver to the Facility Agent information and documentation reasonably requested by the Facility Agent for purposes of compliance with its Beneficial Ownership Certification.

Section 10.5           Separate Existence. (a) The Borrower shall conduct its business solely in its own name through its duly authorized officers or agents so as not to mislead others as to the identity of the entity with which such persons are concerned, and shall use its best efforts to avoid the appearance that it is conducting business on behalf of any Affiliate thereof or that the assets of the Borrower are available to pay the creditors of any of its equityholders or any Affiliate thereof.

(b)            It shall maintain records and books of account separate from those of any other Person.

(c)            It shall pay its own operating expenses and liabilities from its own funds.

(d)            It shall ensure that its annual financial statements and the annual financial statements of its Equityholder shall disclose the effects of the transactions contemplated hereby in accordance with GAAP.

(e)            It shall not hold itself out as being liable for the debts of any other Person, it shall not pledge its assets to secure the obligations of any other Person, it shall not guarantee any obligation of any Person, including any Affiliate or become obligated for the debts of any other Person or hold out its credit or assets as being available to pay the obligations of any other Person.

(f)             It shall keep its assets and liabilities separate from those of all other entities. Except as expressly contemplated herein with respect to Excluded Amounts, it shall not commingle its assets with assets of any other Person.

(g)            It shall maintain bank accounts or other depository accounts separate from any other person or entity, including any Affiliate.

(h)            To the extent required under GAAP, it shall ensure that any consolidated financial statements including the Borrower, if any, have notes to the effect that the Borrower is a separate entity whose creditors have a claim on its assets prior to those assets becoming available to its equityholder.

(i)             It shall not (A) amend, supplement or otherwise modify its Constituent Documents, except in accordance therewith and with the prior written consent of the Facility Agent (which consent shall not be unreasonably withheld, delayed or conditioned) or (B) divide or permit any division of itself.

(j)             It shall at all times hold itself out to the public and all other Persons as separate from its Affiliates and from any other Person.

(k)            It shall file its own tax returns separate from those of any other Person, except to the extent that it is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under Applicable Law, and shall pay any taxes required to be paid under Applicable Law.

(l)             It shall conduct its business only in its own name and comply with all organizational formalities necessary to maintain its separate existence.

(m)           It shall maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, that its assets may be included in a consolidated financial statement of its Affiliate so long as (i) appropriate notation shall be made on such consolidated financial statements (if any) to indicate its separateness from such Affiliate and to indicate that its assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on its own separate balance sheet.

(n)            It shall not, except for capital contributions or capital distributions permitted under the terms and conditions of its Constituent Documents and properly reflected on its books and records, enter into any transaction with an Affiliate except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction.

(o)            It shall maintain a sufficient number of employees (which number may be zero) in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds.

(p)            It shall use separate invoices bearing its own name.

(q)            It shall correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person.

(r)             It shall maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require its equityholder to make additional capital contributions.

(s)            It shall not acquire any obligation or securities of its members or of any Affiliate other than the Collateral in compliance with the Transaction Documents.

(t)             It shall not make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that it may invest in those investments permitted under the Transaction Documents and may hold the equity of REO Asset Owners.

(u)            It shall not, to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or transfer of all or substantially all of its assets other than such activities as are expressly permitted pursuant to the Transaction Documents.

(v)            It shall not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities), except as expressly contemplated by the Transaction Documents.

(w)           Except as expressly permitted by the Transaction Documents (which permits, for the avoidance of doubt, the formation of REO Asset Owners), it shall not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity.

(x)            It shall not own any asset or property other than Collateral and such other financial assets as permitted by the Transaction Documents.

(y)            It shall not engage, directly or indirectly, in any business other than as required or permitted to be performed by the Transaction Documents.

(z)             It shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, including for shared office space and for services performed by an employee of any Affiliate.

(aa)          Neither the Borrower nor the Equityholder shall take any action contrary to the “Assumptions and Facts” section in the opinion or opinions of Eversheds Sutherland (US) LLP, dated the date hereof, relating to certain nonconsolidation and true sale matters.

(bb)         Neither the Servicer nor any other person shall be authorized or empowered, nor shall they permit the Borrower to take any Material Action without the prior unanimous written consent of the applicable Independent Manager. The Constituent Documents of the Borrower shall include the following provisions: (a) at all times there shall be, and the Borrower shall cause there to be, at least one Independent Manager; (b) the Borrower may not, without the prior written consent of the Independent Manager, take any Material Action or any action that might cause such entity to become insolvent, and when voting with respect to such matters, the Independent Manager shall consider only the interests of the Borrower, including its creditors; and (c) no Independent Manager of the Borrower may be removed or replaced unless the Borrower provides Lender with not less than five (5) Business Days’ prior written notice of (i) any proposed removal of an Independent Manager, together with a statement as to the reasons for such removal, and (ii) the identity of the proposed replacement Independent Manager, together with a certification that such replacement satisfies the requirements set forth in the organizational documents of the Borrower for an Independent Manager. No resignation or removal of an Independent Manager shall be effective until a successor Independent Manager is appointed and has accepted his or her appointment. No Independent Manager may be removed other than for Cause.

Section 10.6           Hedging Agreements. (a) With respect to any Fixed Rate Collateral Obligation (other than any Fixed Rate Collateral Obligation (or portion thereof) not counted as “excess” pursuant to clause (d) of the definition of “Excess Concentration Amount”), the Borrower hereby covenants and agrees that, upon the direction of the Facility Agent in its sole discretion as notified to the Borrower and the Servicer on or prior to the related Funding Date for such Collateral Obligation, the Borrower shall obtain and deliver to the Collateral Agent (with a copy to the Facility Agent and the Collateral Administrator) one or more Hedging Agreements from qualified Hedge Counterparties having, singly or in the aggregate, an Aggregate Notional Amount not less than the amount determined by the Facility Agent in its reasonable discretion, which (1) shall each have a notional principal amount equal to or greater than the lesser of (I) the Principal Balance of such Fixed Rate Collateral Obligation and (II) $1,000,000, (2) may provide for reductions of the Aggregate Notional Amount on each Distribution Date on an amortization schedule for such Aggregate Notional Amount assuming a 0.0 ABS prepayment speed (or such other ABS prepayment speed as may be approved in writing by the Facility Agent) and zero losses, and (3) shall have other terms and conditions and be represented by Hedging Agreements otherwise acceptable to the Facility Agent in its sole discretion.

(b)            In the event that any Hedge Counterparty defaults in its obligation to make a payment to the Borrower under one or more Hedging Agreements on any date on which payments are due pursuant to a Hedging Agreement, the Borrower shall make a demand no later than the Business Day following such default on such Hedge Counterparty, or any guarantor, if applicable, demanding payment under the applicable Hedging Agreement in accordance with the terms of such Hedging Agreement. The Borrower shall give notice to the Lenders upon the continuing failure by any Hedge Counterparty to perform its obligations during the two Business Days following a demand made by the Borrower on such Hedge Counterparty, and shall take such action with respect to such continuing failure as may be directed by the Facility Agent.

(c)            In the event that any Hedge Counterparty no longer maintains the ratings specified in the definition of “Hedge Counterparty,” then within 30 days after receiving notice of such decline in the creditworthiness of such Hedge Counterparty as determined by any Rating Agency, the Borrower shall provide the Hedge Counterparty notice of the potential termination event resulting from such downgrade and, if the Hedge Counterparty fails to cure such potential termination event within the time frame specified in the related Hedging Agreement, the Borrower shall, at the written direction of the Facility Agent, (i) provided that a Replacement Hedging Agreement or Qualified Substitute Arrangement meeting the requirements of Section 10.6(d) has been obtained, (A) provide written notice to such Hedge Counterparty (with a copy to the Collateral Agent, the Collateral Administrator and the Facility Agent) of its intention to terminate the applicable Hedging Agreement within the 30-day period following the expiration of the cure period set forth in the applicable Hedging Agreement and (B) terminate the applicable Hedging Agreement within such 30-day period, request the payment to it of all amounts due to the Borrower under the applicable Hedging Agreement through the termination date and deposit any such amounts so received, on the day of receipt, to the Pass-Through Collection Account, or (ii) establish any other arrangement (including an arrangement or arrangements in addition to or in substitution for any prior arrangement made in accordance with the provisions of this Section 10.6(c)) with the written consent (in its sole discretion) of the Facility Agent (a “Qualified Substitute Arrangement”); provided, that in the event at any time any alternative arrangement established pursuant to the above shall cease to be satisfactory to the Facility Agent, then the provisions of this Section 10.6(c), shall again be applied and in connection therewith the 30-day period referred to above shall commence on the date the Borrower receives notice of such cessation or termination, as the case may be.

(d)            Unless an alternative arrangement pursuant to Section 10.6(c) is being established, the Borrower shall use its best efforts to obtain a Replacement Hedging Agreement or Qualified Substitute Arrangement meeting the requirements of this Section 10.6 during the 30-day period following the expiration of the cure period set forth in the applicable Hedging Agreement. The Borrower shall not terminate the Hedging Agreement unless, prior to the expiration of such 30-day period, the Borrower delivers to the Collateral Agent (with a copy to the Facility Agent and the Collateral Administrator) (i) a Replacement Hedging Agreement or Qualified Substitute Arrangement, (ii) to the extent applicable, an Opinion of Counsel reasonably satisfactory to the Facility Agent as to the due authorization, execution and delivery and validity and enforceability of such Replacement Hedging Agreement or Qualified Substitute Arrangement, as the case may be, and (iii) evidence that the Facility Agent has consented in writing to the termination of the applicable Hedging Agreement and its replacement with such Replacement Hedging Agreement or Qualified Substitute Arrangement.

(e)            The Servicer or the Borrower shall notify the Facility Agent, the Collateral Administrator and the Collateral Agent within five Business Days after a Responsible Officer of such Person shall obtain knowledge that the senior unsecured debt rating of a Hedge Counterparty has been withdrawn or reduced by any Rating Agency.

(f)             The Borrower may at any time obtain a Replacement Hedging Agreement with the consent (in its sole discretion) of the Facility Agent.

(g)            The Borrower shall not agree to any amendment to any Hedging Agreement without the consent (in its sole discretion) of the Facility Agent.

(h)            The Borrower shall notify the Facility Agent, the Collateral Administrator and the Collateral Agent after a Responsible Officer of the Borrower shall obtain actual knowledge of the transfer by the related Hedge Counterparty of any Hedging Agreement, or any interest or obligation thereunder.

(i)             The Borrower, with the consent of the Facility Agent in its sole discretion, may sell all or a portion of the Hedging Agreements. The Borrower shall have the duty of obtaining a fair market value price for the sale of any Hedging Agreement, notifying the Facility Agent and the Collateral Agent of prospective purchasers and bids, and selecting the purchaser of such Hedging Agreement. The Borrower and, at the Borrower’s request, the Collateral Agent, upon receipt of the purchase price in the Pass-Through Collection Account shall, with the prior written consent of the Facility Agent, execute all documentation necessary to release the Lien of the Collateral Agent on such Hedging Agreement and proceeds thereof (in the case of the Collateral Agent, as provided to the Collateral Agent and at the written direction of the Borrower).

Notwithstanding anything to the contrary in this Section 10.6, the parties hereto agree that should the Borrower fails to observe or perform any of its obligations under this Section 10.6 with respect to any Hedging Agreement, the sole result will be that the Collateral Obligation or Collateral Obligations that are the subject of such Hedging Agreement shall immediately cease to be Eligible Collateral Obligations for all purposes under this Agreement.

Section 10.7           Tangible Net Worth. The Borrower shall maintain at all times a positive Tangible Net Worth.

Section 10.8           Taxes. For U.S. federal income tax purposes, the Borrower will be an entity disregarded as separate from its Equityholder and the Equityholder will be a U.S. Person. The Borrower will file on a timely basis all material Tax returns (including foreign, federal, state, local and otherwise) required to be filed, if any, and will pay all material Taxes due and payable by it and any assessments made against it or any of its property (other than any amount the validity of which is contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on the books of the Borrower). No more than 50% of the debt obligations (as determined for U.S. federal income tax purposes) held by the Borrower may at any time consist of real estate mortgages as determined for purposes Section 7701(i) of the Code unless, based on written advice of Cadwalader, Wickersham & Taft LLP, Eversheds Sutherland (US) LLP or an opinion of other tax counsel of nationally recognized standing in the United States experienced in such matters, the ownership of such debt obligations will not cause the Borrower to be treated as a taxable mortgage pool for U.S. federal income tax purposes.

Section 10.9           Merger, Consolidation, Etc. The Borrower shall not merge or consolidate with any other Person or permit any other Person to become the successor to all or substantially all of its business or assets without the prior written consent of the Facility Agent in its sole discretion.

Section 10.10         Deposit of Collections. The Borrower shall transfer, or cause to be transferred, all Collections to the Pass-Through Collection Account by the close of business on the Business Day following the date such Collections are received by it, the Equityholder, the Servicer or any of their respective Affiliates.

Section 10.11         Indebtedness; Guarantees. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness other than Indebtedness permitted under the Transaction Documents. The Borrower shall not incur any Indebtedness secured by the Collateral other than the Obligations. The Borrower shall not assume, guarantee, endorse or otherwise be or become directly or contingently liable for the obligations of any Person by, among other things, agreeing to purchase any obligation of another Person, agreeing to advance funds to such Person or causing or assisting such Person to maintain any amount of capital, other than as expressly permitted under the Transaction Documents.

Section 10.12         Limitation on Purchases from Affiliates. Other than pursuant to a Sale Agreement, the Borrower shall not purchase any asset from the Equityholder or the Servicer or any Affiliate of the Borrower, the Equityholder or the Servicer.

Section 10.13         Documents. Except as otherwise expressly permitted herein, the Borrower shall not (i) cancel or terminate any of the Transaction Documents to which it is party (in any capacity), (ii) consent to or accept any cancellation or termination of any of such agreements, (iii) amend or otherwise modify any term or condition of any of the Transaction Documents to which it is party (in any capacity), (iv) give any consent, waiver or approval under any such agreement, or waive any default under or breach of any of the Transaction Documents to which it is party (in any capacity), (v) enter into any other agreements or arrangements pertaining to this Agreement with an existing or potential counterparty to any Transaction Document or (vi) take any other action under any such agreement not required by the terms thereof, unless (in each case) the Facility Agent shall have consented thereto in its sole discretion.

Section 10.14         Preservation of Existence. The Borrower shall do or cause to be done all things necessary to (i) preserve and keep in full force and effect its existence as a limited liability company and take all reasonable action to maintain its rights and franchises in the jurisdiction of its formation and (ii) qualify and remain qualified as a limited liability company in good standing in each jurisdiction where the failure to qualify and remain qualified would reasonably be expected to have a Material Adverse Effect.

Section 10.15         Limitation on Investments. The Borrower shall not form, or cause to be formed, any Subsidiaries other than REO Asset Owners; or make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except investments as otherwise permitted herein and pursuant to the other Transaction Documents.

Section 10.16         Distributions. (a) The Borrower shall not declare or make (i) payment of any distribution on or in respect of any equity interests, or (ii) any payment on account of the purchase, redemption, retirement or acquisition of any option, warrant or other right to acquire such equity interests; provided that so long as no Event of Default, Unmatured Event of Default, Unmatured Servicer Default or Servicer Default shall have occurred and be continuing, the Borrower may make a distribution of (w) amounts paid to it pursuant to Section 8.3(a) on the applicable Distribution Date, (x) Advance proceeds, if such proceeds are used by the Equityholder to fund a variable funding asset and (y) during the period from the Effective Date to the end of the Revolving Period, an aggregate amount of Advance proceeds or Principal Collections (excluding any Principal Collections necessary to settle the acquisition of Eligible Collateral Obligations) equal to 15% of the Aggregate Eligible Collateral Obligation Amount as of the Effective Date if, in the case of clause (y) after giving effect to such distribution, (A) as certified in writing by the Borrower and the Servicer to the Facility Agent (with a copy to each Agent), sufficient proceeds remain for all payments to be made pursuant to Section 8.3(a) (other than clauses (i)(O) and (ii)(K) thereof) on the next Distribution Date, (B) each Collateral Quality Test and the Minimum Equity Test are satisfied and (C) the Borrowing Base exceeds the aggregate principal amount of all Advances outstanding hereunder.

(b)           Prior to foreclosure by the Facility Agent upon any Collateral pursuant to Section 13.3(c), nothing in this Section 10.16 or otherwise in this Agreement shall restrict the Borrower from exercising any Warrant Assets issued to it by Obligors from time to time to the extent funds are available to the Borrower under Section 8.3(a) or made available to the Borrower.

Section 10.17         Performance of Borrower Assigned Agreements. The Borrower shall (i) perform and observe in all material respects all the terms and provisions of the Transaction Documents (including each of the Borrower Assigned Agreements) to which it is a party to be performed or observed by it, maintain such Transaction Documents in full force and effect, and enforce such Transaction Documents in accordance with their terms, and (ii) upon reasonable request of the Facility Agent, make to any other party to such Transaction Documents such demands and requests for information and reports or for action as the Borrower is entitled to make thereunder.

Section 10.18         Further Assurances; Financing Statements. (a) The Borrower agrees that at any time and from time to time, at its expense and upon reasonable request of the Facility Agent or the Collateral Agent, it shall promptly execute and deliver all further instruments and documents, and take all reasonable further action, that is necessary or desirable to perfect and protect the assignments and security interests granted or purported to be granted by this Agreement or to enable the Collateral Agent or any of the Secured Parties to exercise and enforce its rights and remedies under this Agreement with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower authorizes the filing of such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary or desirable or that the Collateral Agent (acting solely at the Facility Agent’s request) may reasonably request to protect and preserve the assignments and security interests granted by this Agreement. Such financing statements filed against the Borrower may describe the Collateral in the same manner specified in Section 12.1 or in any other manner as the Facility Agent may reasonably determine is necessary to ensure the perfection of such security interest (without disclosing the names of, or any information relating to, the Obligors thereunder), including describing such property as all assets or all personal property of the Borrower whether now owned or hereafter acquired.

(b)           The Borrower and each Secured Party hereby severally authorize the Collateral Agent, upon receipt of written direction from the Facility Agent, to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral.

(c)            It shall furnish to the Collateral Agent and the Facility Agent from time to time such statements and schedules further identifying and describing the Related Security and such other reports in connection with the Collateral as the Collateral Agent (acting solely at the Facility Agent’s request) or the Facility Agent may reasonably request, all in reasonable detail.

(d)           Anything herein to the contrary notwithstanding, in no event shall the Collateral Agent have any duty, obligation or responsibility to monitor or otherwise make any determinations with respect to any security interests or actions needed to perfect or protect them nor shall the Collateral Agent have any liability for failing to monitor or for failing to make any such determinations with respect to any security interests or actions needed to perfect or protect them.

Section 10.19         Obligor Payment Instructions. The Borrower acknowledges that the power of attorney granted in Section 13.10 to the Collateral Agent permits the Collateral Agent to send (at the Facility Agent’s written direction after the occurrence of an Event of Default) Obligor notification forms to give notice to the Obligors of the Collateral Agent’s interest in the Collateral and the obligation to make payments as directed by the Collateral Agent (at the written direction of the Facility Agent). The Borrower further agrees that it shall (or it shall cause the Servicer to) provide prompt notice to the Facility Agent of any misdirected or errant payments made by any Obligor with respect to any Collateral Obligation and direct such Obligor to make payments as required hereunder.

Section 10.20         Delivery of Collateral Obligation Files. (a) The Borrower (or the Servicer on behalf of the Borrower) shall deliver to the Collateral Custodian or the Collateral Administrator, as applicable (with a copy to the Facility Agent at the following e-mail addresses (for electronic copies): amit.patel@db.com, peter.sabino@db.com, thorben.wedderien@db.com and mercedes.crestanello@db.com) the Collateral Obligation Files identified on the related Document Checklist promptly upon receipt but in no event later than five (5) Business Days of the related Funding Date; provided that any file-stamped document included in any Collateral Obligation File shall be delivered as soon as they are reasonably available (even if not within five (5) Business Days of the related Funding Date).

(b)           The Borrower shall deliver the following: (i) all Asset Approval Requests to lenderfinance_collatreview@list.db.com, (ii) Monthly Reports delivered in connection with Section 8.5 to csg.india@db.com, abs.conduits@db.com, dbinvestor@list.db.com, amit.patel@db.com, peter.sabino@db.com, thorben.wedderien@db.com and mercedes.crestanello@db.com, (iii) requests or notices delivered in accordance with Sections 2.2, 2.4 or 8.3(b), to abs.conduits@db.com, lenderfinance_collatreview@list.db.com, amit.patel@db.com and thorben.wedderien@db.com and (iv) obligor reports delivered in connection with Section 7.5(l) to gcrt.ratingrequests@db.com and lenderfinance_collatreview@list.db.com.

Section 10.21         Collateral Obligation Schedule. As of the end of each March, June, September and December of each year, the Borrower shall deliver an update of the Collateral Obligation Schedule to the Facility Agent (with a copy to the Collateral Agent), certified true and correct by the Borrower and the Servicer. The Borrower hereby authorizes a UCC-3 amendment to be filed quarterly attaching each such updated Collateral Obligation Schedule and shall file such UCC-3 amendment at the request of the Facility Agent. Upon filing, a copy of such UCC-3 shall be provided to the Collateral Agent and Facility Agent.

Section 10.22         Notice to Specified Obligors. With respect to any Collateral Obligation where the related Obligor is also an obligor in respect of a Variable Funding Asset on which the Equityholder or any Affiliate thereof is a lender, the Borrower shall, or shall cause the Servicer to, deliver notice to each such Obligor within ten Business Days of the related Cut-Off Date that the related Collateral Obligation has been assigned to the Borrower.

Section 10.23         ERISA.

(a)           The Borrower will not become Benefit Plan Investors at any time while any Obligations are outstanding.

(b)           The Borrower will not take any action, or omit to take any action, which would give rise to a non-exempt prohibited transaction under Section 406(a)(1)(B) of ERISA or Section 4975(c)(1)(B) of the Code that would subject any Lender to any tax, penalty, damages, or any other claim for relief under ERISA or the Code.

(c)           The Borrower shall not sponsor, maintain, or contribute to, any Plan. Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Borrower shall not, and shall not permit any ERISA Affiliate to, permit to exist any occurrence of any ERISA Event, and (ii) the Borrower shall not permit any ERISA Affiliate to sponsor, maintain, contribute to, or incur any liability in respect of, any Plan.

Section 10.24         Risk Retention.

(a)            For so long as any Obligations are outstanding, the Equityholder, as an originator for the purposes of the EU Securitization Regulation, represents and undertakes that: (i) it holds and will retain on an on-going basis, a material net economic interest in the securitization transaction contemplated by this Agreement, which shall not be less than 5.0% of the aggregate nominal value of all the Collateral Obligations owned by the Borrower (the “Retained Economic Interest”) measured at the time of origination (being the occasion of each origination or acquisition of a Collateral Obligation by the Borrower); (ii) the Retained Economic Interest takes the form of a first loss tranche in accordance with paragraph (d) of Article 6(3) of the EU Securitization Regulation (as in effect as at the Effective Date), as represented by the Equityholder’s direct limited liability company interest in the Borrower; (iii) the Equityholder directly holds and will directly retain 100% of the equity interests in the Borrower; (iv) the aggregate capital contributions made by the Equityholder with respect to the equity interests in the Borrower shall represent at least 5.0% of the aggregate nominal value of all the Collateral Obligations owned by the Borrower measured at the time of origination as described in (i) above; (v) the Equityholder shall not, and the Equityholder shall procure that the Borrower shall not (x) short, hedge, or otherwise credit risk mitigate the Retained Economic Interest; or (y) sell, transfer or otherwise surrender all or part of the rights, benefits or obligations arising from the Retained Economic Interest (except, in each case, as permitted by the EU Securitization Rules and, for the avoidance of doubt, the sale of any Collateral Obligations, as permitted by the Transaction Documents, shall not be restricted); and (vi) greater than 50% of all of the Collateral Obligations will be Equityholder Originated Collateral Obligations, with such proportion of the Equityholder Originated Collateral Obligations being measured on the basis of the aggregate outstanding principal balance of the Collateral Obligations following the settlement of each acquisition or origination of a Collateral Obligation by the Borrower, and if at any time less than 50% of all of the Collateral Obligations are Equityholder Originated Collateral Obligations, the Equityholder shall procure that the Borrower shall only acquire or originate Eligible Collateral Obligations that qualify as Equityholder Originated Collateral Obligations until not less than 50% of all Collateral Obligations are Equityholder Originated Collateral Obligations.

(b)            The Equityholder represents and undertakes that each Monthly Report shall contain or be accompanied by a certification from the Equityholder containing a representation that it is, and has at all times been, in compliance with its undertakings set forth, as applicable, in clause (a) above up to and on each date of the related Accrual Period; and

(c)            The Equityholder shall, at its own cost and expense, provide to the Facility Agent and/or any Lender that is subject to the EU Securitization Rules (an “SR Lender”):

(i)             prompt written notice of any breach of the applicable undertakings set forth in clause (a) above;

(ii)            confirmation in writing that all of the applicable undertakings set forth in clause (a) above continue to be complied with (x) in the event of a material change in the transaction structure that could have a material impact on the performance of the Advances or the risk characteristics of the Collateral Obligations and the Advances made with respect thereto, and (y) upon the occurrence of any Unmatured Event of Default or Event of Default or becoming aware of any breach of the obligations contained in any of the Transaction Documents; and

(iii)           all information, documents, reports and notifications that the SR Lenders may require in connection with their obligations under the EU Securitization Rules, including without limitation, any information, documentation, reports or notifications that the SR Lenders require for the purposes of Article 5(1)(e) of the EU Securitization Regulation, in such form, in such manner and at such times as prescribed by the Article 7 Transparency and Reporting Requirements, in respect of which it is agreed as follows:

(A)           the Borrower hereby agrees to ensure (or procure) continued compliance with, and is hereby appointed as the designated reporting entity for the purposes of, the  Article 7 Transparency and Reporting Requirements;

(B)           the Borrower shall make available to the SR Lenders the Transparency Reports at the following times (each a “Submission Date”): (x) on a date that is no later than one month after the Distribution Date in October 2024, and (y) thereafter on a quarterly basis, on a date that is no later than three months after the then most recent Submission Date (and no later than one month after the then most recent Distribution Date);

(C)           the data cut-off date in respect of each Transparency Report shall be no earlier than two months prior to such Transparency Report’s Submission Date (except as may otherwise be permitted or required at any time by the Article 7 Transparency and Reporting Requirements);

(D)           the Borrower shall only be required to provide notification of any significant event of the type specified by Article 7(1)(g) of the EU Securitization Regulation to the extent that a notification or report in respect of the relevant event has not otherwise been provided by any person pursuant to any other provision of any Transaction Document; and

(E)           the Borrower shall not be required to provide any information, documents, reports or notifications that is/are subject to laws governing the protection of confidentiality of information and the processing of personal data (all such information, documents, reports and notifications being collectively referred to as “Restricted Information”), unless, if it is Restricted Information that cannot be anonymized or aggregated, and there is no existing confidentiality agreement permitting the disclosure of Restricted Information to the SR Lenders, the Facility Agent and/or the SR Lenders enter into a confidentiality agreement reasonably acceptable to the Borrower, with respect to such Restricted Information, so that it can be furnished to the Facility Agent and the SR Lenders

(d)            The Equityholder represents that: (i) its equity interests in the Borrower were duly approved in accordance with its governing documents and investment policies; (ii) it has appointed Stellus Private BDC Advisor, LLC, as its investment advisor (the “Investment Advisor”), and (iii) the Equityholder established the transaction contemplated by the Transaction Documents by: (x) causing the formation of the Borrower as a wholly-owned subsidiary that is consolidated with the Equityholder for accounting purposes; (y) approving the eligibility criteria for the origination and acquisition of Collateral Obligations by the Borrower; and (z) determining the transaction structure and negotiating and approving the Transaction Documents.

(e)            The Equityholder represents that it is, and will remain, ultimately responsible for and retain discretion over the actions of the Investment Advisor; and any actions taken by the Investment Advisor in relation to the matters outlined in clause (d) above are taken for, and on its behalf.

(f)             The Equityholder represents that it (i) was not established for, and does not operate for, the sole purpose of securitizing exposures; (ii) has, and reasonably expects to continue to have, a strategy and the capacity to meet its payment obligations consistent with a broader business model that involves material support from capital, assets, fees or other sources of income, by virtue of which it does not rely on the Collateral Obligations (or any other assets securitized by it), the Retained Economic Interest (or any other interest retained or proposed to be retained by it for the purposes of the EU Securitization Rules) and, in each case, any related corresponding income as its sole or predominant source of revenue; and (iii) has, and reasonably expects to continue to retain, experienced decision makers to enable the Equityholder to pursue its established business strategy and it maintains an adequate corporate governance structure.

(g)            The Equityholder represents and undertakes that: (i) each Equityholder Originated Collateral Obligation has been, or will be, originated pursuant to sound and well-defined credit granting criteria and clearly established processes for approving, amending, modifying, renewing and financing those credits and that effective systems are in place to apply those criteria and processes to ensure that such credits are granted and approved based on a thorough assessment of the relevant Obligor’s creditworthiness; and (ii) in relation to each other Collateral Obligation acquired by the Borrower, the Equityholder has verified, and will continue to verify, that the entity which was, directly or indirectly, involved in the Underlying Instrument which created the Collateral Obligation applied sound and well-defined credit granting criteria to the origination of the Collateral Obligation, and that it maintained clearly established processes for approving, amending, modifying, renewing and financing the Collateral Obligation and had effective systems in place to apply those criteria and processes to ensure that the Collateral Obligation was granted and approved based on a thorough assessment of the relevant Obligor’s creditworthiness.

Section 10.25         Collateral Obligations. The Borrower shall own each Collateral Obligation and the amounts on deposit in each Account.

Section 10.26         ERISA Confirmation Regarding VCOC Status. Reserved.

Section 10.27         Policies and Procedures for Sanctions. The Borrower has through the Investment Advisor instituted and maintained policies and procedures designed to ensure compliance with Sanctions.

Section 10.28         Compliance with Sanctions. The Borrower shall not directly or indirectly use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture, partner or other Person or entity, to fund or facilitate (i) any activities of or business with any Sanction Target, (ii) any activities of or business in any Sanctioned Country or (iii) in any other manner that would result in a violation by any Person of Sanctions.

Section 10.29         Compliance with Anti-Money Laundering. The Borrower shall comply in all material respects with all applicable Anti-Money Laundering Laws and shall provide notice to the Facility Agent, within five (5) Business Days, of the Borrower’s receipt of any Anti-Money Laundering Law regulatory notice or action involving the Borrower.

Section 10.30         Ineligible Collateral. At the direction of the Facility Agent (in its sole discretion), the Borrower shall (i) use commercially reasonable efforts to promptly divest any asset that does not satisfy the definition of “Eligible Collateral Obligation” or “Permitted Investment” and (ii) promptly divest any asset that does not satisfy the definition of “Eligible Collateral Obligation” or “Permitted Investment” to the extent that the Facility Agent determines in its sole discretion that the Borrower’s ownership of such asset is reasonably likely to (a) have material adverse regulatory consequences on any Lender, (b) result in materially unfavorable capital treatment for any Lender or (c) result in any reputational harm to any Lender; provided that, any such divestiture shall not be included in or subject to the limitations on sales set forth in Section 7.10. Without limitation to the foregoing proviso, the Facility Agent agrees to cooperate in good faith with any waivers necessary to permit such divestiture.

Article XI

THE COLLATERAL AGENT AND THE COLLATERAL ADMINISTRATOR

Section 11.1           Appointment of Collateral Agent and Collateral Administrator. Citibank, N.A. is hereby appointed as Collateral Agent and Alter Domus (US) LLC is hereby appointed as Collateral Administrator, in each case, pursuant to the terms hereof. The Secured Parties hereby appoint (i) the Collateral Agent to act exclusively as the agent for purposes of perfection of a security interest in the Collateral and Collateral Agent of the Secured Parties to act as specified herein and in the other Transaction Documents to which the Collateral Agent is a party and (ii) the Collateral Administrator to act as specified herein and in the other Transaction Documents to which the Collateral Administrator is a party. The Collateral Agent hereby accepts such agency appointment to act as Collateral Agent pursuant to the terms of this Agreement, until its resignation or removal as Collateral Agent pursuant to the terms hereof. The Collateral Administrator hereby accepts such agency appointment to act as Collateral Administrator pursuant to the terms of this Agreement, until its resignation or removal as Collateral Administrator pursuant to the terms hereof.

Section 11.2           Monthly Reports. The Collateral Administrator shall prepare the Monthly Report in accordance with Section 8.5 and the Collateral Agent shall distribute funds in accordance with such Monthly Report in accordance with Section 8.3(a).

Section 11.3           Collateral Administration. The Collateral Administrator shall maintain a database of certain characteristics of the Collateral on an ongoing basis, and provide (i) access to the information in such database in electronic format to Borrower, the Servicer, each Agent and the Facility Agent and (ii) certain reports, schedules and calculations, all as more particularly described in this Section 11.3, based upon information and data received from the Servicer pursuant to Section 7.7.

(a)            In connection therewith, the Collateral Administrator shall:

(i)             within 15 days after the Effective Date, create a database with respect to the Collateral that has been pledged to the Collateral Agent for the benefit of the Secured Parties from time to time, comprised of the Collateral Obligations credited to the Accounts from time to time and Permitted Investments in which amounts held in the Accounts may be invested from time to time, as provided in this Agreement (the “Collateral Database”);

(ii)            update the Collateral Database on a periodic basis for changes and to reflect the sale or other disposition of assets included in the Collateral granted to the Collateral Agent and any additional Collateral from time to time, in each case based upon, and to the extent of, information furnished to the Collateral Administrator by the Borrower or the Servicer as may be reasonably required by the Collateral Administrator from time to time or based upon notices received by the Collateral Administrator from the issuer, or trustee or agent bank under an underlying instrument, or similar source;

(iii)           track the receipt and allocation to the Pass-Through Collection Account of Principal Collections and Interest Collections and any withdrawals therefrom and, on each Business Day, provide to the Servicer, each Agent and Facility Agent daily reports reflecting such actions to the accounts as of the close of business on the preceding Business Day and the Collateral Administrator shall provide any such report to the Facility Agent upon its request therefor;

(iv)           distribute funds in accordance with such Monthly Report in accordance with Section 8.3(a);

(v)            prepare and deliver or make available via the Collateral Agent’s Website to the Facility Agent, each Agent, the Borrower and the Servicer on each Reporting Date, the Monthly Report and any update pursuant to Section 8.5 when requested by the Servicer, the Borrower, any Agent or the Facility Agent, on the basis of the information contained in the Collateral Database as of the applicable Determination Date, the information provided by each Lender and the Facility Agent pursuant to Section 3.4 and such other information as may be provided to the Collateral Administrator by the Borrower, the Servicer, the Facility Agent or any Agent;

(vi)           provide other such information with respect to the Collateral as may be routinely maintained by the Collateral Administrator in performing its ordinary Collateral Administrator function pursuant hereunder, as the Borrower, the Servicer, the Facility Agent or any Lender may reasonably request from time to time;

(vii)          upon the written request of the Servicer on any Business Day and no later than the Business Day following the Collateral Administrator’s receipt of such request (provided such request is received by 12:00 p.m. (New York time) on such date (otherwise such request will be deemed made on the next succeeding Business Day)) and so long as the Collateral Administrator maintains or has received any information reasonably requested by it or necessary to make the calculations requested, the Collateral Administrator shall perform the following functions: as of the date notified in writing by the Servicer that the Servicer commits on behalf of the Borrower to purchase Collateral Obligations to be included in the Collateral, perform a pro forma calculation of the tests and other requirements set forth in Sections 6.2(e) and (f), in each case, based upon information contained in the Collateral Database and report the results thereof to the Servicer in a mutually agreed format;

(viii)         upon the Collateral Administrator’s receipt on any Business Day of written notification from the Servicer of its intent to sell (in accordance with Section 7.10) Collateral Obligations, the Collateral Administrator shall perform, no later than the Business Day following the Collateral Administrator’s receipt of such request (provided such request is received by no later than 12:00 p.m. (New York time)), and so long as the Collateral Administrator maintains or has received any information requested by it or necessary to make the calculations requested, on such date (otherwise such request will be deemed made on the next succeeding Business Day) a pro forma calculation of the tests and other requirements set forth in Sections 7.10(a)(i)(A), (B) and (C) and (iii) based upon information contained in the Collateral Database and information furnished by the Servicer, compare the results thereof and report the results to the Servicer in a mutually agreed format;

(ix)            track the Principal Balance of each Collateral Obligation and report such balances to the Facility Agent and the Servicer no later than 12:00 Noon (New York City time) on each Business Day as of the close of business on the preceding Business Day.

(b)           The Collateral Administrator shall provide to the Servicer a copy of all written notices and communications received by it and identified as being sent to it in connection with the Collateral Obligations and the other Collateral held hereunder which it receives from the related Obligor, participating bank and/or agent bank. In no instance shall the Collateral Agent, the Collateral Custodian nor the Collateral Administrator be under any duty or obligation to take any action on behalf of the Servicer in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Servicer, prior to the occurrence of an Event of Default or a Servicer Default or the Facility Agent, after the occurrence of an Event of Default or a Servicer Default, in which event the Collateral Agent shall vote, consent or take such other action in accordance with such instructions.

(c)            In addition to the above:

(i)             The Facility Agent and each Secured Party further authorizes the Collateral Agent and the Collateral Administrator to take such actions as agents on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent or the Collateral Administrator, as applicable, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Collateral Agent (acting at the direction of the Facility Agent) as its agent to execute and deliver all further instruments and documents, and take all further action (at the written direction of the Facility Agent) that the Facility Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution or filing by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral Obligations now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 11.3(c)(i) shall be deemed to relieve the Borrower or the Servicer of their respective obligations to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with Section 10.1. It is understood and agreed that any and all actions performed by the Collateral Agent in connection with this Section 11.3(c)(i) shall be at the written direction of the Facility Agent, and the Collateral Agent shall have no responsibility or liability in connection with determining any actions necessary or desirable to perfect, protect or more fully secure the security interest granted by the Borrower hereunder or to enable any Person to exercise or enforce any of their respective rights hereunder.

(ii)            The Facility Agent may direct the Collateral Agent or the Collateral Administrator in writing to take any action incidental to powers granted to the Collateral Agent hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent or the Collateral Administrator, as applicable, hereunder, the Collateral Agent and the Collateral Administrator shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the written direction of the Facility Agent; provided that the Collateral Agent and the Collateral Administrator shall not be required to take any action hereunder at the request of the Facility Agent, any Secured Parties or otherwise if the taking of such action, in the sole determination of the Collateral Agent or the Collateral Administrator, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent or the Collateral Administrator, as applicable, to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent or the Collateral Administrator requests the consent of the Facility Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Facility Agent within 10 Business Days of its receipt of such request, then the Facility Agent shall be deemed to have declined to consent to the relevant action.

(iii)           Except as expressly provided herein, neither the Collateral Agent nor the Collateral Administrator shall be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it (x) unless and until (and to the extent) expressly so directed by the Facility Agent or (y) prior to the Facility Termination Date (and upon such occurrence, the Collateral Agent shall act in accordance with the written instructions of the Facility Agent pursuant to clause (x)). Neither the Collateral Administrator nor the Collateral Agent shall be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent, or the Facility Agent. Neither the Collateral Administrator nor the Collateral Agent shall be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Administrator or Collateral Agent, as applicable, has knowledge of such matter or written notice thereof is received by the Collateral Administrator or the Collateral Agent, respectively.

(d)            If, in performing its duties under this Agreement, the Collateral Agent or the Collateral Administrator is required to decide between alternative courses of action, the Collateral Agent or the Collateral Administrator, as the case may be, may request written instructions from the Facility Agent as to the course of action desired by it. If the Collateral Agent or the Collateral Administrator, as the case may be, does not receive such instructions within two Business Days after it has requested them, the Collateral Agent or the Collateral Administrator, as the case may be, may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent or the Collateral Administrator, as the case may be, shall act in accordance with instructions received after such two Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent and the Collateral Administrator shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(e)            Concurrently herewith, the Facility Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Account Control Agreement and any other related agreements in the form delivered to the Collateral Agent. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Account Control Agreement and any other related agreements in such capacity.

Section 11.4           Removal or Resignation of Collateral Agent or the Collateral Administrator. The Collateral Agent or the Collateral Administrator may at any time resign and terminate its obligations under this Agreement upon at least 60 days’ prior written notice to the Servicer, the Borrower, each Agent (via the Collateral Agent’s Website) and the Facility Agent; provided, that no resignation or removal of the Collateral Agent or the Collateral Administrator will be permitted unless a successor Collateral Agent or Collateral Administrator, as applicable, has been appointed which successor Collateral Agent or Collateral Administrator, so long as no Unmatured Servicer Default, Servicer Default, Unmatured Event of Default or Event of Default has occurred and is continuing, is reasonably acceptable to the Servicer.. Promptly after receipt of notice of the Collateral Agent’s or the Collateral Administrator’s resignation, the Facility Agent shall promptly appoint a successor Collateral Agent or Collateral Administrator by written instrument, in duplicate, copies of which instrument shall be delivered to the Borrower, the Servicer, the resigning Collateral Agent or the resigning Collateral Administrator, as applicable, and to the successor Collateral Agent or successor Collateral Administrator, as applicable. In the event no successor Collateral Agent or successor Collateral Administrator shall have been appointed within 60 days after the giving of notice of such resignation, the Collateral Agent or the Collateral Administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor Collateral Agent or a successor Collateral Administrator. The Facility Agent upon at least 60 days’ prior written notice to the Collateral Agent or the Collateral Administrator, may with or without cause remove and discharge (i) the Collateral Agent or any successor Collateral Agent thereafter appointed or (ii) the Collateral Administrator or any successor Collateral Administrator thereafter appointed, from the performance of its respective duties under this Agreement. Promptly after giving notice of removal of the Collateral Agent or the Collateral Administrator, the Facility Agent shall appoint, or petition a court of competent jurisdiction to appoint, a successor Collateral Agent or Collateral Administrator. Any such appointment shall be accomplished by written instrument and one original counterpart of such instrument of appointment shall be delivered to (a) the Collateral Agent and the successor Collateral Agent or (b) to the Collateral Administrator and the successor Collateral Administrator, in each case, with a copy delivered to the Borrower and the Servicer.

Section 11.5           Representations and Warranties. The Collateral Agent represents and warrants to the Borrower, the Facility Agent, the Lenders, the Collateral Administrator and Servicer that:

(a)            the Collateral Agent has the corporate power and authority and the legal rights to execute and deliver, and to perform its obligations under, this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(b)            no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Official Body and no consent of any other Person (including any stockholder or creditor of the Collateral Agent) is required in connection with the execution, delivery performance, validity or enforceability of this Agreement; and

(c)            this Agreement has been duly executed and delivered on behalf of the Collateral Agent and constitutes a legal, valid and binding obligation of the Collateral Agent enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law).

Section 11.6           No Adverse Interest of Collateral Agent. By execution of this Agreement, the Collateral Agent represents and warrants that it currently holds and during the existence of this Agreement shall hold, no adverse interest, by way of security or otherwise, in any Collateral Obligation or any document in the Collateral Obligation Files. Neither the Collateral Obligations nor any documents in the Collateral Obligation Files shall be subject to any security interest, lien or right of set-off by the Collateral Agent or any third party claiming through the Collateral Agent, and the Collateral Agent shall not pledge, encumber, hypothecate, transfer, dispose of, or otherwise grant any third party interest in, the Collateral Obligations or documents in the Collateral Obligation Files, except that the preceding clause shall not apply to the Collateral Agent, the Collateral Administrator or the Collateral Custodian with respect to (i) the Collateral Agent Fees and Expenses, the Collateral Administrator Fees and Expenses or the Collateral Custodian Fees and Expenses, and (ii) in the case of any accounts, with respect to (x) returned or charged-back items, (y) reversals or cancellations of payment orders and other electronic fund transfers, or (z) overdrafts in the Collection Account.

Section 11.7           Reliance of Collateral Agent and the Collateral Administrator. In the absence of bad faith on the part of the Collateral Agent or the Collateral Administrator, as applicable, the Collateral Agent and the Collateral Administrator, respectively, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any request, instruction, certificate, opinion or other document furnished to the Collateral Agent or the Collateral Administrator, respectively, reasonably believed by the Collateral Agent or the Collateral Administrator, respectively, to be genuine and to have been signed or presented by the proper party or parties and conforming to the requirements of this Agreement; but in the case of a request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to the Collateral Agent or the Collateral Administrator, as applicable, the Collateral Agent or the Collateral Administrator, respectively, shall be under a duty to examine the same in accordance with the requirements of this Agreement to determine that they conform to the form required by such provision. For avoidance of doubt, the Collateral Agent and the Collateral Administrator may rely conclusively on certificates attaching a calculation of the Borrowing Base and Officer’s Certificates delivered by the Servicer. Neither the Collateral Agent nor the Collateral Administrator shall be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

Section 11.8           Limitation of Liability and Collateral Agent or Collateral Administrator Rights. (a) Each of the Collateral Agent and the Collateral Administrator may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document or electronic communication delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. Each of the Collateral Agent and the Collateral Administrator may rely conclusively on and shall be fully protected in acting upon (i) the written instructions of any designated officer of the Facility Agent or (ii) the verbal instructions of the Facility Agent.

(b)            Each of the Collateral Agent and the Collateral Administrator may consult counsel satisfactory to it with a national reputation in the applicable matter and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)            Neither the Collateral Agent nor the Collateral Administrator shall be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith, reckless disregard or grossly negligent performance or omission of its duties.

(d)            Neither the Collateral Agent nor the Collateral Administrator makes any warranty or representation and shall have any responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value of any of the Collateral.

(e)            Neither the Collateral Agent nor the Collateral Administrator shall have any duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and the other Transaction Documents to which it is a party and no covenants or obligations shall be implied in this Agreement against the Collateral Agent or the Collateral Administrator, as applicable. Neither the Collateral Agent nor the Collateral Administrator shall be obligated to take any action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(f)             Neither the Collateral Agent nor the Collateral Administrator shall be required to expend or risk its own funds in the performance of its duties hereunder.

(g)            It is expressly agreed and acknowledged that neither the Collateral Agent nor the Collateral Administrator is guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h)            In case any reasonable question arises as to its duties hereunder or under any other Transaction Document, each of the Collateral Agent and the Collateral Administrator may, prior to the occurrence of an Event of Default, request instructions from the Servicer and may, after the occurrence of an Event of Default, request instructions from the Facility Agent, and shall be entitled at all times to refrain from taking any action unless it has received written instructions from the Servicer or the Facility Agent, as applicable. Neither the Collateral Agent nor the Collateral Administrator shall in any events have any liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Servicer or the Facility Agent. In no event shall the Collateral Agent or the Collateral Administrator be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent or the Collateral Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)             In the event that the Collateral Custodian is not the same entity as the Collateral Agent, the Collateral Agent shall not be liable for the acts or omissions of the Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Custodian.

(j)             Without limiting the generality of any terms of this section, neither the Collateral Agent nor the Collateral Administrator shall have any liability for any failure, inability or unwillingness on the part of the Servicer, the Facility Agent or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent or the Collateral Administrator, or otherwise on the part of any such party to comply with the terms of this Agreement or any other Transaction Document, and shall have any liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s or the Collateral Administrator’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(k)            Neither the Collateral Agent nor the Collateral Administrator shall be bound to make any investigation into the facts or matters stated in any certificate, report or other document; provided, however, that, if the form thereof is prescribed by this Agreement, the Collateral Agent and the Collateral Administrator shall examine the same to determine whether it conforms on its face to the requirements hereof. Neither the Collateral Agent nor the Collateral Administrator shall be deemed to have knowledge or notice of any matter unless actually known to a Responsible Officer of the Collateral Agent or the Collateral Administrator. It is expressly acknowledged by the Borrower, the Servicer and the Facility Agent that application and performance by the Collateral Agent or the Collateral Administrator of its various duties hereunder (including, without limitation, recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Servicer, the Facility Agent, the Borrower and/or any related bank agent, obligor or similar party with respect to the Collateral Obligation, and neither the Collateral Agent nor the Collateral Administrator shall have any responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate). Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Agent or the Collateral Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time. For purposes of tracking changes in ratings, each of the Collateral Agent and the Collateral Administrator shall be entitled to use and rely (in good faith) exclusively upon a single reputable electronic financial information reporting service (which for ratings by S&P shall be www.spglobal.com or www.ratingsdirect.com) and shall have no liability for any inaccuracies in the information reported by, of other errors or omissions of, any such service. It is hereby expressly agreed that Bloomberg Financial Markets is one such reputable service.

(l)             The Collateral Agent or the Collateral Administrator may exercise any of its rights or powers hereunder (or under any other Transaction Document) or perform any of its duties hereunder or thereunder either directly or, by or through agents or attorneys, and neither the Collateral Agent nor the Collateral Administrator shall be responsible for any misconduct or negligence on the part of any agent or attorney appointed hereunder with due care by it. None of the Collateral Agent, the Collateral Administrator or any of their respective affiliates, directors, officers, shareholders, agents or employees will be liable to the Servicer, Borrower or any other Person, except by reason of acts or omissions by the Collateral Agent or the Collateral Administrator constituting bad faith, willful misfeasance, gross negligence or reckless disregard of its respective duties hereunder. Neither the Collateral Agent nor the Collateral Administrator shall in any event have any liability for the actions or omissions of the Borrower, the Servicer, the Facility Agent or any other Person, and shall have any liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Servicer, the Facility Agent or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Agent’s or the Collateral Administrator’s own bad faith, willful misfeasance, gross negligence or reckless disregard of its duties hereunder. Neither the Collateral Agent nor the Collateral Administrator shall be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower or the Servicer, the Facility Agent or another Person in furnishing necessary, timely and accurate information to the Collateral Agent or the Collateral Administrator.

(m)           Neither the Collateral Agent nor the Collateral Administrator shall be under any obligation to exercise or honor any of the rights or powers vested in it by this Agreement or other Transaction Document at the request or direction of the Facility Agent (or any other Person authorized or permitted to direct the Collateral Agent or the Collateral Administrator, as applicable, hereunder) pursuant to this Agreement or other Transaction Document unless the Facility Agent (or such other Person) shall have offered the Collateral Agent or the Collateral Administrator security or indemnity reasonably acceptable to the Collateral Agent or the Collateral Administrator against costs, expenses and liabilities (including any legal fees) that might reasonably be incurred by it in compliance with such request or direction.

Section 11.9           Tax Reports. Neither the Collateral Agent nor the Collateral Administrator shall be responsible for the preparation or filing of any reports or returns relating to federal, state or local income taxes with respect to this Agreement, other than in respect of its respective compensation or for reimbursement of expenses.

Section 11.10         Merger or Consolidation. Any Person (i) into which the Collateral Agent or the Collateral Administrator, as applicable, may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent or the Collateral Administrator, as applicable, shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Agent or the Collateral Administrator substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Agent or the Collateral Administrator hereunder, shall be the successor to the Collateral Agent or the Collateral Administrator, as applicable, under this Agreement without further act of any of the parties to this Agreement.

Section 11.11         Collateral Agent and Collateral Administrator Compensation. As compensation for its activities under the Transaction Documents, the Collateral Agent (in each of its capacities hereunder and as Securities Intermediary under the Account Control Agreement) shall be entitled to its fees and expenses from the Borrower as set forth in the Collateral Agent, Collateral Custodian and Collateral Administrator Fee Letter and any other accrued and unpaid expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Servicer, or both but without duplication, to the Collateral Agent and the Securities Intermediary under the Transaction Documents (including, without limitation, Indemnified Amounts payable under Article XVI) (collectively, the “Collateral Agent Fees and Expenses”). As compensation for its activities hereunder, the Collateral Administrator shall be entitled to its fees and expenses from the Borrower as set forth in the Collateral Agent, Collateral Custodian and Collateral Administrator Fee Letter and any other accrued and unpaid expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Servicer, or both but without duplication, to the Collateral Administrator under the Transaction Documents (including, without limitation, Indemnified Amounts pursuant to Article XVI) (collectively, the “Collateral Administrator Fees and Expenses”). The Borrower agrees to reimburse each of the Collateral Agent and the Collateral Administrator in accordance with the provisions of Sections 8.3 and 17.4 for all reasonable, out-of-pocket, documented expenses, disbursements and advances incurred or made by the Collateral Agent or the Collateral Administrator, respectively, in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents. The Collateral Agent’s entitlement to receive fees (other than any previously accrued and unpaid fees) shall cease on the earlier to occur of (i) its removal as Collateral Agent and appointment and acceptance by the Successor Collateral Agent, pursuant to Section 11.4 or (ii) the termination of this Agreement.

Section 11.12         Compliance with Applicable Anti-Bribery and Corruption, Anti-Terrorism and Money Laundering Regulations. In order to comply with Applicable Banking Law, the Collateral Agent and the Collateral Custodian are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent and the Collateral Custodian. Accordingly, each of the parties agrees to provide to the Collateral Agent and the Collateral Custodian, upon their reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent and the Collateral Custodian to comply with Applicable Banking Law.

Section 11.13         Collateral Agent’s Website. (a) None of the Collateral Agent, the Collateral Administrator or the Facility Agent shall have any obligation or duty to independently verify, confirm, examine or otherwise determine whether the Agent Information being delivered to the Collateral Administrator by email at StellusLeverage@alterdomus.com for delivery by the Collateral Administrator to the Collateral Agent for purposes of posting on the Collateral Agent’s Website is accurate, complete, conforms to the transaction or otherwise is or is not anything other than what it purports to be. None of the Collateral Agent, the Collateral Administrator or the Facility Agent shall be under any obligation to make any determination whether any such Agent Information is required to be maintained by the Collateral Agent on the Collateral Agent’s Website. In the event that any notice, document, certificate, or other information is delivered or posted in error, none of the Collateral Agent, the Collateral Administrator or the Facility Agent shall have any liability for such error; provided that, upon the request of the Servicer or the Borrower, the Collateral Agent and the Facility Agent shall use reasonable efforts to assist in withdrawing or removing such notice, document, certificate, or other information delivered or posted in error. None of the Collateral Agent, the Collateral Administrator or the Facility Agent shall have obtained nor shall it be deemed to have obtained actual knowledge or notice of any Agent Information solely due to receipt and posting to the Collateral Agent’s Website. The parties hereto hereby acknowledge that such deliveries and posting are for the convenience of the parties hereto and for the purpose of making Agent Information available to the Agents. None of the Collateral Agent, the Collateral Administrator or the Facility Agent makes any representations or warranties as to the accuracy or completeness of content made available on the Collateral Agent’s Website.

(b)            None of the Collateral Agent, the Collateral Administrator or the Facility Agent shall be responsible or shall be in default hereunder, or incur any liability, for any act or omission, failure, error, malfunction or delays in carrying out any of its duties related to the Collateral Agent’s Website which results from (i) the Servicer’s, Borrower’s, Facility Agent’s or any other party’s failure to deliver all or a portion of the Agent Information to the Collateral Agent at the exact email address and with the exact subject line specified in Section 1.2(l); (ii) defects in the Agent Information supplied by the Servicer, Borrower, Facility Agent or any other party to the Collateral Agent; (iii) any unauthorized disclosure of information delivered in accordance with the terms hereof for posting on the Collateral Agent’s Website; or (iv) any other circumstances beyond the reasonable control of the Collateral Agent or the Facility Agent, as applicable.

Section 11.14         Electronic Signatures. By executing this Agreement, the parties hereto hereby acknowledge and agree, and direct the Collateral Agent and the Collateral Administrator to acknowledge and agree and the parties hereto do hereby acknowledge and agree, that execution of this Agreement, any instruction, direction, notice, form or other document executed by the any party to this Agreement or the Transaction Documents in connection with this Agreement or such other Transaction Documents, by electronic signatures (whether by Adobe Sign, DocuSign, or any other similar platform identified by such party and reasonably available at no undue burden or expense to the Collateral Agent) shall be permitted hereunder and such electronic signatures shall be legally binding as if such electronic signatures were handwritten signatures. Any electronically signed document delivered via email from a person purporting to be a Responsible Officer shall be considered signed or executed by such Responsible Officer on such party’s behalf. To the extent received executed by a Responsible Officer, the parties hereto hereby acknowledge and agree that neither the Collateral Agent nor the Collateral Administrator shall have any duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Section 11.15         Rights of the Securities Intermediary. The rights, privileges, protections, exculpations, immunities, indemnities and benefits provided to the Collateral Agent hereunder (including but not limited to its right to be indemnified) are extended to, and shall be enforceable by, the Securities Intermediary as if they were each expressly set forth herein for the benefit of the Securities Intermediary mutatis mutandis.

Article XII

GRANT OF SECURITY INTEREST

Section 12.1           Borrower Grant of Security Interest. As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations (including Advances, Yield, all Fees and other amounts at any time owing hereunder), the Borrower hereby assigns and pledges to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in and lien upon the following (other than Retained Interests), in each case whether now or hereafter existing or in which the Borrower now has or hereafter acquires an interest and wherever the same may be located (collectively, the “Collateral”):

(a)            all Collateral Obligations;

(b)            all Related Security;

(c)            this Agreement, the Sale Agreements and all other documents now or hereafter in effect to which the Borrower is a party (collectively, the “Borrower Assigned Agreements”), including (i) all rights of the Borrower to receive moneys due and to become due under or pursuant to the Borrower Assigned Agreements, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Borrower Assigned Agreements, (iii) claims of the Borrower for damages arising out of or for breach of or default under the Borrower Assigned Agreements, and (iv) the right of the Borrower to amend, waive or terminate the Borrower Assigned Agreements, to perform under the Borrower Assigned Agreements and to compel performance and otherwise exercise all remedies and rights under the Borrower Assigned Agreements;

(d)            all of the following (the “Account Collateral”):

(i)             each Account, all funds held in any Account (other than Excluded Amounts), and all certificates and instruments, if any, from time to time representing or evidencing any Account or such funds,

(ii)            all investments from time to time of amounts in the Accounts and all certificates and instruments, if any, from time to time representing or evidencing such investments,

(iii)           all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent or any Secured Party or any assignee or agent on behalf of the Collateral Agent or any Secured Party in substitution for or in addition to any of the then existing Account Collateral, and

(iv)           all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Account Collateral;

(e)            all additional property that may from time to time hereafter be granted and pledged by the Borrower or by anyone on its behalf under this Agreement;

(f)             all Accounts, all Certificated Securities, all Chattel Paper, all Documents, all Equipment, all Financial Assets, all General Intangibles, all Instruments, all Investment Property, all Inventory, all Securities Accounts, all Security Certificates, all Security Entitlements and all Uncertificated Securities of the Borrower;

(g)            each Hedging Agreement, including all rights of the Borrower to receive moneys due and to become due thereunder;

(h)            all of the Borrower’s other personal property; and

(i)             all Proceeds, accessions, substitutions, rents and profits of any and all of the foregoing Collateral (including proceeds that constitute property of the types described in clauses (a) through (h) above) and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent or a Secured Party or any assignee or agent on behalf of the Collateral Agent or a Secured Party is the loss payee thereof) or any indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.

Section 12.2           Borrower Remains Liable. Notwithstanding anything in this Agreement, (a) except to the extent of the Servicer’s duties under the Transaction Documents, the Borrower shall remain liable under the Collateral Obligations, Borrower Assigned Agreements and other agreements included in the Collateral to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by a Secured Party or the Collateral Agent of any of its rights under this Agreement shall not release the Borrower or the Servicer from any of their respective duties or obligations under the Collateral Obligations, Borrower Assigned Agreements or other agreements included in the Collateral, (c) the Secured Parties and the Collateral Agent shall not have any obligation or liability under the Collateral Obligations, Borrower Assigned Agreements or other agreements included in the Collateral by reason of this Agreement, and (d) neither the Collateral Agent nor any of the Secured Parties shall be obligated to perform any of the obligations or duties of the Borrower or the Servicer under the Collateral Obligations, Borrower Assigned Agreements or other agreements included in the Collateral or to take any action to collect or enforce any claim for payment assigned under this Agreement.

Section 12.3           Release of Collateral. Until the Obligations have been paid in full and the Commitments have been reduced to zero, the Collateral Agent may not release any Lien covering any Collateral except for (i) Collateral Obligations sold pursuant to Section 7.10, (ii) any Related Security identified by the Borrower (or the Servicer on behalf of the Borrower) to the Collateral Agent so long as the Facility Termination Date has not occurred or (iii) Repurchased Collateral Obligations or Substituted Collateral Obligations pursuant to Section 7.11. At any time that the Obligations have been paid in full and the Commitments have been reduced to zero, the Collateral Agent, upon notice of termination by the Borrower (or the Servicer on behalf of the Borrower) pursuant to Section 2.5, shall release all Liens covering any Collateral.

In connection with the release of a Lien on any Collateral permitted pursuant to this Section 12.3 as requested by the Borrower (or the Servicer on behalf of the Borrower), the Collateral Agent, on behalf of the Secured Parties, will, at the sole expense of the Servicer, execute and deliver to the Servicer or its designee any assignments, bills of sale, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect the release and transfer of such Collateral; provided, that the Collateral Agent, on behalf of the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such sale or transfer and assignment.

Article XIII

EVENTs OF DEFAULT

Section 13.1           Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

(a)            any default in the payment when due of (i) any principal of any Advance or (ii) any other amount payable by the Borrower or the Servicer hereunder, including any Yield on any Advance, any Undrawn Fee or any other Fee, in each case, which default shall continue for two Business Days;

(b)            the Borrower or the Servicer shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, or any other Transaction Document on its part to be performed or observed and, except in the case of the covenants and agreements contained in Section 10.7 (Tangible Net Worth), Section 10.9 (Merger, Consolidation, Etc.), Section 10.11 (Indebtedness, Guarantees), Section 10.12 (Limitation on Purchases from Affiliates), Section 10.14 (Preservation of Existence), Section 10.16 (Distributions) and Section 10.23(a) (ERISA) as to each of which no grace period shall apply, any such failure shall remain unremedied for 30 days after knowledge by the Borrower or the Servicer thereof or after written notice thereof shall have been given by the Facility Agent to the Borrower or the Servicer;

(c)            any representation or warranty of the Borrower or the Servicer made or deemed to have been made hereunder or in any other Transaction Document or any other writing or certificate furnished by or on behalf of the Borrower or the Servicer to the Facility Agent or any Lender for purposes of or in connection with this Agreement or any other Transaction Document (including any Monthly Report) shall prove to have been false or incorrect in any material respect when made or deemed to have been made and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Servicer, and (ii) the date on which a Responsible Officer of the Borrower or the Servicer acquires knowledge thereof; provided, that no breach shall be deemed to occur hereunder in respect of any representation or warranty relating to the “eligibility” of any Collateral Obligation if the Borrower complies with its obligations in Section 7.11 with respect to such Collateral Obligation;

(d)            an Insolvency Event shall have occurred and be continuing with respect to the Borrower or the Equityholder;

(e)            the aggregate principal amount of all Advances outstanding hereunder exceeds the Borrowing Base or the Maximum Availability, calculated in accordance with Section 1.2(h), and such condition continues unremedied for (x) if such event were solely caused by a decrease in the Advance Rate or the Maximum Portfolio Advance Rate and the Borrower delivers an Equity Cure Notice with respect thereto, eleven (11) consecutive Business Days, or (y) otherwise, two (2) consecutive Business Days;

(f)             the Internal Revenue Service shall file notice of a Lien pursuant to Section 6321 of the Code with regard to any of the assets of the Borrower, or the Pension Benefit Guaranty Corporation shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower;

(g)            (i) any Transaction Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in material part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower; or (ii) the Borrower or the Servicer or any other Person shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document; or (iii) any security interest securing any Obligation shall, in whole or in part, cease to be a perfected first priority security interest (except, as to priority, for Permitted Liens), except in each case as otherwise expressly permitted herein;

(h)            a Servicer Default shall have occurred and be continuing past any applicable notice or cure period provided in the definition thereof;

(i)             failure of the Borrower to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $50,000, individually or in the aggregate; or the occurrence of any event or condition that gives rise to a right of acceleration with respect to such recourse debt in excess of $50,000;

(j)             a Change of Control shall have occurred;

(k)            either (i) the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act or (ii) Stellus Private Credit BDC ceases to be a “business development company” within the meaning of the 1940 Act;

(l)             failure on the part of the Borrower, the Equityholder or the Servicer to (i) make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Principal Collections and Interest Collections or any other payment or deposit required to be made by the terms of the Transaction Documents) required by the terms of any Transaction Document in accordance with Section 7.3(b) and Section 10.10 or (ii) otherwise observe or perform any covenant, agreement or obligation with respect to the management and distribution of funds received with respect to the Collateral;

(m)           (i) failure of the Borrower to maintain at least one Independent Manager or (ii) the removal of any Independent Manager without Cause or prior written notice to the Collateral Administrator and the Collateral Agent (for delivery to each Agent in accordance with Section 17.3) and the Facility Agent (in each case as required by the Constituent Documents of the Borrower); provided that the Borrower shall have five (5) Business Days to replace any Independent Manager upon the death or incapacitation of the current Independent Manager;

(n)            the Borrower makes any assignment or attempted assignment of its respective rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of the Facility Agent, which consent may be withheld in the exercise of its sole and absolute discretion;

(o)            any court shall render a final, non-appealable judgment against the Borrower in an amount in excess of $50,000 which shall not be satisfactorily stayed, discharged, vacated, set aside or satisfied within 30 days of the making thereof;

(p)            the Borrower shall fail to qualify as a bankruptcy-remote entity based upon customary criteria such that Eversheds Sutherland (US) LLP or any other reputable counsel could no longer render a substantive nonconsolidation opinion with respect to the Borrower;

(q)            failure to pay, on the Facility Termination Date, all outstanding Obligations;

(r)             during the Revolving Period, the Minimum Equity Test is not satisfied and such condition continues unremedied for two (2) consecutive Business Days;

(s)            any shareholder in the Equityholder fails to make all or a portion of any required capital contribution under the Constituent Documents of the Equityholder or pursuant to any subscription agreement with the Equityholder and such failure (i) continues for at least ten (10) consecutive Business Days following the applicable due date thereof and (ii) would have an adverse effect on the Facility Agent and the Lenders;

(t)             an ERISA Event occurs that, alone or together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect; or

(u)            on any date of determination, the Liquidity Test is not satisfied.

Section 13.2           Effect of Event of Default.

(a)            Optional Termination. Upon notice by the Collateral Agent (acting at the direction of the Facility Agent or the Majority Lenders) that an Event of Default (other than an Event of Default described in Section 13.1(d)) has occurred, the Revolving Period will automatically terminate and no Advances will thereafter be made (other than in accordance with Section 2.2(c)), and the Collateral Agent (at the direction of the Facility Agent or the Majority Lenders) may declare all or any portion of the outstanding principal amount of the Advances and other Obligations to be due and payable, whereupon the full unpaid amount of such Advances and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment (all of which are hereby expressly waived by the Borrower) and the Facility Termination Date shall be deemed to have occurred.

(b)            Automatic Termination. Upon the occurrence of an Event of Default described in Section 13.1(d), the Facility Termination Date shall be deemed to have occurred automatically, and all outstanding Advances under this Agreement and all other Obligations under this Agreement shall become immediately and automatically due and payable, all without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived by the Borrower).

Section 13.3           Rights upon Event of Default. If an Event of Default shall have occurred and be continuing, the Facility Agent may, in its sole discretion, direct the Collateral Agent to exercise any of the remedies specified herein in respect of the Collateral and the Collateral Agent may (with the consent of the Facility Agent) but shall have no obligation, or the Collateral Agent shall promptly, at the written direction of the Facility Agent, also do one or more of the following (subject to Section 13.9):

(a)            institute proceedings in its own name and on behalf of the Secured Parties as Collateral Agent for the collection of all Obligations, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Borrower and any other obligor with respect thereto moneys adjudged due, for the specific enforcement of any covenant or agreement in any Transaction Document or in the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Collateral Agent by Applicable Law or any Transaction Document;

(b)            exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the right and remedies of the Collateral Agent and the Secured Parties which rights and remedies shall be cumulative; and

(c)            require the Borrower and the Servicer, at the Servicer’s expense, to (1) assemble all or any part of the Collateral as directed by the Collateral Agent (at the direction of the Facility Agent) and make the same available to the Collateral Agent at a place to be designated by the Collateral Agent (at the direction of the Facility Agent) that is reasonably convenient to such parties and (2) without notice except as specified below, sell the Collateral (at the direction of the Facility Agent) or any part thereof in one or more parcels at a public or private sale, at any of the Collateral Agent’s or the Facility Agent’s offices or elsewhere in accordance with Applicable Law. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent (at the direction of the Facility Agent) may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. All cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred in connection with such sale) shall be deposited into the Pass-Through Collection Account and to be applied against the outstanding Obligations pursuant to Section 4.1. For the avoidance of doubt, the Servicer, the Lenders and any of their respective Affiliates shall be permitted to participate in any such sale.

Section 13.4           Collateral Agent May Enforce Claims Without Possession of Notes. All rights of action and of asserting claims under the Transaction Documents, may be enforced by the Collateral Agent (at the direction of the Facility Agent) without the possession of the Notes or the production thereof in any trial or other proceedings relative thereto, and any such action or proceedings instituted by the Collateral Agent shall be brought in its own name as Collateral Agent and any recovery of judgment, subject to the payment of the reasonable, out-of-pocket and documented expenses, disbursements and compensation of the Collateral Agent, each predecessor Collateral Agent and their respective agents and attorneys, shall be for the ratable benefit of the holders of the Notes and other Secured Parties.

Section 13.5           Collective Proceedings. In any proceedings brought by the Collateral Agent to enforce the Liens under the Transaction Documents (and also any proceedings involving the interpretation of any provision of any Transaction Document), the Collateral Agent shall be held to represent all of the Secured Parties, and it shall not be necessary to make any Secured Party a party to any such proceedings.

Section 13.6           Insolvency Proceedings. In case there shall be pending, relative to the Borrower or any other obligor upon the Notes or any Person having or claiming an ownership interest in the Collateral, proceedings under the Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Borrower, its property or such other obligor or Person, or in case of any other comparable judicial proceedings relative to the Borrower or other obligor upon the Notes, or to the creditors of property of the Borrower or such other obligor, the Collateral Agent (at the written direction of the Facility Agent), irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent shall have made any demand pursuant to the provisions of this Section 13.6, shall be entitled and empowered but without any obligation, subject to Section 13.9(a), by intervention in such proceedings or otherwise:

(a)            to file and prove a claim or claims for the whole amount of principal and Yield owing and unpaid in respect of the Notes, all other amounts owing to the Lenders and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Collateral Agent (including any claim for reimbursement of all expenses (including the fees and expenses of counsel) and liabilities incurred, and all advances, if any, made, by the Collateral Agent and each predecessor Collateral Agent except as determined to have been caused by its own gross negligence or willful misconduct) and of each of the other Secured Parties allowed in such proceedings;

(b)            unless prohibited by Applicable Law and regulations, to vote (at the direction of the Facility Agent) on behalf of the holders of the Notes in any election of a trustee, a standby trustee or person performing similar functions in any such proceedings;

(c)            to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute all amounts received with respect to the claims of the Secured Parties on their behalf; and

(d)            to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Collateral Agent or the Secured Parties allowed in any judicial proceedings relative to the Borrower, its creditors and its property;

and any trustee, receiver, liquidator, collateral agent or trustee or other similar official in any such proceeding is hereby authorized by each of such Secured Parties to make payments to the Collateral Agent and, in the event that the Collateral Agent shall consent (at the direction of the Facility Agent) to the making of payments directly to such Secured Parties, to pay to the Collateral Agent such amounts as shall be sufficient to cover all reasonable expenses and liabilities incurred, and all advances made, by the Collateral Agent and each predecessor Collateral Agent except as determined to have been caused by its own negligence or willful misconduct.

Section 13.7           Delay or Omission Not Waiver. No delay or omission of the Collateral Agent or of any other Secured Party to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article XIII or by law to the Collateral Agent or to the other Secured Parties may be exercised from time to time, and as often as may be deemed expedient, by the Collateral Agent or by the other Secured Parties, as the case may be.

Section 13.8           Waiver of Stay or Extension Laws. The Borrower waives and covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force (including filing a voluntary petition under Chapter 11 of the Bankruptcy Code and by the voluntary commencement of a proceeding or the filing of a petition seeking winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect), which may affect the covenants, the performance of or any remedies under this Agreement; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefits or advantages of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Collateral Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 13.9           Limitation on Duty of Collateral Agent in Respect of Collateral. (a) Beyond the safekeeping of the Collateral Obligation Files in accordance with Article XVIII, none of the Collateral Agent, the Collateral Administrator or the Collateral Custodian shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and none of the Collateral Agent, the Collateral Administrator or the Collateral Custodian shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. None of the Collateral Agent, the Collateral Administrator or the Collateral Custodian shall be liable or responsible for any misconduct, negligence or loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent, attorney or bailee selected by the Collateral Agent, the Collateral Administrator or the Collateral Custodian in good faith and with due care hereunder.

(b)            None of the Collateral Agent, the Collateral Administrator or the Collateral Custodian shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, or for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(c)            None of the Collateral Agent, the Collateral Administrator or the Collateral Custodian shall have any duty to act outside of the United States in respect of any Collateral located in any jurisdiction other than the United States.

Section 13.10         Power of Attorney. (a) The Borrower and the Servicer hereby irrevocably appoints the Collateral Agent as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense (at the direction of the Facility Agent), in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement including without limitation the following powers: (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Collateral Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

(b)            No person to whom this power of attorney is presented as authority for the Collateral Agent to take any action or actions contemplated by clause (a) shall inquire into or seek confirmation from the Borrower or the Servicer as to the authority of the Collateral Agent to take any action described below, or as to the existence of or fulfillment of any condition to the power of attorney described in clause (a), which is intended to grant to the Collateral Agent unconditionally the authority to take and perform the actions contemplated herein, and the Borrower and the Servicer irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this power of attorney. The power of attorney granted in clause (a) is coupled with an interest and may not be revoked or canceled by the Borrower or the Servicer until all obligations of the Borrower and the Servicer under the Transaction Documents have been paid in full and the Collateral Agent has provided its written consent thereto.

(c)            Notwithstanding anything to the contrary herein, the power of attorney granted pursuant to this Section 13.10 shall only be effective after the occurrence of an Event of Default.

Article XIV

THE FACILITY AGENT

Section 14.1            Appointment. Each Lender and each Agent hereby irrevocably designates and appoints DBNY as Facility Agent hereunder and under the other Transaction Documents, and authorizes the Facility Agent to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Facility Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Each Lender in each Lender Group hereby irrevocably designates and appoints the Agent for such Lender Group as the agent of such Lender under this Agreement, and each such Lender irrevocably authorizes such Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties thereunder as are expressly delegated to such Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Facility Agent nor any Agent (the Facility Agent and each Agent being referred to in this Article XIV as a “Note Agent”) shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Note Agent.

Section 14.2            Delegation of Duties. Each Note Agent may execute any of its duties under this Agreement and the other Transaction Documents by or through its subsidiaries, affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Note Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 14.3            Exculpatory Provisions. No Note Agent (acting in such capacity) nor any of its directors, officers, agents or employees shall be (a) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 14.2 under or in connection with this Agreement or the other Transaction Documents (except, solely with respect to liability to the Borrower, for its, their or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any Person for any recitals, statements, representations or warranties of any Person (other than itself) contained in the Transaction Documents or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, the Transaction Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Transaction Documents or any other document furnished in connection therewith or herewith, or for any failure of any Person (other than itself or its directors, officers, agents or employees) to perform its obligations under any Transaction Document or for the satisfaction of any condition specified in a Transaction Document. Except as otherwise expressly provided in this Agreement, no Note Agent shall be under any obligation to any Person to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, the Transaction Documents, or to inspect the properties, books or records of the Borrower or the Servicer. No Note Agent shall be required to make any investigation into the facts or matters stated in any certificate, statement, instrument, opinion, report, notice, request, direction, instruction, consent, order or other paper or document submitted or delivered to it.

Section 14.4            Reliance by Note Agents. Each Note Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to each of the Lenders), Independent Accountants and other experts selected by such Note Agent. Each Note Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith unless it shall first receive such advice or concurrence of the Lenders, as it deems appropriate, or it shall first be indemnified to its satisfaction (i) in the case of the Facility Agent, by the Lenders or (ii) in the case of an Agent, by the Lenders in its Lender Group, against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action. The Facility Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. The Facility Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Lenders in its Lender Group holding greater than 50% of the outstanding Advances held by such Lender Group, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders in such Lender Group.

Section 14.5           Notices. No Note Agent shall be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Event of Default unless it has received notice from the Servicer, the Borrower or any Lender, referring to this Agreement and describing such event. In the event any Agent receives such a notice, it shall promptly give notice thereof to the Lenders in its Lender Group. Each Agent shall take such action with respect to such event as shall be reasonably directed by Lenders in its Lender Group holding greater than 50% of the outstanding Advances held by such Lender Group; provided, that unless and until such Note Agent shall have received such directions, such Note Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Lenders or of the Lenders in its Lender Group, as applicable.

Section 14.6           Non-Reliance on Note Agents. The Lenders expressly acknowledge that no Note Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Note Agent hereafter taken, including any review of the affairs of the Borrower or the Servicer, shall be deemed to constitute any representation or warranty by such Note Agent to any Lender. Each Lender represents to each Note Agent that it has, independently and without reliance upon any Note Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, and the Collateral Obligations and made its own decision to purchase its interest in the Notes hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Note Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, and the Collateral Obligations. Except as expressly provided herein, no Note Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the Collateral or the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower, the Servicer or the Lenders which may come into the possession of such Note Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

In no event shall any Note Agent be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if such Note Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall any Note Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Agreement.

Section 14.7           Indemnification. The Lenders agree to indemnify the Facility Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower or the Servicer under the Transaction Documents, and without limiting the obligation of such Persons to do so in accordance with the terms of the Transaction Documents), ratably according to the outstanding amounts of their Advances (or their Commitments, if no Advances are outstanding) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for the Facility Agent or the affected Person in connection with any investigative, or judicial proceeding commenced or threatened, whether or not the Facility Agent or such affected Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Facility Agent or such affected Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or under the Transaction Documents or any other document furnished in connection herewith or therewith.

Section 14.8           Successor Note Agent. If either (x) the Facility Agent shall resign as Facility Agent under this Agreement or (y) the Majority Lenders (excluding from such calculation, solely for this purpose, Lenders Affiliated with the Facility Agent) vote to remove (on not less than 60 days prior written notice) the Facility Agent (which vote may occur at any time when Affiliates of the Facility Agent hold less than 25% of the aggregate Commitments), then such Majority Lenders shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Facility Agent, and the term “Facility Agent” shall mean such successor agent, effective upon its acceptance of such appointment, and the former Facility Agent’s rights, powers and duties as Facility Agent shall be terminated, without any other or further act or deed on the part of such former Facility Agent or any of the parties to this Agreement. Any Agent may resign as Agent upon ten days’ notice to the Lenders in its Lender Group and the Facility Agent (with a copy to the Borrower) with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties of the Agent pursuant to this Section 14.8. If an Agent shall resign as Agent under this Agreement, then Lenders in its Lender Group holding greater than 50% of the outstanding Advances held by such Lender Group shall appoint a successor agent for such Lender Group. After any Note Agent’s resignation hereunder, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Note Agent under this Agreement. No resignation of any Note Agent shall become effective until a successor Note Agent shall have assumed the responsibilities and obligations of such Note Agent hereunder; provided, that in the event a successor Note Agent is not appointed within 60 days after such notice of its resignation is given as permitted by this Section 14.8, the applicable Note Agent may petition a court for its removal.

Section 14.9           Note Agents in their Individual Capacity. Each Note Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or the Servicer as though such Note Agent were not an agent hereunder. Any Person which is a Note Agent may act as a Note Agent without regard to and without additional duties or liabilities arising from its role as such administrator or agent or arising from its acting in any such other capacity.

Section 14.10         Borrower Audit. The Facility Agent shall, at the Borrower’s expense, retain Protiviti, Inc. (or another nationally recognized audit firm acceptable to the Facility Agent in its sole discretion) to conduct and complete a procedural review of the Collateral Obligations in compliance with the standards set forth on Exhibit B hereto (as such Exhibit B may be reasonably amended from time to time in the sole discretion of the Facility Agent by delivery of such amended Exhibit B by the Facility Agent to the Borrower), (i) within 120 days after the Effective Date and (ii) twice annually at the request of the Facility Agent thereafter. The Facility Agent shall promptly forward the results of such audit to the Servicer. The Servicer shall promptly forward the results of such audit to each Agent if such Agent has previously executed a release letter acceptable to such audit firm.

Section 14.11         Compliance with Applicable Anti-Bribery and Corruption, Anti-Terrorism and Money Laundering Regulations. In order to comply with Applicable Banking Law, the Facility Agent is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Facility Agent. Accordingly, each of the parties agree to provide to the Facility Agent, upon its reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Facility Agent to comply with Applicable Banking Law.

Article XV

ASSIGNMENTS

Section 15.1           Restrictions on Assignments by the Borrower and the Servicer. Except as specifically provided herein, neither the Borrower nor the Servicer may assign any of their respective rights or obligations hereunder or any interest herein without the prior written consent of the Facility Agent and (a) with respect to the Borrower, all Lenders or (b) with respect to the Servicer, the Required Lenders, in their respective sole discretion and any attempted assignment in violation of this Section 15.1 shall be null and void.

Section 15.2           Documentation. In connection with any permitted assignment, each Lender shall deliver to each assignee an assignment, in such form as such Lender and the related assignee may agree, duly executed by such Lender assigning any such rights, obligations, Advance or Note to the assignee; and such Lender shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to perfect, protect or more fully evidence the assignee’s right, title and interest in and to the items assigned, and to enable the assignee to exercise or enforce any rights hereunder or under the Notes evidencing such Advance.

Section 15.3           Rights of Assignee. Upon the foreclosure of any assignment of any Advances made for security purposes, or upon any other assignment of any Advance from any Lender pursuant to this Article XV, the respective assignee receiving such assignment shall have all of the rights of such Lender hereunder with respect to such Advances and all references to the Lender or Lenders in Sections 4.3 or 5.1 shall be deemed to apply to such assignee.

Section 15.4           Assignment by Lenders. Any Lender may assign an interest in, or sell a participation interest in any Advance (or portion thereof) or its Commitment (or any portion thereof) pursuant to any one of the following clauses (a) through (e); provided that the Lenders shall not assign any interest in, or sell a participation in any Advance (or portion thereof) or its Commitment (or any portion thereof), to the Equityholder or any Affiliate of the Equityholder:

(a)            If an Unmatured Event of Default, Event of Default, Unmatured Servicer Default or Servicer Default has occurred and is continuing;

(b)            to an Affiliate of such Lender;

(c)            to another Lender;

(d)            to any Person if such Lender makes a determination that its ownership of any of its rights or obligations hereunder is prohibited by Applicable Law (including, without limitation, the Volcker Rule); or

(e)            to any Person with the prior written consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned).

Each Lender shall endorse the Notes to reflect any assignments made pursuant to this Article XV or otherwise.

Section 15.5           Registration; Registration of Transfer and Exchange. (a) The Collateral Agent, acting solely for this purpose as agent for the Borrower (and, in such capacity, the “Loan Registrar”), shall maintain a register for the recordation of the name and address of each Lender (including any assignees), and the principal amounts (and stated interest) owing to such Lender pursuant to the terms hereof from time to time (the “Loan Register”). The entries in the Loan Register shall be conclusive absent manifest error, and the Borrower, the Collateral Agent, the Facility Agent, each Agent and each Lender shall treat each Person whose name is recorded in the Loan Register pursuant to the terms hereof as a Lender hereunder. The Loan Register shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice.

(b)            Each Person who has or who acquired an interest in a Note shall be deemed by such acquisition to have agreed to be bound by the provisions of this Section 15.5(b). A Note may be exchanged (in accordance with Section 15.5(c)) and transferred to the holders (or their agents or nominees) of the Advances and to any assignee (in accordance with Section 15.1) (or its agent or nominee) of all or a portion of the Advances. The Loan Registrar shall not register (or cause to be registered) the transfer of such Note, unless the proposed transferee shall have delivered to the Loan Registrar either (i) an Opinion of Counsel that the transfer of such Note is exempt from registration or qualification under the Securities Act of 1933, as amended, and all applicable state securities laws and that the transfer does not constitute a non-exempt “prohibited transaction” under ERISA or (ii) an express agreement by the proposed transferee to be bound by and to abide by the provisions of this Section 15.5(b) and the restrictions noted on the face of such Note.

(c)            At the option of the holder thereof, a Note may be exchanged for one or more new Notes of any authorized denominations and of a like class and aggregate principal amount at an office or agency of the Borrower. Whenever any Note is so surrendered for exchange, the Borrower shall execute and deliver (through the Loan Registrar) the new Note which the holder making the exchange is entitled to receive at the Loan Registrar’s office, located at the Corporate Trust Office.

(d)            Upon surrender for registration of transfer of any Note at an office or agency of the Borrower, the Borrower shall execute and deliver (through the Loan Registrar), in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like class and aggregate principal amount.

(e)            All Notes issued upon any registration of transfer or exchange of any Note in accordance with the provisions of this Agreement shall be the valid obligations of the Borrower, evidencing the same debt, and entitled to the same benefits under this Agreement, as the Note(s) surrendered upon such registration of transfer or exchange.

(f)             Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Borrower or the Loan Registrar) be fully endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Loan Registrar, duly executed by the holder thereof or his attorney duly authorized in writing.

(g)            No service charge shall be made for any registration of transfer or exchange of a Note, but the Borrower may require payment from the transferee holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer of exchange of a Note.

(h)            The holders of the Notes shall be bound by the terms and conditions of this Agreement.

Section 15.6           Mutilated, Destroyed, Lost and Stolen Notes. (a) If any mutilated Note is surrendered to the Loan Registrar, the Borrower shall execute and deliver (through the Loan Registrar) in exchange therefor a new Note of like class and tenor and principal amount and bearing a number not contemporaneously outstanding.

(b)            If there shall be delivered to the Borrower and the Loan Registrar prior to the payment of the Notes (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Borrower or the Loan Registrar that such Note has been acquired by a bona fide Lender, the Borrower shall execute and deliver (through the Loan Registrar), in lieu of any such destroyed, lost or stolen Note, a new Note of like class, tenor and principal amount and bearing a number not contemporaneously outstanding.

(c)            Upon the issuance of any new Note under this Section 15.6, the Borrower may require the payment from the transferor holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

(d)            Every new Note issued pursuant to this Section 15.6 and in accordance with the provisions of this Agreement, in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Borrower, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.

(e)            The provisions of this Section 15.6 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of a mutilated, destroyed, lost or stolen Note.

Section 15.7           Persons Deemed Owners. The Borrower, the Servicer, the Facility Agent, the Collateral Agent and any agent for any of the foregoing may treat the holder of any Note as the owner of such Note for all purposes whatsoever, whether or not such Note may be overdue, and none of the Borrower, the Servicer, the Facility Agent, the Collateral Agent and any such agent shall be affected by notice to the contrary.

Section 15.8           Cancellation. All Notes surrendered for payment or registration of transfer or exchange shall be promptly canceled. The Borrower shall promptly cancel and deliver to the Loan Registrar any Notes previously authenticated and delivered hereunder which the Borrower may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly canceled by the Borrower. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section 15.8, except as expressly permitted by this Agreement.

Section 15.9           Participations; Pledge. (a) At any time and from time to time, each Lender may, in accordance with Applicable Law, grant participations in all or a portion of its Note and/or its interest in the Advances and other payments due to it under this Agreement to any Person (each, a “Participant”). Each Lender hereby acknowledges and agrees that (A) any such participation will not alter or affect such Lender’s direct obligations hereunder, and (B) none of the Borrower, the Servicer, the Facility Agent, any Lender, the Collateral Agent, the Collateral Administrator nor the Servicer shall have any obligation to have any communication or relationship with any Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 4.3 and Section 5.1 (subject to the requirements and limitations therein, including the requirements under Section 4.3(f) (it being understood that the documentation required under Section 4.3(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Article XV; provided that such Participant (A) agrees to be subject to the provisions of Section 17.16 as if it were an assignee under this Article XV; and (B) shall not be entitled to receive any greater payment under Section 4.3 or Section 5.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent that such entitlement to receive a greater payment results from a change in any Applicable Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 17.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 17.1 as though it were a Lender.

(b)            Notwithstanding anything in Section 15.9(a) to the contrary, each Lender may pledge its interest in the Advances and the Notes to any Federal Reserve Bank as collateral in accordance with Applicable Law without the prior written consent of any Person.

(c)            Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any obligations under any Transaction Document) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Facility Agent (in its capacity as Facility Agent) shall have no responsibility for maintaining a Participant Register.

Section 15.10         Reallocation of Advances.

Any reallocation of Advances among Committed Lenders pursuant to an assignment executed by such Committed Lender and its assignee(s) and delivered pursuant to Article XV or pursuant to a Joinder Agreement executed and delivered pursuant to Article XV in each case shall be wired by the applicable purchasing Lender(s) to the Collateral Agent pursuant to the wiring instructions provided by the Collateral Agent; provided that the Collateral Agent shall not wire such amounts to the applicable selling Lender(s) until it has received an executed assignment agreement or Joinder Agreement, as applicable.

Article XVI

INDEMNIFICATION

Section 16.1           Borrower Indemnity. Without limiting any other rights which any such Person may have hereunder or under Applicable Law, the Borrower agrees to indemnify the Facility Agent, the Agents, the Lenders, the Loan Registrar, the Collateral Custodian, the Securities Intermediary, the Collateral Administrator and the Collateral Agent and each of their Affiliates, and each of their respective successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related reasonable and documented out-of-pocket costs and expenses, including reasonable and documented attorneys’ and accountants’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to any Transaction Document or the transactions contemplated hereby or thereby (including the structuring and arranging of such transactions) or the use of proceeds therefrom by the Borrower, including in respect of the funding of any Advance or any breach of any representation, warranty or covenant of the Borrower or the Servicer in any Transaction Document or in any certificate or other written material delivered by any of them pursuant to any Transaction Document, excluding, however, Indemnified Amounts payable to an Indemnified Party (a) to the extent determined by a court of competent jurisdiction to have resulted from gross negligence, bad faith or willful misconduct on the part of any Indemnified Party, (b) resulting from the performance of the Collateral Obligations, or (c) except as provided in Section 16.4, on account of Taxes.

Indemnification under this Section 16.1 shall survive the termination of this Agreement and the resignation or removal of any Indemnified Party and shall include reasonable and documented fees and out-of-pocket expenses of counsel and reasonable and documented out-of-pocket expenses of litigation. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the Borrower will be obligated to pay any Indemnified Amount on any given day only to the extent there are amounts available therefor pursuant to Section 8.3.

In no event shall the Borrower be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Borrower has been advised of the likelihood of such loss or damage and regardless of the form of action; provided that this sentence shall in no way limit or vitiate any obligations of the Borrower to indemnify the Indemnified Parties hereunder with respect to a claim for special, indirect, punitive or consequential losses or damages whatsoever (including but not limited to lost profits).

Section 16.2           Servicer Indemnity. Without limiting any other rights which any such Person may have hereunder or under Applicable Law, the Servicer agrees to indemnify the Indemnified Parties forthwith on demand, from and against any and all Indemnified Amounts incurred by such Indemnified Party by reason of any acts or omissions of the Servicer in its capacity as Servicer and related to any Transaction Document, the transactions contemplated thereby or any certificate or other written material delivered by the Servicer pursuant hereto or thereto, excluding, however, Indemnified Amounts payable to an Indemnified Party (a) to the extent determined by a court of competent jurisdiction to have resulted from gross negligence, bad faith or willful misconduct on the part of any Indemnified Party and (b) resulting from the performance of the Collateral Obligations. The parties agree that the provisions of this Section 16.2 shall not be interpreted to provide recourse to the Servicer against loss by reason of the bankruptcy, insolvency or lack of creditworthiness of an Obligor with respect to any Collateral Obligation, and for the avoidance of doubt, the Servicer shall have no liability to indemnify hereunder to the extent such indemnification constitutes recourse for uncollectible or uncollected Collateral Obligations.

Indemnification under this Section 16.2 shall survive the termination of this Agreement and the resignation or removal of any Indemnified Party and shall include reasonable and documented fees and out-of-pocket expenses of counsel and reasonable and documented out-of-pocket expenses of litigation.

In no event shall the Servicer be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Servicer has been advised of the likelihood of such loss or damage and regardless of the form of action; provided that this sentence shall in no way limit or vitiate any obligations of the Servicer to indemnify the Indemnified Parties hereunder with respect to a claim for special, indirect, punitive or consequential losses or damages whatsoever (including but not limited to lost profits).

Section 16.3           Contribution. (a) If for any reason (other than the exclusions set forth in the first paragraph of Section 16.1) the indemnification provided above in Section 16.1 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower agrees to contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party, on the one hand, and the Borrower, on the other hand, but also the relative fault of such Indemnified Party, on the one hand, and the Borrower, on the other hand, as well as any other relevant equitable considerations.

(b)            If for any reason (other than the exclusions set forth in the first paragraph of Section 16.2) the indemnification provided above in Section 16.2 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Servicer agrees to contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party, on the one hand, and the Servicer and its Affiliates, on the other hand, but also the relative fault of such Indemnified Party, on the one hand, and the Servicer and its Affiliates, on the other hand, as well as any other relevant equitable considerations.

Section 16.4           After-Tax Basis. Indemnification under Section 16.1 and Section 16.2 shall be in an amount necessary to make the Indemnified Party whole after taking into account any Tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder (or of the incurrence of the underlying damage, cost or expense), including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnified Party (and the effect of any deduction or loss realized by the Indemnified Party).

Article XVII

MISCELLANEOUS

Section 17.1           No Waiver; Remedies. No failure on the part of any Lender, the Facility Agent, the Collateral Agent, the Collateral Administrator, the Collateral Custodian, the Securities Intermediary, any Indemnified Party or any Affected Person to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any of them of any right, power or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each Lender is hereby authorized by the Borrower during the existence of an Event of Default, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by it to or for the credit or the account of the Borrower to the amounts owed by the Borrower under this Agreement, to the Facility Agent, the Collateral Agent, the Collateral Administrator, the Collateral Custodian, the Securities Intermediary, any Affected Person, any Indemnified Party or any Lender or their respective successors and assigns. Without limiting the foregoing, each Lender is hereby authorized by the Servicer during the existence of an Event of Default, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by it to or for the credit or the account of the Servicer to the amounts owed by the Servicer under this Agreement, to the Facility Agent, the Collateral Agent, the Collateral Administrator, the Collateral Custodian, any Affected Person, any Indemnified Party, any Agent or any Lender or their respective successors and assigns.

Section 17.2           Amendments, Waivers. (a)  This Agreement may not be amended, supplemented or modified nor may any provision hereof be waived except in accordance with the provisions of this Section 17.2.

The Borrower, the Servicer, the Required Lenders and the Facility Agent may, from time to time enter into written amendments, supplements, waivers or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of any party hereto or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement; provided, that no such amendment, supplement, waiver or modification shall (i) reduce the amount of or extend the maturity of any payment with respect to an Advance or reduce the rate or extend the time of payment of Yield thereon, or reduce or alter the timing of any other amount payable to any Lender hereunder, in each case without the consent of each Lender affected thereby, (ii) amend, modify or waive any provision of this Section 17.2 or Section 17.11, or reduce the percentage specified in the definition of Required Lenders, in each case without the written consent of all Lenders, (iii) amend, modify or waive any provision adversely affecting the obligations or duties of the Collateral Agent, in each case without the prior written consent of the Collateral Agent, (iv) amend, modify or waive any provision adversely affecting the obligations or duties of the Collateral Custodian, in each case without the prior written consent of the Collateral Custodian, (v) amend, modify or waive any provision adversely affecting the obligations or duties of the Collateral Administrator, in each case without the prior written consent of the Collateral Administrator, (vi) include a Fundamental Amendment without the prior written consent of each Lender that is affected by such Fundamental Amendment, and (vii) waive any Event of Default without the prior written consent of the Majority Lenders. Upon execution of any amendments by the Borrower, the Servicer and the Facility Agent as provided herein, the Servicer shall deliver a copy of such amendment to the Collateral Agent and the Collateral Administrator. Upon execution of any amendments by the Borrower, the Servicer and the Facility Agent as provided herein, the Servicer shall deliver a copy of such amendment to the Collateral Agent and the Collateral Administrator. Any waiver of any provision of this Agreement shall be limited to the provisions specifically set forth therein for the period of time set forth therein and shall not be construed to be a waiver of any other provision of this Agreement.

Notwithstanding the foregoing, upon the determination by any Lender that its ownership of any of its rights or obligations hereunder is prohibited by Applicable Law (including, without limitation, the Volcker Rule), the Borrower, the Servicer, each Lender, each Agent, the Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Facility Agent hereby agree to work in good faith to amend or amend and restate the commercial terms of this Agreement (including, if necessary, to re-document under a note purchase agreement or indenture) to ensure future compliance with such Applicable Law; provided, that in lieu of any such amendment or amendment and restatement or in the event an agreement on such amended or amended and restated commercial terms is not or cannot be reached as determined by such Lender, such Lender may assign its rights and obligations hereunder to any Person without any further consent being required; provided further that, upon any such assignment, notwithstanding anything to the contrary contained herein or in any Transaction Document, the Borrower shall be permitted to prepay and permanently reduce the Facility Amount in accordance with Section 2.4 and 2.5 without the prepayment of the Prepayment Fee set forth in Section 2.5(c).

The Borrower and the Servicer each acknowledge that the Facility Agent may be communicating with other Lenders, Agents or potential lenders in connection with an amendment or syndication of this Agreement.

(b)            Notwithstanding the foregoing, if the Facility Agent determines in its sole discretion that it can no longer support Term SOFR, or if Term SOFR ceases to exist or is reasonably expected to cease to exist within the succeeding three (3) months, the Borrower, the Servicer, the Required Lenders and the Facility Agent may (and such parties will reasonably cooperate with each other in good faith in order to) amend this Agreement to replace references herein to Term SOFR (and any associated terms and provisions) with any alternative floating reference rate (and any associated terms and provisions) that is then being generally used in U.S. credit markets for similar types of facilities.

(c)            The Facility Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance related to Alternate Base Rate, Term SOFR or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Facility Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Facility Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service so long as the rate (or component thereof) used by the Facility Agent in connection therewith is consistent with the such rate (or component thereof) provided by any such information source or service.

Section 17.3           Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, electronic mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on Annex A or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, one Business Day after having been given to such courier, and (d) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means, except that notices and communications pursuant to Section 2.2, shall not be effective until received. The Collateral Agent, Collateral Custodian, the Collateral Administrator and Securities Intermediary shall be entitled to request a list of authorized signers and any evidence of such related signatures as it deems necessary pursuant to the Transaction Documents.

Section 17.4           Costs and Expenses. In addition to the rights of indemnification granted under Section 16.1, the Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Facility Agent, the Collateral Agent, the Collateral Administrator, the Collateral Custodian, the Securities Intermediary, the Agents and the Lenders (other than Taxes) in connection with the preparation, execution, delivery, syndication and administration of this Agreement, any liquidity support facility and the other documents and agreements to be delivered hereunder or with respect hereto, and, subject to any cap on such costs and expenses agreed upon in a separate letter agreement among the Borrower, the Servicer and the Facility Agent or the Collateral Agent, Collateral Custodian and Collateral Administrator Fee Letter, as applicable, and the Borrower further agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Facility Agent and the Lenders (other than Taxes) in connection with any amendments, waivers or consents executed in connection with this Agreement, including the reasonable fees and reasonable and documented out-of-pocket expenses of counsel to the Facility Agent, each Agent and any related Lender, the Collateral Agent, the Securities Intermediary, the Collateral Administrator and the Collateral Custodian with respect thereto and with respect to advising the Facility Agent and the Lenders as to its rights and remedies under this Agreement, and to pay all reasonable, documented and out-of-pocket costs and expenses, if any (including reasonable outside counsel fees and expenses), of the Facility Agent, the Collateral Agent, the Securities Intermediary, the Collateral Administrator, the Collateral Custodian, the Agents and the Lenders (other than Taxes), in connection with the enforcement against the Servicer or the Borrower of this Agreement or any of the other Transaction Documents and the other documents and agreements to be delivered hereunder or with respect hereto; provided that in the case of reimbursement of counsel for the Lenders other than the Facility Agent, such reimbursement shall be limited to one outside counsel to the Facility Agent, each Agent and any related Lender.

Section 17.5           Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Facility Agent, the Servicer, the Collateral Agent, the Collateral Administrator, the Collateral Custodian and their respective successors and assigns, and the provisions of Section 4.3, Article V, and Article XVI shall inure to the benefit of the Affected Persons and the Indemnified Parties, respectively, and their respective successors and assigns; provided, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Article XV. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until (subject to the immediately following sentence) such time when all Obligations have been finally and fully paid in cash and performed. The rights and remedies with respect to any breach of any representation and warranty made by the Borrower pursuant to Article IX and the indemnification and payment provisions of Article V. Article XVI and the provisions of Section 17.10, Section 17.11 and Section 17.12 shall be continuing and shall survive any termination of this Agreement and any termination of any Person’s rights to act as Servicer hereunder or under any other Transaction Document.

Section 17.6           Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section of or Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

Section 17.7           Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 17.8           GOVERNING LAW. THIS AGREEMENT, THE NOTES AND ANY DISPUTE, SUIT, ACTION OR PROCEEDING, WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY, RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 17.9           Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same agreement. Delivery of this Agreement by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement.

Section 17.10         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING, LITIGATION, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE EQUITYHOLDER, THE BORROWER, THE SERVICER, THE FACILITY AGENT, THE AGENTS OR ANY OTHER AFFECTED PERSON. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER TRANSACTION DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ITS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER TRANSACTION DOCUMENT.

Section 17.11         No Proceedings.

(a)            Notwithstanding any other provision of this Agreement, each of the Servicer, the Collateral Agent, the Collateral Custodian, the Collateral Administrator, each Agent, each Lender and the Facility Agent hereby agrees that it will not institute against the Borrower, or join any other Person in instituting against the Borrower, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as any Advances or other amounts due from the Borrower hereunder shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Advances or other amounts shall be outstanding. The foregoing shall not limit such Person’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such Person.

(b)            Each of the parties hereto hereby agrees that it will not institute against, or join any other Person in instituting against any Conduit Lender, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as any commercial paper note issued by such applicable Conduit Lender shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper notes shall be outstanding.

(c)            The provisions of this Section 17.11 are a material inducement for the Secured Parties to enter into this Agreement and the transactions contemplated hereby and are an essential term hereof. The parties hereby agree that monetary damages are not adequate for a breach of the provisions of this Section 17.11 and the Facility Agent may seek and obtain specific performance of such provisions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding up, insolvency, moratorium, winding up or liquidation proceedings, or other proceedings under United States federal or state bankruptcy laws, or any similar laws. The provisions of this paragraph shall survive the termination of this Agreement.

Section 17.12         Limited Recourse. No recourse under any obligation, covenant or agreement of a Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of any Lender or any of their respective Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of each Lender, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Lender or any of their respective Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of a Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by a Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

Notwithstanding any other provision of this Agreement (but in no way limiting the obligations of the Equityholder, the Servicer or any other Person hereunder or under any Transaction Document), no recourse under any obligation, covenant or agreement of the Borrower or the Servicer contained in this Agreement shall be had against any incorporator, stockholder, partner, officer, director, member, manager, employee or agent of the Borrower, the Servicer or any of their respective Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Borrower and the Servicer, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of the Borrower, the Servicer or any of their respective Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of the Borrower or the Servicer contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Borrower or the Servicer of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

Notwithstanding anything to the contrary in this Agreement or in any of the Transaction Documents, the parties hereto acknowledge that the obligations of any Conduit Lender arising hereunder are limited recourse obligations payable solely from the unsecured assets of such Conduit Lender (the “Available Funds”) and, following the application of such Available Funds or the proceeds thereof, any claims of the parties hereto (and the obligations of such Conduit Lender) shall be extinguished. No recourse shall be had for the payment of any amount owing under this Agreement against any officer, member, director, employee, security holder or incorporator of any Conduit Lender or its successors or assigns, and no action may be brought against any officer, member, director, employee, security holder or incorporator of any Conduit Lender personally. The parties hereto agree that they will not petition a court, or take any action or commence any proceedings, for the liquidation or the winding-up of, or the appointment of an examiner to, any Conduit Lender or any other bankruptcy or insolvency proceedings with respect to such Conduit Lender; provided that nothing in this sentence shall limit the right of any party hereto to file any claim or otherwise take any action with respect to any proceeding of the type described in this sentence that was instituted against any Conduit Lender by any Person other than such party. The provisions of this paragraph shall survive the termination of this Agreement.

Each Conduit Lender shall only be required to pay (a) any fees or liabilities that it may incur under this Agreement only to the extent such Conduit Lender has Excess Funds on the date of such determination and (b) any expenses, indemnities or other liabilities that it may incur under this Agreement or any fees, expenses, indemnities or other liabilities under any other Transaction Document only to the extent such Conduit Lender receives funds designated for such purposes or to the extent it has Excess Funds not required, after giving effect to all amounts on deposit in its commercial paper account, to pay or provide for the payment of all of its outstanding commercial paper notes as of the date of such determination. In addition, no amount owing by any Conduit Lender hereunder in excess of the liabilities that such Conduit Lender is required to pay in accordance with the preceding sentence shall constitute a “claim” (as defined in Section 101(5) of the Bankruptcy Code) against such Conduit Lender.

Section 17.13         ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS EXECUTED AND DELIVERED HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 17.14         Confidentiality. (a) The Borrower, the Servicer, the Collateral Custodian, the Collateral Administrator and the Collateral Agent shall hold in confidence, and not disclose to any Person, the identity of any Lender or the terms of any fees payable in connection with this Agreement except they may disclose such information (i) to their officers, directors, employees, agents, affiliates, counsel, accountants, auditors, advisors, prospective lenders, equity investors or representatives, (ii) with the consent of such Lender, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through such Person, (iv) to the extent required by this Agreement or (v) to the extent the Borrower, the Servicer, the Collateral Custodian, the Collateral Administrator or the Collateral Agent or any Affiliate of any of them should be required by any law or regulation applicable to it (including securities laws) or requested by any Official Body to disclose such information.

(b)            The Facility Agent, the Collateral Agent, the Collateral Administrator, the Collateral Custodian, each Agent and each Lender, severally and with respect to itself only, covenants and agrees that any information about the Borrower or its Affiliates or the Obligors, the Collateral Obligations, the Related Security or otherwise obtained by the Facility Agent, the Collateral Agent or such Lender pursuant to this Agreement (“Information”) shall be held in confidence (it being understood that documents provided to the Facility Agent hereunder may in all cases be distributed by the Facility Agent to the Lenders) except that the Facility Agent, the Collateral Agent, the Collateral Custodian, the Collateral Administrator or such Lender may disclose such information (i) to its affiliates, officers, directors, employees, agents, counsel, accountants, auditors, advisors or representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Facility Agent, the Collateral Agent, the Collateral Custodian or such Lender, (iii) to the extent such information was available to the Facility Agent or such Lender on a non-confidential basis prior to its disclosure to the Facility Agent or such Lender hereunder, (iv) with the consent of the Servicer, (v) to the extent permitted by Article XV, or (vi) to the extent the Facility Agent or such Lender should be (A) required in connection with any legal or regulatory proceeding or (B) requested by any Official Body to disclose such information; provided, that in the case of clause (vi) above, the Facility Agent or such Lender, as applicable, will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by law) notify the Servicer of its intention to make any such disclosure prior to making any such disclosure.

(c)            For the avoidance of doubt, nothing in this Section 17.14 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 17.14 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 17.15          Non-Confidentiality of Tax Treatment. All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 17.15 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 17.16          Replacement of Lenders.

(a)            If any Lender requests compensation under Section 5.1, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or Official Body for the account of any Lender pursuant to Section 4.3, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking the Obligations or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.3 or Section 5.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            At any time there is more than one Lender, the Borrower shall be permitted, at its sole expense and effort, to replace any Lender, except (i) the Facility Agent or (ii) any Lender which is administered by the Facility Agent or an Affiliate of the Facility Agent, that (a) requests reimbursement, payment or compensation for any amounts owing pursuant to Section 4.3 or Section 5.1 or (b) has received a written notice from the Borrower of an impending change in law that would entitle such Lender to payment of additional amounts pursuant to Section 4.3 or Section 5.1, unless such Lender designates a different lending office before such change in law becomes effective pursuant to Section 17.16(a) and such alternate lending office obviates the need for the Borrower to make payments of additional amounts pursuant to Section 4.3 or Section 5.1 or (c) has not consented to any proposed amendment, supplement, modification, consent or waiver, each pursuant to Section 17.2 or (d) is a Defaulting Lender; provided, that (i) nothing herein shall relieve a Lender from any liability it might have to the Borrower or to the other Lenders for its failure to make any Advance, (ii) the replacement financial institution shall purchase, at par, all Advances and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) during the Revolving Period, the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Facility Agent, (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 15.4(a), (v) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) for Increased Costs or Taxes, as the case may be, (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Facility Agent or any other Lender shall have against the replaced Lender, and (vii) if such replacement is being effected as a result of a Lender requesting compensation pursuant to Section 4.3 or Section 5.1, such replacement, if effected, will result in a reduction in such compensation or payment thereafter. Notwithstanding anything contained to the contrary in this Agreement, no Lender removed or replaced under the provisions hereof shall have any right to receive any amounts set forth in Section 2.5(c) in connection with such removal or replacement. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 17.17          Consent to Jurisdiction. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding (whether in contract, tort or otherwise and whether at law or in equity) arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding (whether in contract, tort or otherwise and whether at law or in equity). The parties hereto agree that a final judgment in any such action or proceeding (whether in contract, tort or otherwise and whether at law or in equity) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 17.18         Option to Acquire Rating. Each party hereto hereby acknowledges and agrees that the Facility Agent (on behalf and at the expense of the requesting Lender) may, at any time and in its sole discretion, obtain a public rating for this loan facility. The Borrower and the Servicer hereby agree to use commercially reasonable efforts, at the request of the Facility Agent, to cooperate with the acquisition and maintenance of any such rating.

Section 17.19         Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 17.20         Acknowledgement Regarding Any Supported QFCs. To the extent that this Agreement provides support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and this Agreement were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Article XVIII

COLLATERAL CUSTODIAN

Section 18.1           Designation of Collateral Custodian.

The role of Collateral Custodian with respect to the Collateral Obligation Files shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 18.1. Citibank, N.A. is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Collateral Custodian pursuant to the terms hereof.

Section 18.2           Duties of the Collateral Custodian.

(a)            Duties. The Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations; provided, however, that any such Collateral Custodian duties with respect to Collateral to be held in an electronic form shall instead be performed by the Collateral Administrator:

(i)             The Collateral Custodian, as the duly appointed agent of the Secured Parties, shall take and retain custody of the Collateral Obligation Files delivered to it by, or on behalf of, the Borrower for each Collateral Obligation listed on the Schedule of Collateral Obligations attached to the related Asset Approval Request or the related Reinvestment Request. The Collateral Custodian acknowledges that in connection with any Asset Approval Request or Reinvestment Request, additional Collateral Obligation Files (specified on an accompanying Schedule of Collateral Obligations supplement) may be delivered to the Collateral Custodian from time to time. Promptly upon the receipt of any such delivery of Collateral Obligation Files and without any review, the Collateral Custodian shall send notice of such receipt to the Servicer, the Borrower and the Facility Agent.

(ii)            With respect to each Collateral Obligation File which has been or will be delivered to the Collateral Custodian, the Collateral Custodian shall act exclusively as the custodian of the Secured Parties, and has no instructions to hold any Collateral Obligation File for the benefit of any Person other than the Secured Parties and undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. In so taking and retaining custody of the Collateral Obligation Files, the Collateral Custodian shall be deemed to be acting for the purpose of perfecting the Collateral Agent’s security interest therein under the UCC. Except as permitted by Section 18.5, no Collateral Obligation File or other document constituting a part of a Collateral Obligation File shall be released from the possession of the Collateral Custodian.

(iii)           The Collateral Custodian shall maintain continuous custody of all Collateral Obligation Files in its possession in secure facilities in accordance with customary standards for such custody and shall reflect in its records the interest of the Secured Parties therein. Each Collateral Obligation File which comes into the possession of the Collateral Agent (other than documents delivered electronically) shall be maintained in fire-resistant vaults or cabinets at the office of the Collateral Custodian specified in Annex A or at such other offices as shall be specified to the Facility Agent and the Servicer in a written notice at least thirty (30) days prior to such change. Each Collateral Obligation File shall be marked with an appropriate identifying label and maintained in such manner so as to permit retrieval and access by the Collateral Custodian and the Facility Agent. The Collateral Custodian shall keep the Collateral Obligation Files clearly segregated from any other documents or instruments in its files.

(iv)           With respect to the documents comprising each Collateral Obligation File, the Collateral Custodian shall (i) act exclusively as Collateral Custodian for the Secured Parties, (ii) hold all documents constituting such Collateral Obligation File received by it for the exclusive use and benefit of the Secured Parties and (iii) make disposition thereof only in accordance with the terms of this Agreement or with written instructions furnished by the Facility Agent; provided, that in the event of a conflict between the terms of this Agreement and the written instructions of the Facility Agent, the Facility Agent’s written instructions shall control.

(v)           The Collateral Custodian shall accept only written instructions of an Executive Officer, in the case of the Borrower or the Servicer, or a Responsible Officer, in the case of the Facility Agent, concerning the use, handling and disposition of the Collateral Obligation Files.

(vi)           In the event that (i) the Borrower, the Facility Agent, the Servicer, the Collateral Custodian or the Collateral Agent shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Collateral Obligation File or a document included within a Collateral Obligation File or (ii) a third party shall institute any court proceeding by which any Collateral Obligation File or a document included within a Collateral Obligation File shall be required to be delivered other than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement (to the extent not prohibited by Applicable Law) copies of all court papers, orders, documents and other materials concerning such proceedings. The Collateral Custodian shall, to the extent permitted by law, continue to hold and maintain all the Collateral Obligation Files that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Collateral Custodian shall dispose of such Collateral Obligation File or a document included within such Collateral Obligation File as directed by the Facility Agent, which shall give a direction consistent with such determination. Expenses of the Collateral Custodian incurred as a result of such proceedings shall be borne by the Borrower.

(vii)          The Facility Agent may direct the Collateral Custodian to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Facility Agent; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Facility Agent, any Secured Parties or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Facility Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Facility Agent within ten (10) Business Days of its receipt of such request, then the Facility Agent shall be deemed to have declined to consent to the relevant action.

(viii)         The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Facility Agent. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Custodian has knowledge of such matter or written notice thereof is received by the Collateral Custodian.

Section 18.3           Delivery of Collateral Obligation Files. (a) The Servicer (on behalf of the Borrower) shall deliver, on or prior to the applicable Funding Date (but no more than five (5) Business Days after such Funding Date, except as set forth in Section 10.21) the Collateral Obligation Files for each Collateral Obligation listed on the Schedule of Collateral Obligations attached to the related Asset Approval Request. In connection with each delivery of a Collateral Obligation File to the Collateral Custodian, the Servicer shall represent and warrant that the Collateral Obligation Files delivered to the Collateral Custodian include all of the documents listed in the related Document Checklist and all of such documents and the information contained in the Schedule of Collateral Obligations are complete in all material respects pursuant to a certification in the form of Exhibit H executed by an Executive Officer of the Servicer.

(b)            From time to time, the Servicer, promptly following receipt, shall forward to the Collateral Custodian (as identified on an accompanying Schedule of Collateral Obligations supplement) additional documents evidencing any assumption, modification, consolidation or extension of a Collateral Obligation, and upon receipt of any such other documents, the Collateral Custodian shall hold such other documents as the Servicer shall deliver in writing from time to time in the manner described in Section 18.2(b)(iii); provided, however, that any such Collateral Custodian duties with respect to Collateral to be held in an electronic form shall instead be performed by the Collateral Administrator.

(c)            With respect to any documents comprising the Collateral Obligation File that have been delivered or are being delivered to recording offices for recording and have not been returned to the Borrower or the Servicer in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, the Borrower or the Servicer shall indicate such on a Schedule of Collateral Obligations supplement and deliver to the Collateral Custodian a true copy thereof. The Borrower or the Servicer shall deliver such original documents to the Collateral Custodian promptly when they are received.

Section 18.4           Collateral Obligation File Certification. (a) On or prior to each Funding Date, the Servicer shall provide a Schedule of Collateral Obligations and related Document Checklist dated as of such Funding Date to the Collateral Custodian, the Collateral Agent (for distribution to each Agent via the Collateral Agent’s Website), the Collateral Administrator and the Facility Agent (such information contained in the Schedule of Collateral Obligations shall also be delivered in Microsoft Excel format or another format reasonably acceptable to the Collateral Custodian) with respect to the Collateral Obligations to be delivered to the Collateral Agent on such Funding Date.

(b)            Within five (5) Business Days after receipt of any Collateral Obligation Files, the Collateral Custodian shall prepare a report (substantially in the form of Exhibit I) in respect of each of the Collateral Obligations provided to the Collateral Custodian in physical format, to the effect that, as to each Collateral Obligation listed on the Schedule of Collateral Obligations attached to the related Advance Request or Reinvestment Request to be provided to the Collateral Custodian in physical format, based on the Collateral Custodian’s examination of the Collateral Obligation File for each Collateral Obligation and the related Document Checklist, except for variances from the documents identified in the Document Checklist with respect to the related Collateral Obligation Files (“Exceptions”), (i) all documents required to be delivered in respect of such Collateral Obligations pursuant to the Document Checklist have been delivered and are in the possession of the Collateral Custodian as part of the Collateral Obligation File for such Collateral Obligation (other than those released pursuant to Section 18.5), and (ii) all such documents have been reviewed by the Collateral Custodian and appear on their face to be regular and to relate to such Collateral Obligation. The Collateral Custodian shall also maintain records of the total number of Collateral Obligation Files to be provided to the Collateral Custodian in physical format that do not have the documents provided on the Document Checklist and will forward such total to the Collateral Administrator for inclusion in each Monthly Report.

(c)            Notwithstanding any language to the contrary herein, the Collateral Custodian shall make no representations as to, and shall not be responsible to verify, (i) the validity, legality, ownership, title, perfection, priority, enforceability, due authorization, recordability, sufficiency for any purpose, or genuineness of any of the documents contained in each Collateral Obligation File or (ii) the collectibility, insurability, effectiveness or suitability of any such Collateral Obligation.

Section 18.5           Release of Collateral Obligation Files. (a) Upon satisfaction of any of the conditions set forth in Section 12.3, the Servicer will provide an Officer’s Certificate to such effect to the Facility Agent, the Collateral Custodian, the Collateral Administrator and the Collateral Agent and shall request in writing delivery to it from the Collateral Custodian (with a copy to the Collateral Agent) and shall deliver to the Collateral Custodian and the Collateral Administrator a Request for Release and Receipt (substantially in the form of Exhibit F-2) of the Collateral Obligation File and a copy thereof shall be sent concurrently by the Servicer to the Facility Agent. Upon receipt of such certification and request, unless it receives notice to the contrary from the Facility Agent, the Collateral Custodian (or the Collateral Administrator with respect to any such Collateral provided in electronic form) shall within three days release the related Collateral Obligation File to the Servicer and the Servicer will not be required to return the related Collateral Obligation File to the Collateral Custodian (or the Collateral Administrator, as applicable).

(b)           From time to time and as appropriate for the servicing or foreclosure of any of the Collateral Obligations, including, for this purpose, collection under any insurance policy relating to the Collateral Obligations, the Collateral Custodian (or the Collateral Administrator with respect to any such Collateral provided in electronic form) shall, upon receipt of a Request for Release and Receipt substantially in the form of Exhibit F-2 from an authorized representative of the Servicer (as listed on Exhibit F-1, as such exhibit may be amended from time to time by the Servicer with notice to the Collateral Custodian, the Collateral Administrator and the Facility Agent), release the related Collateral Obligation File or the documents set forth in such Request for Release and Receipt to the Servicer. In the event an Unmatured Event of Default, an Event of Default, an Unmatured Servicer Default or a Servicer Default has occurred and is continuing, the Servicer shall not make any such request with respect to any original documents unless the Facility Agent shall have consented in writing thereto (which consent may be evidenced by an executed counterpart to such request). The Servicer shall return each and every original document previously requested from the Collateral Obligation File to the Collateral Custodian (or the Collateral Administrator with respect to any such Collateral provided in electronic form) when (x) the need therefor by the Servicer no longer exists or (y) the Collateral Obligation File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Related Security either judicially or non-judicially, the Servicer shall deliver to the Collateral Custodian and the Collateral Administrator a certificate executed by an Executive Officer certifying as to the name and address of the Person to which such Collateral Obligation File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of the Servicer substantially in the form of Exhibit F-3, with a copy to the Facility Agent, stating that such Collateral Obligation was either (x) liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited have been so deposited, or (y) sold pursuant to an Optional Sale in accordance with Section 7.10, the Collateral Custodian (or the Collateral Administrator with respect to any such Collateral provided in electronic form) shall within three (3) Business Days (provided that the Collateral Custodian or the Collateral Administrator, as applicable, has received such request by 12:00 p.m., New York City time, and if received after 12:00 p.m., New York City time, four (4) Business Days) of receipt of the Request for Release and Receipt, release the requested Collateral Obligation File, and the Servicer will not be required to return the related Collateral Obligation File to the Collateral Custodian (or the Collateral Administrator with respect to any such Collateral provided in electronic form).

(c)            Notwithstanding anything to the contrary set forth herein, the Servicer shall not, without the prior written consent of the Facility Agent, request any documents (other than copies thereof) held by the Collateral Custodian (or the Collateral Administrator with respect to any such Collateral provided in electronic form) if the sum of the unpaid Principal Balances of all Collateral Obligations for which the Servicer is then in possession of the related Collateral Obligation File or any document comprising such Collateral Obligation File (other than for Collateral Obligations then held by the Servicer which have been sold, repurchased, paid off or liquidated in accordance with this Agreement) (including the documents to be requested) exceeds 5% of the Adjusted Aggregate Eligible Collateral Obligation Balance. The Servicer may hold, and hereby acknowledges that it shall hold, any documents and all other property included in the Collateral that it may from time to time receive hereunder as custodian for the Secured Parties solely at the will of the Collateral Custodian and the Secured Parties for the sole purpose of facilitating the servicing of the Collateral Obligations and such retention and possession shall be in a custodial capacity only. To the extent the Servicer, as agent of the Collateral Custodian and the Borrower, holds any Collateral, the Servicer shall do so in accordance with the Credit and Collection Policy and the Servicing Standard as such standard applies to servicers acting as custodial agent. The Servicer shall promptly report to the Collateral Custodian and the Facility Agent the loss by it of all or part of any Collateral Obligation File previously provided to it by the Collateral Custodian and shall promptly take appropriate action to remedy any such loss. The Servicer shall hold (in accordance with Section 9-313(C) of the UCC) all documents comprising the Collateral Obligation Files in its possession as agent of the Collateral Agent. In such custodial capacity, the Servicer shall have and perform the following powers and duties:

(i)             hold the Collateral Obligation Files and any document comprising a Collateral Obligation File that it may from time to time have in its possession for the benefit of the Collateral Custodian, on behalf of the Secured Parties, maintain accurate records pertaining to each Collateral Obligation to enable it to comply with the terms and conditions of this Agreement, and maintain a current inventory thereof;

(ii)            implement policies and procedures consistent with the Credit and Collection Policy, the Servicing Standard and requirements of this Agreement so that the integrity and physical possession of such Collateral Obligation Files will be maintained; and

(iii)           take all other actions, in accordance with the Credit and Collection Policy and the Servicing Standard, in connection with maintaining custody of such Collateral Obligation Files on behalf of the Collateral Agent.

Acting as custodian of the Collateral Obligation Files pursuant to this Section 18.5, the Servicer agrees that it does not and will not have or assert any beneficial ownership interest in the Collateral Obligations or the Collateral Obligation Files.

Section 18.6           Examination of Collateral Obligation Files. Upon reasonable prior notice to the Collateral Custodian or the Collateral Administrator, as applicable, and at the expense of the Servicer, the Borrower, the Servicer and their agents, accountants, attorneys and auditors will be permitted during normal business hours to examine and make copies of the Collateral Obligation Files, documents, records and other papers in the possession of or under the control of the Collateral Custodian or the Collateral Administrator, as applicable, relating to any or all of the Collateral Obligations. Prior to the occurrence of an Unmatured Event of Default, an Event of Default, an Unmatured Servicer Default or a Servicer Default, upon the request of the Facility Agent and at the cost and expense of the Servicer, the Collateral Custodian (or the Collateral Administrator with respect to any such Collateral provided in electronic form) shall promptly provide the Facility Agent with the Collateral Obligation Files or copies, as designated by the Facility Agent, subject to the cap on costs and expenses and other terms and conditions set forth in Section 7.9(d).

Section 18.7           Lost Note Affidavit. In the event that the Collateral Custodian fails to produce any original promissory note delivered to it related to a Collateral Obligation that was in its possession pursuant to Section 10.20 within five (5) Business Days after required or requested by the Facility Agent and provided that (a) the Collateral Custodian previously certified in writing to the Facility Agent that it had received such original promissory note and (b) such original promissory note is not outstanding pursuant to a Request for Release and Receipt, then the Collateral Custodian shall with respect to any missing original promissory note, promptly deliver to the Facility Agent upon request a lost note affidavit.

Section 18.8           Transmission of Collateral Obligation Files. Written instructions as to the method of shipment and shipper(s) the Collateral Custodian is directed to utilize in connection with the transmission of Collateral Obligation Files in the performance of the Collateral Custodian’s duties hereunder shall be delivered by the Facility Agent or the Servicer to the Collateral Custodian prior to any shipment of any Collateral Obligation Files hereunder. In the event the Collateral Custodian does not receive such written instruction from the Facility Agent or the Servicer (as applicable), the Collateral Custodian shall be authorized and indemnified as provided herein to utilize a nationally recognized courier service. The Servicer shall arrange for the provision of such services at its sole cost and expense (or, at the Collateral Custodian’s option, reimburse the Collateral Custodian for all costs and expenses incurred by the Collateral Custodian consistent with such instructions) and shall maintain such insurance against loss or damage to the Collateral Obligation Files as the Servicer deems appropriate.

Section 18.9           Merger or Consolidation. Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 18.10         Collateral Custodian Compensation. As compensation for its Collateral Custodian activities hereunder, the Collateral Custodian shall be entitled to its fees and expenses from the Borrower as set forth in the Collateral Agent, Collateral Custodian and Collateral Administrator Fee Letter and any other accrued and unpaid fees, expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Servicer, or both but without duplication, to the Collateral Custodian (including Indemnified Amounts under Article XVI) under the Transaction Documents (collectively, the “Collateral Custodian Fees and Expenses”). The Borrower (i) agrees in accordance with the provisions of Section 8.3(a) and (ii) agrees in accordance with Section 17.4, in each case to reimburse the Collateral Custodian for all reasonable expenses, disbursements and advances incurred or made by the Collateral Custodian in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents. The Collateral Custodian’s entitlement to receive fees (other than any previously accrued and unpaid fees) shall cease on the earlier to occur of: (i) its removal as Collateral Custodian and appointment and acceptance by the successor Collateral Custodian pursuant to Section 18.11 and the Collateral Custodian has ceased to hold any Collateral Obligation Files or (ii) the termination of this Agreement.

Section 18.11         Removal or Resignation of Collateral Custodian. (a) After the expiration of the 180-day period commencing on the date hereof, the Collateral Custodian may at any time resign and terminate its obligations under this Agreement upon at least 60 days’ prior written notice to the Servicer, the Borrower and the Facility Agent; provided, that no resignation or removal of the Collateral Custodian will be permitted unless a successor Collateral Custodian has been appointed which successor Collateral Custodian, so long as no Unmatured Servicer Default, Servicer Default, Unmatured Event of Default or Event of Default has occurred and is continuing, is reasonably acceptable to the Servicer. Promptly after receipt of notice of the Collateral Custodian’s resignation, the Facility Agent shall promptly appoint a successor Collateral Custodian by written instrument, in duplicate, copies of which instrument shall be delivered to the Borrower, the Servicer, the resigning Collateral Custodian and to the successor Collateral Custodian.

(b)           The Facility Agent, upon at least 60 days’ prior written notice to the Collateral Custodian, may remove and discharge the Collateral Custodian or any successor Collateral Custodian thereafter appointed from the performance of its duties under this Agreement for cause. Promptly after giving notice of removal of the Collateral Custodian, the Facility Agent shall appoint, or petition a court of competent jurisdiction to appoint, a successor Collateral Custodian. Any such appointment shall be accomplished by written instrument and one original counterpart of such instrument of appointment shall be delivered to the Collateral Custodian and the successor Collateral Custodian, with a copy delivered to the Borrower and the Servicer.

(c)            In the event of any such resignation or removal, the Collateral Custodian shall, no later than five (5) Business Days after receipt of notice of the successor Collateral Custodian, transfer to the successor Collateral Custodian and payment of its fees and expenses, as directed in writing by the Facility Agent, all the Collateral Obligation Files being administered under this Agreement. The cost of the shipment of Collateral Obligation Files arising out of the resignation of the Collateral Custodian pursuant to Section 18.11(a), or the termination for cause of the Collateral Custodian pursuant to Section 18.11(b), shall be at the expense of the Collateral Custodian. Any cost of shipment arising out of the removal or discharge of the Collateral Custodian without cause pursuant to Section 18.11(b) shall be at the expense of the Borrower or Servicer.

Section 18.12         Limitations on Liability. (a) Each of the Collateral Custodian and the Collateral Administrator, as applicable, may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian and the Collateral Administrator, as applicable, may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Facility Agent or (b) the verbal instructions of the Facility Agent.

(b)            Each of the Collateral Custodian and the Collateral Administrator, as applicable, may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)            Neither the Collateral Custodian nor the Collateral Administrator shall be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties and in the case of the negligent performance of its duties in taking and retaining custody of the Collateral Obligation Files; provided that, the Collateral Custodian hereby agrees that any failure of the Collateral Custodian to produce an original promissory note satisfying the conditions described in clauses (a) and (b) of Section 18.7 shall constitute gross negligence.

(d)            Neither the Collateral Custodian nor the Collateral Administrator makes any warranty or representation and neither shall have any responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. Neither the Collateral Custodian nor the Collateral Administrator shall be obligated to take any action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e)            Neither the Collateral Custodian nor the Collateral Administrator shall have any duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian or the Collateral Administrator.

(f)             Neither the Collateral Custodian nor the Collateral Administrator shall be required to expend or risk its own funds in the performance of its duties hereunder. In no event shall either the Collateral Custodian or the Collateral Administrator be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances, regulations) or the like that delay, restrict or prohibit the providing of services by the Collateral Custodian or the Collateral Administrator as contemplated by this Agreement.

(g)            It is expressly agreed and acknowledged that neither the Collateral Custodian nor the Collateral Administrator is guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h)            In case any reasonable question arises as to its duties hereunder, the each of Collateral Custodian and the Collateral Administrator may, prior to the occurrence of an Event of Default or the Facility Termination Date, request instructions from the Servicer and may, after the occurrence of an Event of Default or the Facility Termination Date, request instructions from the Facility Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Facility Agent, as applicable. Neither the Collateral Custodian nor the Collateral Administrator shall in all events have any liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Facility Agent. In no event shall either of the Collateral Custodian or the Collateral Administrator be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian or the Collateral Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)             Each of the protections, reliances, indemnities and immunities offered to the Collateral Agent in Section 11.7 and Section 11.8 shall be afforded to the Collateral Custodian and the Collateral Administrator.

Section 18.13         Collateral Custodian as Agent of Collateral Agent. The Collateral Custodian agrees that, with respect to any Collateral Obligation File at any time or times in its possession or held in its name, the Collateral Custodian shall be the agent and custodian of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC. For so long as the Collateral Custodian is the same entity as the Collateral Agent, the Collateral Custodian shall be entitled to the same rights and protections afforded to the Collateral Agent hereunder.

Section 18.14              Collateral Administrator Direction of Collateral Agent and Collateral Custodian. Anything in this Agreement to the contrary notwithstanding, any language of this Agreement providing for the Lenders, Borrower or Servicer to direct, instruct or otherwise advise the Collateral Agent or Collateral Custodian to deposit, transfer, withdraw, invest or otherwise deal with funds regarding any Account and/or to settle securities or trades shall be deemed to mean that such direction, instruction or advice shall be provided by such Lenders, Borrower or Servicer to the Collateral Administrator who will thereafter provide related direction, instruction or advice to the Collateral Agent or Collateral Custodian, as applicable.

[Signature pages begin on next page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

STELLUS PRIVATE CREDIT BDC SPV LLC, as the Borrower

By:	/s/ W. Todd Huskinson
Name: W. Todd Huskinson
Title: Chief Financial Officer

[Signature Page to Loan Financing and Servicing Agreement]

STELLUS PRIVATE CREDIT BDC, as Servicer

By:	/s/ W. Todd Huskinson
Name: W. Todd Huskinson
Title: Chief Financial Officer

[Signature Page to Loan Financing and Servicing Agreement]

STELLUS PRIVATE CREDIT BDC, as the Equityholder

By:	/s/ W. Todd Huskinson
Name: W. Todd Huskinson
Title: Chief Financial Officer

[Signature Page to Loan Financing and Servicing Agreement]

CITIBANK, N.A., as Collateral Agent and as Collateral Custodian

By:	/s/ Azeneth Olvera-Bravo
Name: Azeneth Olvera-Bravo
Title: Senior Trust Officer

[Signature Page to Loan Financing and Servicing Agreement]

ALTER DOMUS (US) LLC, as Collateral Administrator

By:	/s/ Winnalynn N. Kantaris
Name: Winnalynn N. Kantaris
Title: Associate General Counsel

[Signature Page to Loan Financing and Servicing Agreement]

DEUTSCHE BANK AG, NEW YORK BRANCH, as Facility Agent

By:	/s/ Amit Patel
Name: Amit Patel
Title: Managing Director

By:	/s/ Peter Sabino
Name: Peter Sabino
Title: Director

[Signature Page to Loan Financing and Servicing Agreement]

DEUTSCHE BANK AG, NEW YORK BRANCH, as an Agent and as a Committed Lender

By:	/s/ Amit Patel
Name: Amit Patel
Title: Managing Director

By:	/s/ Peter Sabino
Name: Peter Sabino
Title: Director

[Signature Page to Loan Financing and Servicing Agreement]